UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant           ☑
Filed by a Party other than the Registrant           ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Juno Lighting, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

common stock of Juno Lighting, Inc., par value $0.001 per share (“Common Stock”)
series A convertible preferred stock of Juno Lighting, Inc., par value $0.001 per share (“Series A Preferred Stock”)
series B convertible preferred stock of Juno Lighting, Inc., par value $0.001 per share (“Series B Preferred Stock,” and together with the Series A Preferred Stock, “Preferred Stock”)

(2) Aggregate number of securities to which transaction applies:

2,878,080 shares of Common Stock
849,938 options to acquire shares of Common Stock
1,060,000 shares of Series A Preferred Stock
3,500 shares of Series B Preferred Stock

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $48,406.64 was calculated pursuant to Exchange Act Rule 0-11(c) and was determined by multiplying .0001177 by the sum of (A) 2,878,080 shares of common stock multiplied by $44.00 per share plus (B) options to purchase 849,938 shares of common stock outstanding on July 29, 2005 with exercise prices at or below $44.00 multiplied by approximately $23.33 (which is the difference between $44.00 and the weighted average exercise price per share) plus (C) 6,000,396 shares of common stock into which the outstanding shares of Series A Preferred Stock are eligible to convert multiplied by $44.00 plus (D) 17,945 shares of common stock into which the outstanding shares of Series B Preferred Stock are eligible to convert multiplied by $44.00.

(4) Proposed maximum aggregate value of transaction:

$411,271,334.40

(5) Total fee paid:

$48,406.64

☑ Fee paid previously with preliminary materials:

        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Definitive Proxy Statement
Dated July 29, 2005
1300 South Wolf Road
Des Plaines, Illinois 60018
Dear Juno Lighting, Inc. Stockholder:
      I am writing to you regarding the proposed sale of our company to Square D Company, a subsidiary of Schneider Electric SA, pursuant to an agreement and plan of merger, dated as of June 29, 2005, by and among Juno, Square D, Hera Acquisition Corp., a wholly owned subsidiary of Square D, and Schneider Electric. Pursuant to the merger agreement, Hera Acquisition Corp. will merge with and into Juno and Juno will become a wholly owned subsidiary of Square D. If the merger is completed, Juno common stockholders will be entitled to receive $44.00 in cash, holders of Juno Series A convertible preferred stock will be entitled to receive approximately $249.07 in cash (equal to $44.00 multiplied by the number of shares of common stock into which each such share of preferred stock is convertible), and holders of Juno Series B convertible preferred stock will be entitled to receive approximately $225.60 in cash (equal to $44.00 multiplied by the number of shares of common stock into which each such share of preferred stock is convertible), in each case without interest and less any applicable withholding tax, for each share of Juno common stock, Series A convertible preferred stock or Series B convertible preferred stock, respectively, owned by them as of the date of the merger.
      In the enclosed proxy statement, you are being asked to consider and vote for the adoption of the merger agreement at a special meeting of our stockholders which will be held at our offices located at 1300 South Wolf Road, Des Plaines, Illinois 60018, on Tuesday, August 23, 2005, at 9:00 a.m., local time.
      After careful consideration, our board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of Juno stockholders. Our board of directors has unanimously approved the merger agreement. Therefore, our board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement at the special meeting.
      Our board of directors considered a number of factors in evaluating the transaction and consulted with its professional advisors, including legal and financial advisors. Included in the attached proxy statement is the opinion of our financial advisor, Wachovia Capital Markets, LLC, relating to the fairness, from a financial point of view, to the holders of our common stock of the consideration provided for in the merger. The enclosed proxy statement also provides detailed information about the merger agreement and the merger. We encourage you to read this information carefully.
      To vote your shares, you may use the enclosed proxy card or attend the special meeting in person. On behalf of the board of directors, I urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the special meeting.
      Thank you for your support of our company. I look forward to seeing you at the special meeting.

Sincerely,

T. Tracy Bilbrough
President and Chief Executive Officer
This proxy statement is dated July 29, 2005, and is first being mailed to stockholders of Juno on or about August 1, 2005.

JUNO LIGHTING, INC.
1300 South Wolf Road
Des Plaines, Illinois 60018

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On August 23, 2005
To the stockholders of Juno Lighting, Inc.:
      NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Juno Lighting, Inc., a Delaware corporation, will be held on August 23, 2005, at 9:00 a.m., local time, at our offices located at 1300 South Wolf Road, Des Plaines, Illinois 60018, for the following purposes:

1. To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of June 29, 2005, among Square D Company, a Delaware corporation, Hera Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Square D, Schneider Electric SA, a French company, and Juno Lighting, Inc. as more fully described in the enclosed proxy statement; and

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The board of directors of Juno has fixed the close of business on July 29, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. Only holders of record of common stock and preferred stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. At the close of business on the record date, Juno had outstanding 2,878,080 shares of common stock which are entitled to an aggregate of 2,878,080 votes, 1,060,000 shares of Series A convertible preferred stock which are entitled to an aggregate of 6,000,396 votes and 3,500 shares of Series B convertible preferred stock which are entitled to an aggregate of 17,945 votes. The affirmative vote of the holders of a majority of the outstanding shares of Juno’s common stock and preferred stock entitled to vote at the special meeting, voting together as a single class, is required to adopt the merger agreement.
      Holders of Juno common stock and preferred stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “THE MERGER AGREEMENT — Appraisal Rights” on page 45.
      All stockholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted for adoption of the merger agreement.
      If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted as a vote against adoption of the merger agreement. If you do attend the special meeting and wish to vote in person, you may do so. Holders of common and preferred stock may revoke their proxies in the manner described in the accompanying proxy statement at any time before they have been voted at the special meeting.

By Order of the Board of Directors

George J. Bilek
Secretary
Des Plaines, Illinois
July 29, 2005

Page

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	1
SUMMARY	5
THE COMPANIES	11
THE SPECIAL MEETING	12
The Proposal	12
Record Date and Voting	12
Required Vote	12
Proxies; Revocation	13
THE MERGER	14
Background of the Merger	14
Reasons for the Merger; Recommendation of Our Board of Directors	20
Opinion of Our Financial Advisor	23
Delisting and Deregistration of Juno’s Common Stock	30
Certain U.S. Federal Income Tax Consequences of the Merger	30
Governmental and Regulatory Approvals	31
Financial Interests of Executive Officers and Directors in the Merger	31
Fremont Stockholders Voting Agreement; Termination Agreement Relating to Fremont Management Services Agreement; Financial Interest of Fremont in the Merger	33
THE MERGER AGREEMENT	34
Structure and Effective Time	34
Merger Consideration	35
Treatment of Stock Options and Stock-Based Awards	35
Directors and Officers	36
Representations and Warranties	36
Covenants	37
Conditions to the Merger	42
Termination	43
Termination Fees	44
Confidentiality Agreement	44
Surrender of Stock Certificates; Payment for Shares	45
Appraisal Rights	45
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS	48
Principal Stockholders	48
Directors’ and Executive Officers’ Stock Ownership	49
MARKET PRICE OF JUNO COMMON STOCK AND DIVIDEND INFORMATION	51
FORWARD-LOOKING STATEMENTS	51
FUTURE STOCKHOLDER PROPOSALS	52
OTHER MATTERS	53
WHERE YOU CAN FIND MORE INFORMATION	53
Appendix A Agreement and Plan of Merger
Appendix B Fairness Opinion of Wachovia Capital Markets, LLC
Appendix C Delaware General Corporation Law Section 262 — Appraisal Rights
Appendix D Stockholders Voting Agreement

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
      The following questions and answers are intended to address some questions you may have regarding the special meeting. These questions and answers might not address all questions that may be important to you as a Juno stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.
      Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Juno Lighting, Inc, and references to the “board” mean the board of directors of Juno Lighting, Inc. In addition, we refer to Juno Lighting, Inc. as “Juno” or the “Company,” Square D Company as “Square D,” Schneider Electric SA as “Schneider Electric,” Hera Acquisition Corp. as “Hera,” Wachovia Capital Markets, LLC as “Wachovia Securities,” and to Fremont Investors I, LLC, Fremont Partners I CS, LLC and Fremont Partners, LLC collectively as “Fremont.” Also, references to the “Series A preferred stock” mean Juno’s Series A Convertible Preferred Stock, and to “Series B preferred stock” mean Juno’s Series B Convertible Preferred Stock, and collectively with the Series A preferred stock, the “preferred stock.”

Q.	When and where is the special meeting of our stockholders?

A.	The special meeting of stockholders will take place at 1300 South Wolf Road, Des Plaines, Illinois on Tuesday, August 23, 2005, at 9:00 a.m., local time.

Q.	What will we be asked to vote on at the special meeting?

A.	At the special meeting, you will be asked to adopt the merger agreement.

Q.	What do I need to do now?

A.	We urge you to read this proxy statement carefully and to consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders. Please do not send in your stock certificates with your proxy.

Q.	How does Juno’s board of directors recommend I vote?

A.	At a meeting held on June 29, 2005, Juno’s board of directors unanimously approved the merger agreement and declared the merger agreement and the merger advisable and in the best interests of Juno stockholders. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement.

Q.	Who may vote at the special meeting?

A.	Owners of our common stock and owners of our preferred stock at the close of business on July 29, 2005, the record date for the special meeting, are entitled to vote. A list of stockholders of record entitled to vote will be available at our offices located at 1300 South Wolf Road, Des Plaines, Illinois for 10 days prior to the special meeting and at the special meeting location during the special meeting.

Q.	How do I vote?

A.	Because many stockholders are unable to attend the special meeting in person, we send proxy cards to all stockholders of record to enable them to direct the voting of their shares. Brokers, banks and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which these instructions can be given, in addition to the traditional mailed voting instructions. If you beneficially own shares held through a broker, bank or other nominee, you may submit voting instructions by telephone or on the Internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.

Q.	If I return my proxy card, how will my shares be voted?

A.	The proxy holders designated in the proxy card will vote according to the instructions you submit on your proxy card. If you sign and return your card but do not indicate your voting instructions with respect to the proposal to adopt the merger agreement, the proxy holders will vote your shares “FOR” adoption of the merger agreement. We are not aware of any other proposals to be brought before the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the proxy holders intend to vote the shares they represent in accordance with their best judgment.

Q.	How many shares can vote?

A.	On the record date of the special meeting, there were:

• 449 stockholders of record, holding an aggregate of 2,878,080 shares of our common stock outstanding, with each share entitled to one vote for each matter to be voted on at the special meeting,

• 39 stockholders of record, holding an aggregate of 1,060,000 shares of our Series A preferred stock outstanding, with each share entitled to approximately 5.66 votes for each matter to be voted on at the special meeting, and

• 1 stockholder of record, holding an aggregate of 3,500 shares of our Series B preferred stock outstanding, with each share entitled to approximately 5.13 votes for each matter to be voted on at the special meeting.

There were, therefore, a total of 8,896,421 eligible votes as of the record date. A quorum requires the presence at the special meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the special meeting.

Q.	What is the required vote to adopt the merger agreement?

A.	In order to adopt the merger agreement, holders of a majority of the issued and outstanding shares of our common and preferred stock entitled to vote, voting as a single class, at the special meeting must approve the related proposal being submitted to stockholders. Each share of our common stock is entitled to one vote, and each share of our preferred stock is entitled to one vote for each share of common stock into which such preferred stock is convertible.

As of the record date, Fremont owned an aggregate of 597,866 shares of our common stock and 1,051,970 shares of our preferred stock, entitling them to exercise approximately 73.7% of the voting power of our common stock and preferred stock entitled to vote, voting as a single class, at the special meeting. In connection with the execution of the merger agreement, Fremont entered into a stockholders voting agreement with Square D, pursuant to which, among other things, Fremont agreed to vote in favor of adoption of the merger agreement. The effect of the stockholders voting agreement is that approval at the special meeting of the proposal to adopt the merger agreement is assured unless our board of directors exercises certain termination rights relating to an alternative acquisition proposal or the merger agreement or stockholders voting agreement is terminated prior to the special meeting.

Q.	If my shares are held in “street name” by my bank, brokerage firm or nominee, will my shares be automatically voted for me?

A.	Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the instructions contained in the voting instructions that your bank, broker or nominee provides to you.

Q.	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee on how to vote on the merger proposal?

A.	If you do not provide your bank, brokerage firm or nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum. Abstaining from voting or failing to instruct your bank, brokerage firm or nominee to vote your shares will have the legal effect of a vote against the proposal to adopt the merger agreement.

Q.	Can I revoke my proxy?

A.	Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary, Juno Lighting, Inc., 1300 South Wolf Road, Des Plaines, Illinois 60018, stating that you are revoking your proxy, by submitting a later-dated proxy or by voting in person at the special meeting.

Q.	Can I vote in person at the special meeting?

A.	Persons who submit a proxy or voting instructions need not vote at the special meeting. However, at the special meeting we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. If you vote in person, it will revoke any proxy previously given by you. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

Q.	Who can attend the special meeting?

A.	All stockholders of record on the record date of the special meeting can attend. In order to be admitted to the special meeting, you will need to bring proof of identification. Please note that if you hold shares in “street name” (that is, through a broker, bank or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our capital stock as of the close of business on July 29, 2005. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the special meeting.

Q.	Should I send in my stock certificates now?

A.	No. You will receive written instructions for returning your Juno stock certificates. These instructions will tell you how and where to send your Juno stock certificates in order to receive the merger consideration. As soon as reasonably practicable but in any event not less than 15 days before the closing date of the merger, Square D will designate a bank or trust company to act as paying agent in connection with the merger and cause such paying agent to make available upon request a letter of transmittal and instructions for use in exchanging certificates representing shares of our common stock and our preferred stock. You can obtain information about how to request a letter of transmittal from the paying agent by contacting George Bilek at 1300 South Wolf Road, Des Plaines, Illinois 60018. Following the closing date of the merger, if you have not already requested a letter of transmittal, you will receive a letter of transmittal with instructions on how to send your stock certificates to the paying agent. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of common stock are held for you in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q.	What will I receive in exchange for my shares?

A.	If we complete the merger, you will have the right to receive $44.00 for each share of common stock you own, approximately $249.07 for each share of Series A preferred stock you own (equal to $44.00 multiplied by the number of shares of common stock into which each such share of preferred stock is convertible), and approximately $225.60 for each share of Series B preferred stock you own (equal to $44.00 multiplied by the number of shares of common stock into which each such share of preferred stock is convertible), unless you do not vote in favor of the merger and you properly perfect your appraisal rights under Delaware law. No interest will be paid on the consideration you will be entitled to receive for your shares, and payments are subject to applicable withholding tax. In addition, if you own preferred stock, you will entitled to receive cash dividends equal to the accumulated but unpaid dividends thereon immediately prior to completion of the merger.

Q.	What will holders of Juno stock options receive in the merger?

A.	At the effective time of the merger, each outstanding stock option, whether vested or unvested, will be canceled in the merger, with the holder of each stock option becoming entitled to receive, in full satisfaction of the rights of such holder with respect to such stock options, an amount in cash equal to the excess, if any, of the merger consideration of $44.00 per share over the exercise price per share of

Juno common stock subject to such stock option, multiplied by the number of shares of Juno common stock subject to such stock option, less any withholding taxes. All amounts payable will be paid at or as soon as practicable following the effective time of the merger, without interest and subject to applicable withholding tax. As of July 29, 2005, there were 849,938 outstanding options to purchase shares of our common stock with an exercise price per share that is less than $44.00, the per share merger consideration, which includes 84,660 shares of common stock pursuant to unvested stock options which vest upon consummation of the merger. See “The Merger Agreement — Treatment of Stock Options and Stock-Based Awards.”

Q.	Will any dividends be paid on the preferred stock?

A.	As a condition to closing the merger, Juno will declare and pay a cash dividend to holders of the Series A preferred stock and Series B preferred stock equal to the amount of accumulated but unpaid dividends thereon as of the closing date. As of July 31, 2005, accumulated but unpaid dividends due to holders of the Series A preferred stock and Series B preferred stock were $14.09696 and 12.76807 per share, respectively.

Q.	When do you expect to complete the merger?

A.	We expect to complete the merger shortly after all of the conditions to the merger have been satisfied or waived. We currently expect to complete the merger in the third or fourth quarter of 2005, but we cannot be certain when or if the conditions will be satisfied or waived.

Q.	Are appraisal rights available?

A.	Under Delaware law, you have the right to seek appraisal of the fair value of your Juno common stock or preferred stock as may be determined by the Delaware Court of Chancery if the merger is completed. However, you must follow the procedures under Delaware law explained in this proxy statement in order to do so. In order to preserve your appraisal rights, Delaware law requires, among other things, that you do not vote in favor of the adoption of the merger agreement at the special meeting. The appraisal amount could be more than, the same as or less than the amount you would be entitled to receive under the terms of the merger agreement. See “The Merger Agreement — Appraisal Rights.”

Q.	Who can help answer my questions?

A.	If you have questions about the special meeting or the merger after reading this proxy statement, you should contact George Bilek at 1300 South Wolf Road, Des Plaines, Illinois 60018.

SUMMARY
      This summary highlights selected information from this proxy statement about the proposed merger and may not contain all of the information that is important to you as a Juno stockholder. Accordingly, we encourage you to read carefully this entire document, including the appendices, and the other documents to which we refer you.
The Merger (page 14 and Appendix A)
      Subject to the terms and conditions of the merger agreement, a wholly-owned subsidiary of Square D will merge with and into Juno. Juno will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Square D.
What You Will Receive If the Merger Is Completed (page 34)
      If we complete the merger, you will have the right to receive $44.00 in cash for each share of common stock you hold, approximately $249.07 for each share of Series A preferred stock you own (equal to $44.00 multiplied by the number of shares of common stock into which each such share of preferred stock is convertible), and approximately $225.60 for each such share of Series B preferred stock you own (equal to $44.00 multiplied by the number of shares of common stock into which each share of preferred stock is convertible), unless you do not vote in favor of the merger and you otherwise properly perfect your appraisal rights under Delaware law. No interest will be paid on the consideration you will be entitled to receive for your shares and payments are subject to applicable withholding tax.
Payment of Accumulated But Unpaid Dividends On the Preferred Stock (page 34)
      Under the terms of the preferred stock, upon the occurrence of a change of control transaction, such as the merger, any accumulated but unpaid dividends on the preferred stock would become convertible into shares of common stock at a conversion price of $26.25 per share. As a result, the merger agreement provides that, as a condition to closing the merger, Juno will declare and pay a cash dividend to holders of the Series A preferred stock and Series B preferred stock equal to the amount of accumulated but unpaid dividends outstanding as of the closing date so that those dividends could not be converted into common stock at a per share conversion price less than the merger consideration.
Certain U.S. Federal Income Tax Consequences of the Merger (page 30)
      The receipt of cash for shares of our common stock or preferred stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of the merger (including the application and effect of any state, local or foreign income and other tax laws).
Our Board of Directors Recommends That Stockholders Vote “FOR” Adoption of The Merger Agreement (page 14)
      Our board of directors, by a unanimous vote, has determined that the merger agreement is advisable, fair to and in the best interests of our stockholders and has approved the merger agreement. Our board of directors recommends that you vote “FOR” adoption of the merger agreement at the special meeting.
Opinion of Our Financial Advisor To Our Board of Directors (page 23 and Appendix B)
      On June 29, 2005, Wachovia Securities rendered its oral opinion, subsequently confirmed in writing, to our board of directors that, as of the date of that opinion, the merger consideration to be received by holders of our common stock in the merger was fair, from a financial point of view, to such holders.
      The full text of the written opinion of Wachovia Securities that sets forth the assumptions made, matters considered and limitations on the opinion and on the review undertaken in connection with the opinion is attached as Appendix B to, and is incorporated by reference in, this proxy statement. The opinion of Wachovia Securities does not constitute a recommendation as to how any holder of our common or preferred stock should vote in connection with the transactions contemplated in the merger agreement. You should carefully read the opinion in its entirety.
The Merger Agreement May Be Terminated Under Some Circumstances (page 43)
      We and Square D may mutually agree to terminate the merger agreement at any time without completing the merger, even after we receive stockholder approval. The merger agreement may also be terminated prior to the completion of the merger:

•	by either Square D or us, even after we receive stockholder approval, if:

(1) we do not complete the merger by December 31, 2005, which date may be extended to March 31, 2006 under certain circumstances (the “Outside Date”);

(2) our stockholders shall not have adopted the merger agreement at the special meeting;

(3) an order, decree or other ruling permanently enjoining or otherwise prohibiting the consummation of the merger has been issued and shall have become final and non-appealable; or

(4) any governmental approval required by the merger agreement is not obtained and such decision becomes final and non-appealable;

•	by us if:

(1) there has been a breach by Square D of any of their representations, warranties or covenants, such that the conditions to the completion of the merger could not be satisfied (and the breach is not cured within 30 days following receipt of written notice). See “THE MERGER AGREEMENT — Conditions to the Merger;” or

(2) our board of directors exercises certain termination rights relating to an alternative acquisition proposal. See “THE MERGER AGREEMENT — Covenants — No Solicitation of Acquisition Proposals;”

•	by Square D if:

(1) there has been a breach by us of any of our representations, warranties or covenants, such that the conditions to the completion of the merger could not be satisfied (and the breach is not cured within 30 days following receipt of written notice). See “THE MERGER AGREEMENT — Conditions to the Merger.”
We May Be Obligated To Pay A Termination Fee Or Termination Expenses To Square D Under Some Circumstances (page 44)
      If (i) an alternative acquisition proposal, or any intention (whether or not conditional) with respect to any potential or future alternative acquisition proposal shall have been publicly announced, disclosed or otherwise communicated to our board, and not withdrawn, and (ii) thereafter the merger agreement is terminated by either Square D or us due to the failure to close by the Outside Date or failure to obtain our stockholders’ approval, then we are required to pay Square D its expenses up to $3 million. If, within 12 months after such termination, we enter into a definitive agreement with respect to, or consummate, any alternative acquisition proposal (with references in the definition thereof to “20%” deemed to be references to “50.1%”), then we must pay Square D a termination fee of $14.35 million minus any expenses we have previously paid to Square D.
      If we terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, then we must pay Square D a termination fee of $14.35 million.

      If the merger agreement is terminated by Square D (solely for a material breach by us in connection with our obligations concerning alternative acquisition proposals), then we must pay Square D a termination fee of $14.35 million.
      If (i) an alternative acquisition proposal shall have been communicated to our board, and not withdrawn, (ii) we willfully breach any covenant that is the basis for termination, and (iii) the merger agreement is terminated by Square D for breach of a covenant (other than as a result of a breach in connection with an alternative acquisition proposal), then we must pay Square D its expenses up to $3 million. If, within 12 months after such termination, we enter into a definitive agreement with respect to, or consummate, any alternative acquisition proposal (with references in the definition thereof to “20%” deemed to be references to “50.1%”), then we must pay Square D a termination fee of $14.35 million minus any expenses we have previously paid to Square D.
Our Directors, Executive Officers And Principal Stockholders Have Financial Interests In The Merger That Are Different From Your Interests (page 31)
      Our executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of our stockholders. Our board was aware of such interests and considered them when approving the merger agreement. These interests include:

•	the rights of our executive officers and directors in respect of outstanding stock options under our equity-based plans, which options will vest and be cancelled upon completion of the merger in exchange for consideration based on the per share merger consideration;

•	certain of our executive officers (including one who is also a director) are participants in a management sale incentive plan which allows the board to grant certain cash awards to participants as a reward for their performance in the sale of Juno subject to the participant’s continued employment with Juno for one year after the merger (other than termination of employment for cause or by the executive without “good reason”);

•	certain of our executive officers (including one who is also a director) are participants in a severance pay plan which generally provides that if such executive’s employment with Juno is terminated during the two-year period following a change in control of Juno (other than for cause or by the executive without “good reason”), the executive is entitled to receive certain severance payments and other benefits;

•	following completion of the merger, Square D will indemnify, and provide directors and officers insurance for, our directors and officers for customary events occurring at or prior to the merger, including those that are related to the merger agreement;

•	certain of our executive officers, directors or their affiliates hold shares of our preferred stock, which will receive a cash payment for accumulated but unpaid preferred stock dividends immediately before the closing of the merger; and

•	the management services agreement, dated June 30, 1999, between Juno and Fremont Partners, L.L.C., an affiliate of some of our directors, is being terminated pursuant to the merger agreement. In connection with this termination, Juno will pay Fremont Partners, L.L.C. all accrued and unpaid fees due through the termination date and the parties to that agreement will grant each other a mutual release of potential claims.

Conditions To The Merger And Expected Timing (page 42)
      Our and Square D’s obligations to complete the merger are subject to the fulfillment or mutual waiver of the following conditions:

•	our stockholders’ adoption of the merger agreement in accordance with Delaware law;

•	any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to herein as the HSR Act) shall have expired or early termination thereof shall have been granted; and

•	no order or injunction that prohibits the consummation of the merger shall have been issued by any governmental entity and continue to be in effect and no governmental entity shall have instituted a proceeding seeking any such order or injunction, which proceeding is pending, and no governmental entity shall have threatened to institute a proceeding seeking any such order or injunction and not withdrawn such threat.
      In addition, Square D’s obligation to complete the merger is subject to the fulfillment or waiver by Square D of the following conditions:

•	the representations and warranties that we made in the merger agreement that are qualified as to material adverse effect or materiality (other than the representations and warranties discussed in the next two paragraphs) being true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger, except where the failure of such representations and warranties to be so true and correct would not reasonably be likely to have or result in, individually or in the aggregate, a material adverse effect on Juno;

•	the representations and warranties that we made in the merger agreement relating to organization and qualification, corporate authority, state takeover statutes, opinion of financial advisor, stockholder approval and broker’s and finders’ fees being true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger;

•	the representations and warranties that we made in the merger agreement relating to capitalization being true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger, except where the failure of such representations and warranties to be so true and correct would not result in losses to Square D of more than $1,000,000;

•	our performance and compliance, in all material respects, of our obligations under the merger agreement, except where the failure to perform would not be reasonably likely to have a material adverse effect on Juno;

•	our declaration and payment, immediately prior to the effective time, of a cash dividend on our preferred stock equal to accumulated but unpaid dividends on the preferred stock;

•	our termination of our management services agreement with Fremont Partners, L.L.C.;

•	the absence of a continuing material adverse effect since the date of the merger agreement;

•	Square D’s receipt of a certificate from either our chief executive officer or chief financial officer with respect to the foregoing conditions; and

•	Square D’s receipt of a certificate from us establishing an exemption from withholding tax under the Foreign Investment in Real Property Tax Act of 1980.
      In addition, our obligation to complete the merger is subject to the fulfillment or waiver by us of the following conditions:

•	the representations and warranties that Square D made in the merger agreement that are qualified as to material adverse effect or materiality (other than the representations and warranties discussed in the next paragraph) being true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger, except where the failure of such representations and warranties to be so true and correct would not reasonably be likely to have or result in, individually or in the aggregate, a material adverse effect on Square D;

•	the representations and warranties that Square D made in the merger agreement relating to organization and qualification and corporate authority being true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger;

•	Square D’s performance and compliance, in all material respects, with its obligations under the merger agreement, except where the failure to perform would not be reasonably likely to have a material adverse effect on Square D; and

•	our receipt of a certificate from Square D’s chief executive officer or chief financial officer with respect to the foregoing conditions.

      We expect to complete the merger shortly after all of the conditions to the merger have been satisfied or waived. We currently expect to complete the merger in the third or fourth quarter of 2005, but we cannot be certain when or if the conditions will be satisfied or waived.
Limitation on Considering Other Acquisition Proposals (page 39)
      Subject to the exceptions described below, we have agreed not to, and cause our subsidiaries not to, and to use our reasonable best efforts to cause each of our and our subsidiaries’ directors, officers, employees, financial advisors, attorneys, accountants, representatives or agents not to:

•	solicit, initiate, knowingly encourage or knowingly facilitate the making of an alternative acquisition proposal (as discussed below);

•	enter into any agreement, arrangement or understanding with respect to any alternative acquisition proposal (other than a confidentiality agreement); or

•	participate in any discussions or negotiations regarding, or furnish or disclose to any person any non-public information with respect to us or our subsidiaries or furnish any person with access to our or our subsidiaries’ properties in connection with any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an alternative acquisition proposal, other than informing persons of the existence of certain provisions of the merger agreement.
      Despite these general prohibitions, before our stockholders adopt the merger agreement, we may furnish information to a person making an unsolicited alternative acquisition proposal and participate in discussions or negotiations with such person if the information provided to such person has previously been provided or is contemporaneously provided to Square D and our board determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing, that such unsolicited alternative acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as discussed below) and which alternative acquisition proposal was made after the date of the merger agreement and did not result from a breach by the company of the section of the merger agreement regarding alternative acquisition proposals.
      In addition, subject to the following conditions, we may enter into any agreement related to an alternative acquisition proposal and terminate the merger agreement if:

•	we have received an alternative acquisition proposal that our board shall have determined constitutes a superior proposal;

•	our board determines in good faith after consultation with outside legal counsel and a financial advisor of nationally recognized standing that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law;

•	we provide written notice advising Square D that our board has made the determination above;

•	we provide Square D with an opportunity for a period of five business days following delivery of the notice referred to above to make such adjustments in the terms and conditions of the merger agreement so that the merger will be on terms at least as favorable to our stockholders as the superior proposal set forth in such notice;

•	Square D does not make, within five business days after receipt of the written notice referred to above, an offer that our board determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing, is as favorable to our stockholders as the superior proposal set forth in such notice; and

•	we pay a termination fee of $14.35 million to Square D. See “— Termination Fees.”

      See “THE MERGER AGREEMENT — No Solicitation of Acquisition Proposals.”
Regulatory Matters (page 31)
      The HSR Act and related rules provide that transactions such as the Merger cannot be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. Juno and Schneider Electric each filed a Notification and Report Form with the Federal Trade Commission and the Antitrust Division requesting early termination of the waiting period. On July 22, 2005 we received from the Federal Trade Commission notification of early termination of the waiting period.
Our Stockholders Have Appraisal Rights In The Merger (page 45 and Appendix C)
      Our stockholders have the right under Delaware law to dissent from the approval of the merger and to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock and preferred stock determined in accordance with Delaware law. The fair value of shares of our common stock and preferred stock, as determined in accordance with Delaware law, may be more than, the same as or less than the consideration to be paid to non-dissenting Juno stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting Juno stockholders must precisely follow these specific procedures to exercise appraisal rights or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Appendix C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. See “THE MERGER AGREEMENT — Appraisal Rights.”

THE COMPANIES
Juno Lighting, Inc.
1300 South Wolf Road
Des Plaines, Illinois 60018
(847) 827-9880
      Juno Lighting, Inc. began operations in 1976 and was incorporated in Illinois. It changed its state of incorporation to Delaware in 1983. Its executive offices and principal plant are located at 1300 S. Wolf Road, Des Plaines, Illinois 60018, a suburb of Chicago; the telephone number is (847) 827-9880. Juno also has facilities in the Los Angeles, San Francisco, Indianapolis, Toronto, Philadelphia, Dallas and Atlanta areas.
      The Company is a leading designer, assembler and marketer of recessed and track lighting fixtures. Its broad product line is used in commercial and residential remodeling and in new construction. Its principal products use a variety of light sources in line and low voltage and are designed for reliable and flexible function, energy efficient operation, attractive appearance and simple installation and servicing. The Company is also engaged in the marketing, design and manufacture of other incandescent, fluorescent and High Intensity Discharge lighting products with application in the commercial lighting market, primarily in department and chain stores.
Square D Company
1415 South Roselle Road
Palatine, IL 60067
(847) 397-2600
      Headquartered in Palatine, Illinois, Square D Company, had sales of U.S. $2.6 billion in 2004. Square D markets Square D, Telemecanique and Merlin Gerin brand products to customers in the United States, Canada and Mexico. In the United States, the Square D brand has been a market-leading brand of electrical distribution and industrial control products, systems and services for more than 100 years.
Hera Acquisition Corp.
1415 South Roselle Road
Palatine, IL 60067
(847) 397-2600
      Hera is a wholly-owned subsidiary of Square D organized under the laws of Delaware. It was incorporated solely for the purposes of the merger and is engaged in no other business.
Schneider Electric SA
43-45, boulevard Franklin Roosevelt
92500 Rueil-Malmaison
France
33 1 41 29 70 98
      Schneider Electric, headquartered in Paris, France, is the recognized world leader in automation and electricity management, offering comprehensive solutions that combine software, communication capabilities and services. Schneider Electric markets a lineup of market-leading global brands, powerful local brands and specialist brands. Schneider Electric, which comprises four operating divisions, had 2004 sales of approximately U.S. $12.8 billion.

THE SPECIAL MEETING
The Proposal
      This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at a special meeting to be held at 1300 South Wolf Road, Des Plaines, Illinois on Tuesday, August 23, 2005, at 9:00 a.m., local time. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 29, 2005, by and among Juno, Square D, Hera and for certain purposes as described therein, Schneider Electric. Juno will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Square D. A copy of the merger agreement is attached as Appendix A to this proxy statement.
Record Date and Voting
      The holders of record of our common stock and preferred stock as of the close of business on the record date for the special meeting, which is July 29, 2005, are entitled to receive notice of, and to vote at, the special meeting. On the record date of the special meeting, there were:

•	449 stockholders of record, holding an aggregate of 2,878,080 shares of our common stock outstanding, with each share entitled to one vote for each matter to be voted on at the special meeting,

•	39 stockholders of record, holding an aggregate of 1,060,000 shares of our Series A preferred stock outstanding, with each share entitled to approximately 5.66 votes for each matter to be voted on at the special meeting, and

•	1 stockholder of record, holding an aggregate of 3,500 shares of our Series B preferred stock outstanding, with each share entitled to approximately 5.13 votes for each matter to be voted on at the special meeting.
There were, therefore, a total of 8,896,421 eligible votes as of the record date.
      The holders of a majority of the shares of our common stock and our preferred stock on an as-converted basis that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held in treasury by us or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum.
Required Vote
      Each share of our common stock that was outstanding on the record date entitles the holder to one vote at the special meeting, and each share of our preferred stock that was outstanding on the record date entitles the holder to one vote for each share of common stock into which such preferred stock is convertible at the special meeting. Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock and preferred stock entitled to vote, voting as a single class, at the special meeting. Because the vote is based on the number of shares of our outstanding common stock and preferred stock on an as-converted basis rather than on the number of votes cast, failure to vote your shares, and votes to abstain, are effectively votes against the merger. Record holders may vote their shares of our common stock or preferred stock in either of two ways:

•	by completing and returning the enclosed proxy card by mail; or

•	by appearing and voting in person by ballot at the special meeting.

      Regardless of whether you plan to attend the special meeting, you should vote your shares by proxy as described above as promptly as possible. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.
      If you hold your shares through a bank, brokerage firm or nominee, you must vote in accordance with the voting instructions that your bank, brokerage firm or nominee provide to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in the voting instructions.
      As of the record date, our executive officers and directors owned of record an aggregate of approximately 722,952 shares of our common stock and 1,058,820 shares of our preferred stock, entitling them to exercise approximately 75.5% of the voting power of our common stock and preferred stock entitled to vote, voting as a single class, at the special meeting. These executive officers and directors have indicated that they intend to vote for the proposal to adopt the merger agreement.
      As of the record date, Fremont owned of record an aggregate of 597,886 shares of our common stock and 1,051,970 shares of our preferred stock, entitling it to exercise approximately 73.7% of the voting power of our common stock and preferred stock entitled to vote, voting as a single class, at the special meeting. Fremont has agreed to vote these shares for the proposal to adopt the merger agreement pursuant to a stockholders voting agreement with Square D. As such, adoption of the merger agreement at the special meeting is assured, unless the merger agreement or the stockholders voting agreement is terminated prior to the special meeting.
Proxies; Revocation
      If you vote your shares of our common stock or preferred stock by signing and returning a proxy card to us, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of our common stock or preferred stock will be voted “FOR” the adoption of the merger agreement. We are not aware of any other proposals to be brought before the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the proxy holders intend to vote the shares they represent in accordance with their best judgment.
      You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to our Corporate Secretary, at 1300 South Wolf Road, Des Plaines, Illinois 60018;

•	by delivering a proxy dated later than your original proxy relating to the same shares to our Corporate Secretary by mail; or

•	by attending the special meeting and voting in person by ballot.
      Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you beneficially own shares held through a broker, bank or other nominee, you may submit voting instructions by telephone or on the Internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.
      We will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone, by mail, on the Internet or in person. However, they will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding Juno shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and we will reimburse those holders for their reasonable expenses in performing those services.

THE MERGER
Background of the Merger
      Our board of directors has periodically discussed and reviewed our business, strategic direction, performance and prospects. Our board has also periodically reviewed and discussed with executive management various potential strategic alternatives and opportunities with a view to enhancing shareholder value.
      From time to time, executive management, at the direction of our board, has discussed such potential strategic alternatives with financial advisors, investment banks and other parties. To this end, executive management invited representatives of Wachovia Securities to present to management and certain members of our board in October 2004 such alternatives, including a potential sale or merger of the Company, an equity offering, a dividend recapitalization and other alternatives to maximize shareholder value. Representatives of Wachovia Securities also presented such strategic alternatives to representatives of management and our majority shareholder, Fremont, on November 2, 2004 and December 8, 2004.
      Executive management also had initial conversations and multiple meetings regarding a potential transaction beginning in late 2004 and January 2005 with Abrams Capital, LLC (“Abrams”) and industry participants, Company A (“Company A”), Company B (“Company B”) and Company C (“Company C”). The meetings with Company B and Company C did not result in any meaningful progress towards a potential transaction. Company C communicated that it was not interested in such an opportunity.
      On February 17, 2005, our board invited representatives of Wachovia Securities as well as three other investment banks to present to the board their views on various strategic alternatives, including a potential sale or merger of the Company, an equity offering and a dividend recapitalization, that the board might consider to enhance shareholder value. On February 28, 2005, our board verbally engaged Wachovia Securities as our financial advisor to explore these alternatives, which agreement was memorialized in an engagement letter dated April 5, 2005.
      On March 23, 2005, our board met to discuss strategic alternatives for the Company. At this meeting, representatives of Wachovia Securities proposed a targeted and comprehensive solicitation process to gauge interest in a potential sale or merger of the Company in which indications of interest from companies considered to be likely potential acquirors or strategic partners for all of our business would be solicited. This was to be a two-step process involving, first, requesting that potentially interested parties provide preliminary indications of interest and, thereafter, if our board authorized the next phase of the process, inviting selected potential bidders to meet with executive management, perform due diligence and submit final proposals for the board’s consideration. Representatives of Wachovia Securities, working with our management, had identified in advance of this meeting those parties it believed to be the most likely potential acquirors or potential strategic partners, and presented a list of these potential parties to our board. A representative of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), our legal advisor, briefed our board on its fiduciary duties in the context of considering a potential sale or merger of the Company or other strategic alternative. The board considered and rejected conducting a public auction for the sale or merger of the Company due to several factors, including that the board had not yet determined to engage in any sale or merger of the Company or other strategic alternative, as well as the potential disruption to the Company’s business and its relations with agents, employees, customers and suppliers. The board considered whether to pursue other strategic alternatives and decided to focus management’s and Wachovia Securities’ time on this proposed process, keeping open the possibility of other alternatives if these alternatives appeared more favorable in the future. The board then authorized management and Wachovia Securities to proceed with the initial phase of the process proposed by Wachovia Securities.
      On March 24, 2005, representatives of Wachovia Securities began contacting potential bidders. During this process, 63 potential bidders, including Square D, Abrams and Company B, were contacted regarding an opportunity to purchase the Company. Discussions continued with Company A, although Company A informed Wachovia Securities that it would not formally participate in this process. Instead, discussions continued on a parallel track with Company A. Of the parties contacted, 37 parties, including

Abrams, Square D, Company A and Company B, executed confidentiality agreements, and each received a confidential information memorandum that contained financial and other information about our business. Management and Wachovia Securities held introductory meetings with six of these parties, including Square D, following their receipt of this information and before these parties submitted any preliminary indication of interest.
      On April 26, 2005, Company A met with our executive management, representatives of Wachovia Securities, and Mr. Williamson to conduct exploratory due diligence.
      Between April 28 and May 4, 2005, 11 parties (including Company A and Square D, but not including Abrams or Company B) submitted preliminary indications of interest. Square D’s proposal indicated an initial range of $570 million to $620 million, including the assumption of Company debt, in cash, or approximately $40-45 per share of our common stock. Company A proposed to pay $600 million, including the assumption of Company debt, in cash and Company A common stock, which would be structured as a fully taxable transaction, for all outstanding common and preferred stock and stock options, less accrued preferred stock dividends. Based on these assumptions and the then-current trading price of Company A’s common stock, Company A’s indication of interest implied a price of approximately $42.83 per share of our common stock. Company A’s proposal would require Company A to arrange financing outside of its existing credit agreements to complete the transaction. Company A’s indication of interest was conveyed orally while the other parties’ indications were submitted in writing, as had been requested by Wachovia Securities. The indications of interest received from Square D and Company A were the highest valued indications of interest received. The indications of interest received from other parties, predominantly financial sponsors, were below $40 per share of our common stock.
      On May 5, 2005, at a special meeting of our board, representatives of Wachovia Securities updated our board on the solicitation process, including the parties that had been contacted and their stated levels of interest. At this meeting, although no determination to enter into any sale or merger of the Company or other strategic alternative was made, the board authorized management and representatives of Wachovia Securities to move to the next phase with Square D and Company A, including granting these parties access to additional confidential information and executive management. Company A did not take advantage of this access to additional confidential information and performed very little due diligence after this date. Also at this meeting, a working group was formed comprised of Tracy Bilbrough, CEO of the Company, Edward LeBlanc, an independent member of our board, and Mark Williamson, a board member affiliated with Fremont. This working group actively participated in strategic and tactical decision-making during the remainder of this process.
      On May 6, 2005, Abrams submitted its initial indication of interest, with a range of $36-40 per share of our common stock in cash. The proposal was subject to the completion of due diligence, negotiation of definitive agreements, obtaining firm commitments for debt financing and other conditions.
      On May 10, 2005, Square D attended presentations and due diligence meetings with our executive management. Square D’s due diligence on the Company continued, including additional conversations and meetings with management, and our advisors and attorneys, throughout the succeeding weeks until the merger agreement was submitted for our board’s consideration on June 29, 2005.
      On May 12, 2005 and after conversations with representatives of Wachovia Securities, Abrams submitted a revised proposal to the Company to acquire all of its outstanding shares for “at least $40.00 per share.” Abrams filed a Schedule 13D with the Securities and Exchange Commission in connection with and publicly announced its proposal. We issued a press release in response to this Schedule 13D noting that our board, with Wachovia Securities’ assistance, would review Abrams’ proposal along with other strategic alternatives and proposals that have been or may be proposed in the context of an overall strategic assessment. After submitting its revised proposal, Abrams and its advisors and financing sources were granted access to, and spent considerable time reviewing additional confidential information and with our executive management.

      On May 12, 2005, Company A revised its oral proposal in response to negotiations between representatives of Wachovia Securities and Company A’s advisors to acquire all of our outstanding shares for cash and a fixed exchange ratio of shares of Company A common stock in a taxable transaction. Company A proposed a fixed exchange ratio for the stock portion of the consideration with no “collar” or other mechanism to compensate for the fluctuations in the value of Company A’s common stock, which meant that the consideration received by our stockholders would be affected by any decrease or increase in Company A’s stock from the signing of any agreement with Company A until the stock was sold by the stockholders after the closing of any transaction with Company A. Solely as a result of fluctuations in Company A’s stock price, the per share consideration implied by Company A’s proposal between May 12 and June 29, 2005 ranged between $44.90, based on the lowest closing price of Company A’s stock during this period, to $46.88, based on the highest closing price. Company A’s proposal also would have required that (i) Fremont enter into a voting agreement that would obligate Fremont to vote in favor of the merger with Company A and not allow it to vote for any other alternative proposal for a period of 18 months following termination of the proposed agreement with Company A, and (ii) the Company to pay a termination fee of $20 million in certain circumstances, including in the event that our board exercised its fiduciary duty to terminate the agreement in order to accept a superior proposal from a third party. In addition, Company A’s proposal was contingent upon due diligence, its ability to obtain financing, and negotiations of a satisfactory merger agreement. Despite a request from representatives of Wachovia Securities to Company A’s financial advisor, Company A declined to submit its proposal in writing. Company A advised representatives of Wachovia Securities that this was its best and final offer.
      On or about May 12, 2005, Mr. Williamson had a conversation with the chief executive officer of Company A requesting that Company A improve its offer. Company A did not agree to improve its offer during this call or in multiple subsequent conversations and meetings with representatives of Wachovia Securities, Mr. Bilbrough and Mr. Williamson.
      On May 16, 2005, our board held a special meeting to consider the current status of the bidding process and the proposals received. The board received an update from representatives of Wachovia Securities regarding the revised proposals and progress of discussions with Square D, Abrams and Company A. Also at this meeting, a representative from Skadden reviewed with our board the proposed terms of the Management Sale Incentive Plan and the Severance Pay Plan for Designated Employees. Our board discussed and tabled these plans for further consideration at a later meeting.
      At the direction of our board, on or about May 18, 2005, representatives of Wachovia Securities again had conversations with Company A’s financial advisor. In response to Wachovia Securities’ request to do so, Company A refused to (i) increase its proposed price, or (ii) provide a “collar” or other mechanism to protect our stockholders against the risk of a decline in Company A’s stock price. In response to Wachovia Securities’ request to eliminate the post-termination survival of the proposed Fremont voting agreement altogether, Company A proposed to reduce the term during which Fremont could not vote in favor of any other transaction from 18 to 12 months following termination of any agreement with Company A. Separately, Mr. Williamson again had a conversation with the chief executive officer of Company A regarding these terms. Following these calls, our working team, including Messrs. Bilbrough, LeBlanc and Williamson, and representatives from Wachovia Securities and Skadden, convened to discuss this call and the overall status of negotiations. On May 19 and again on May 22 and May 25, 2005, representatives from Skadden and Company A’s legal advisors discussed these terms further. On May 31, 2005, Mr. Williamson discussed these terms further with Company A’s financial advisor. No progress was made during each of these discussions in improving the terms of the Company A offer.
      On May 24, 2005, Wachovia Securities sent a letter to Square D and Abrams requesting final proposals by June 6, 2005.
      On May 26, 2005, representatives from Abrams and its financial advisors attended presentations and due diligence meetings with our executive management and Wachovia Securities. Abrams’ due diligence continued, including additional conversations with management and its advisors, from and after this date.

      On May 26, 2005, we furnished Square D and Abrams with a draft merger agreement for their consideration and comment to be submitted with their final proposals.
      On May 31, 2005, representatives from Wachovia Securities updated our working team, including Messrs. Bilbrough, LeBlanc and Williamson and representatives of Skadden, regarding the status of discussions with Square D, Company A and Abrams.
      On June 3, 2005, representatives from Wachovia Securities again updated our working team regarding the status of discussions with Square D, Company A and Abrams. This team then discussed strategy for an upcoming June 7, 2005 meeting with Company A that had been proposed by us in order to try once again to improve the transaction terms proposed by Company A.
      On June 6, 2005, Abrams submitted comments to the merger agreement and draft commitment letters from financing sources, including Wachovia Securities; however, Abrams refused to submit a proposed purchase price. On this and several other occasions with Abrams and its financial advisors, representatives of Wachovia Securities requested that Abrams submit a proposed price. Abrams was informed that its proposal would not be considered further without a price. Abrams and its advisors again declined to submit a purchase price.
      On June 6, 2005, Square D’s financial advisor called representatives from Wachovia Securities to say that Square D was prepared to submit a final proposal the following day after receiving clearance from Square D’s parent company. Following this call, our working team, including Messrs. Bilbrough, LeBlanc and Williamson and representatives of Skadden and Wachovia Securities, convened to discuss this call and the overall status of negotiations.
      On June 7, 2005, Messrs. Bilbrough and Williamson, and representatives of Wachovia Securities, Skadden, Company A and Company A’s financial advisors met in person to discuss the terms of Company A’s proposal. Company A again refused to increase its price or offer any mechanism to protect the Company’s stockholders against the risk of a decline in Company A’s stock. Company A emphasized that it had no more room to move on the financial terms of its proposal and would not do so. However, Company A did provide some flexibility on its proposal relating to the “deal protection” features that it was seeking. Company A agreed to remove the requirement that Fremont vote against any other transaction after the agreement with Company A is terminated in order to accept a superior proposal, but instead proposed that Fremont give Company A a percentage of its portion of the difference between the value received in any superior proposal and Company A’s proposal in addition to a $20 million termination fee that would be paid by the Company in the event that the agreement with Company A were terminated in connection with a superior proposal and in certain other circumstances. Mr. Williamson indicated that he believed that, in the circumstances of an otherwise acceptable transaction, Fremont would be prepared to accept Company A’s proposal with respect to paying to Company A a percentage of its portion of any increased value in connection with a superior proposal. The working team continued to express dissatisfaction to Company A and its advisors with the financial terms of the proposal, however, and proposed to continue discussions the following day regarding the value of certain tax benefits that the negotiating team believed would benefit Company A. Following this meeting, representatives of Skadden delivered to Company A a draft merger agreement for its consideration.
      On June 7, 2005, after completing all but final, confirmatory due diligence, Square D submitted a proposal to acquire all of the outstanding shares of the Company for approximately $42.75 to $43.15 per share of common stock in cash, subject to further clarification of projected debt, along with a markup of the merger agreement, which did not raise many issues considered significant by us. Square D’s proposal contained no financing condition but contained a provision for a termination fee of approximately $18.5 million in the event that our board exercised its fiduciary duty to terminate the merger agreement in order to accept a superior proposal from a third party. Square D also required as part of its proposal that Fremont enter into a voting agreement concurrent with execution of the merger agreement. Among other terms, the voting agreement would require Fremont to vote its shares in favor of the merger with Square D, but would terminate if the merger agreement were terminated for any reason, including in the event that our board determined to terminate the agreement in order to accept a superior proposal in the exercise of its fiduciary duty. Square D’s proposal also included the requirement that holders of not more than a set percentage of stock have exercised their appraisal rights as a closing condition. Square D also required that no preferred stock be converted and that accumulated but unpaid dividends on the preferred stock be paid before the closing of the merger and not converted into shares of common stock.
      On June 8, 2005, representatives of Skadden and legal counsel to Square D discussed and negotiated certain terms contained in Square D’s markup of the merger agreement. Discussions between counsels continued until the merger agreement was submitted to our board on June 29, 2005. On June 8, 2005, Wachovia Securities had a call with Square D and its financial advisors to discuss and clarify various terms of its proposal.
      On June 8, 2005, as had been agreed to the prior day, representatives of Wachovia Securities had a call with Company A and its advisors to discuss the value of certain items that the working team believed Company A should credit in its consideration of a transaction with Juno.
      On or about June 9, 2005, representatives from Wachovia Securities had further discussions with Company A’s financial advisors. Company A again refused to increase its price or provide any collar or other mechanism to preserve the value of the stock component of the consideration being proposed. Company A did, however, propose to offer the Company the right to terminate the agreement if the aggregate value of the consideration fell below $40.00 per share of common stock (subject to a right in Company A to avoid termination by increasing the consideration to $40.00 cash per share). Representatives of Company A also stated that Company A would not provide comments to the draft merger agreement or perform due diligence or allow us to perform due diligence on Company A until an understanding was reached on the terms that it had proposed. Following this call, our working team, including Messrs. Bilbrough, LeBlanc and Williamson and representatives of Wachovia Securities and Skadden, convened to discuss this call and the overall status of negotiations.
      On June 9, 2005, at a special meeting of the board, representatives of Wachovia Securities and Skadden provided an update to the board on the current status of the proposals received from Square D, Abrams and Company A and the negotiations with these parties.
      On June 10, 2005, Company A’s legal counsel conveyed limited oral comments to the draft merger agreement to representatives of Skadden, but would not commit to providing complete, written comments.
      On June 10, 2005, after discussions with representatives of Wachovia Securities, Square D raised its proposal to $44.00 per share of common stock in cash and indicated to representatives from Wachovia Securities that this was Square D’s best and final offer. With this proposal, Square D included a plan regarding the timing for Square D to complete all remaining confirmatory due diligence and negotiate final transaction documents prior to Schneider Electric’s scheduled board meeting on June 28, 2005.
      On or about June 13, 2005, Abrams’ financial advisors spoke further with representatives of Wachovia Securities and again rejected Wachovia Securities’ request to specify an offer price or to remove the financing condition from Abrams’ offer.
      On or about June 13, 2005, Mr. Bilbrough had a conversation with a representative of Square D, in which the Square D representative informed Mr. Bilbrough that Square D would not increase its proposed price above $44.00 per share of common stock in response to Mr. Bilbrough’s request to do so. Square D’s representatives reiterated that its proposal represented its best and final offer. Separately, representatives of Wachovia Securities spoke with Square D’s financial advisors and received the same response. Following these calls, on June 15, 2005, our working team, including Messrs. Bilbrough and Williamson and representatives of Wachovia Securities and Skadden, convened to discuss this call and the overall status of negotiations.
      On June 16, 2005, Abrams’s financial advisor verbally communicated a final proposal of $40.50 per share of common stock, which continued to be subject to a financing contingency and confirmatory due diligence. Abrams indicated that it would withdraw its proposal unless the Company provided a positive response by the morning of June 20, 2005.

      On or about June 16, 2005, in conversations between Wachovia Securities and Company A’s financial advisor, Company A refused to improve any material term of its proposal and reiterated that its previous proposal remained its best and final proposal. Wachovia Securities again requested Company A to move forward with its diligence process, to allow us to perform our due diligence of Company A and to provide written comments on our draft of the merger agreement. Company A continued to refuse each of these requests.
      On or about June 17, 2005, the financial advisor for Company A informed Wachovia Securities that Company A would be providing written comments to the merger agreement.
      On June 17, 2005, our board held a special meeting. At this meeting, representatives from Wachovia Securities and Skadden updated our board on the history and status of negotiations with Square D, Company A and Abrams. At this meeting, the board determined not to accept Abrams’ proposal of $40.50 per share of common stock by the morning of June 20, 2005, and directed our management and advisors to proceed with further negotiations with Square D and Company A, although our board made clear that it had not resolved to accept either proposal.
      On June 20, 2005, Abrams filed a Schedule 13D/ A with the SEC publicly announcing that it had withdrawn its proposal.
      From June 20, 2005 to June 28, 2005, Square D completed its remaining confirmatory due diligence, completed final negotiations on the merger agreement and met with Company management in preparation for discussing the proposed merger with Square D’s board of directors.
      On June 22, 2005, at a regularly scheduled meeting of our board, representatives of Wachovia Securities and Skadden provided an update on the current status of the proposals received from Square D, Abrams and Company A. Representatives of Wachovia Securities also provided an update regarding the relative merits of other strategic alternatives including a public offering or recapitalization in light of several factors, including the Company’s performance and prevailing market conditions. Representatives of Skadden briefed our board on the draft merger agreement with Square D, and noted that no merger agreement markup had been provided by Company A to date. A representative of Skadden again advised our board of its responsibilities and fiduciary duties.
      On June 23, 2005, representatives of Square D’s legal advisor and Skadden discussed the merger agreement. As a result of these negotiations, Square D agreed to lower the termination fee that it had proposed from $18.5 million to $14.35 million and remove the appraisal rights closing condition.
      On June 23, 2005, Company A submitted its written comments to the merger agreement, which did not change the status of its proposal regarding the significant terms described above. As of this date, Company A had not: submitted its offer in writing, had not permitted us to perform due diligence on Company A or submitted to us any firm commitments for debt financing. Company A also did not change its proposed mix of stock and cash consideration. Company A continued to refuse to provide any collar or other mechanism to protect our stockholders against a decline in the value of the stock component of the consideration, other than the right to terminate the agreement in the event the aggregate value of the consideration fell below $40.00 per share of common stock (subject to a right in Company A to avoid termination by increasing the consideration to $40.00 per share in cash).
      On June 28, 2005, the financial advisor for Company A again informed Wachovia Securities that Company A was not prepared to change any of the terms or conditions of its proposal or to complete due diligence pending acceptance of those terms and conditions.
      On June 28, 2005, at a special meeting of our board, representatives of Wachovia Securities presented that firm’s analysis of the proposals received from Square D and Company A. Representatives of Skadden provided an update on the negotiations with Square D.
      On June 29, 2005, we were advised that the boards of directors of Schneider Electric and Square D had approved the proposed merger and were prepared to execute the Agreement and Plan of Merger substantially in the form attached as Appendix A.

      On June 29, 2005, at a special meeting of our board, our board met with management and representatives of Wachovia Securities and Skadden in order to evaluate the transaction with Square D, and its structure and fairness. Representatives of Wachovia Securities and Skadden updated the board on the status and history of the proposed sale to Square D and the proposal from Company A. Representatives of Skadden summarized legal and contractual issues relating to the proposed sale to Square D, including applicable regulatory requirements and certain other closing conditions to which the transaction is subject. Representatives of Wachovia Securities then rendered to the board its opinion, later confirmed in writing, that, as of the date of the meeting, the merger consideration to be received by the holders of common stock from Square D in the merger was fair, from a financial point of view, to such holders. After discussion, a motion was made and seconded to adopt the resolutions with respect to a merger with Square D and, by the unanimous vote of directors, our board, among other things, duly approved the merger and merger agreement and declared the advisability of the merger agreement, directed that the merger agreement be submitted to our stockholders for adoption at a special meeting to be held for that purpose and recommended that our stockholders adopt the merger agreement at the special meeting. Also at this meeting, our board further considered and approved the proposed terms of the Management Incentive Sale Incentive Plan and the Severance Pay Plan for Designated Employees.
      Later on June 29, 2005, we entered into the merger agreement with Square D.
      On June 30, 2005, the transaction was publicly announced, and on July 1, 2005, we filed a report on Form 8-K with the SEC describing the transaction.
Reasons for the Merger; Recommendation of Our Board of Directors
      In connection with its evaluation of the merger, our board of directors reviewed and discussed the transaction with our management and financial and legal advisors in determining that the merger is fair to, and in the best interests of, our stockholders. In reaching its conclusion to approve the merger agreement and declare its advisability, our board of directors considered a number of factors, including the following:

•	The board’s familiarity with, and presentations by management regarding, the business, operations, properties and assets, financial condition, business strategy, and prospects of the Company (as well as the risks involved in achieving those prospects), and discussions with the Company’s financial advisor regarding the nature of the industry in which the Company competes and general industry, economic and market conditions;

•	The continued viability of the Company’s current strategies;

•	The prospects of, and uncertainties facing, the Company as a stand-alone entity, and the likelihood of achieving maximum long-term value on a stand-alone basis;

•	The potential stockholder value from other alternatives available, including the alternative of remaining an independent company, as well as the risks and uncertainties associated with those alternatives;

•	The then-current regional, national and international economic climate;

•	The fairness opinion of Wachovia Securities as well as the valuation analysis performed by our financial advisor and presented at the board meeting;

•	The results of the extensive process undertaken by Wachovia Securities and the management of the Company to identify and solicit proposals from third parties to enter into a transaction with the Company, including without limitation contacting 63 potential parties, entering into confidentiality agreements and providing a Confidential Information Memorandum to 37 potential parties, receiving 12 formal indications of interest, and subsequent negotiations with the three most promising potential parties;

•	The public announcement by Abrams of its interest in acquiring the Company for a price of at least $40.00 per share of common stock, which offer was subsequently increased to $40.50 and then withdrawn and which offer was subject to a financing condition, remaining due diligence, and negotiation of a definitive agreement;

•	The Company’s press release informing the public that the Company had engaged Wachovia Securities as its exclusive financial advisor to assist the Company in reviewing, developing and evaluating its various strategic alternatives to enhance stockholder value, which included, but were not limited to, a refinancing of the Company’s debt, an equity offering, or a recapitalization or other strategic transaction, including a sale or merger of the Company, or one or more of its business units, to or with a third party;

•	The history of negotiations with Square D relating to the terms of the merger;

•	The history and progress of the Company’s discussions with Company A, including without limitation, (i) that the last proposal made by Company A, characterized by Company A as its best and final proposal, contemplated the acquisition of the Company for a per share price of $29 in cash and a fraction of a share of Company A’s common stock; (ii) that the stock consideration contemplated by Company’s A proposal would subject the Company’s stockholders to the risks and uncertainties associated with fluctuations in Company A’s common stock price; (iii) that the Securities Act of 1933 and other laws limit the ability of the Company’s affiliates, including Fremont, to resell shares of Company A’s common stock received in the merger; (iv) Company A’s refusal to provide a collar or any protection against decline in the price of its common stock, other than a limited right for the Company to terminate the merger agreement if the aggregate per share consideration decreased below $40.00 subject to its right to reinstate the offer at $40.00 per share in all cash; (v) Company A’s refusal to perform full due diligence, provide access for the Company to perform due diligence on Company A or provide a committed financing plan in advance of reaching an understanding with respect to the proposed terms of its proposal, which refusal created uncertainty as to whether any agreement could be reached with Company A on the terms provided by Company A or otherwise; and (vi) Company A’s insistence on a termination fee of $20 million together with a voting agreement from Fremont in which Fremont would pay to Company A a portion of the difference between the consideration to be received by Fremont that was proposed to be paid by Company A and that ultimately paid by a third party, if any, with which the Company consummated a transaction during a specified period after terminating the agreement with Company A;

•	The risk that if the Company did not then accept Square D’s proposal, it may not have had another opportunity to do so;

•	The fact that Square D has a limited ability to terminate the merger agreement;

•	The fact that, pursuant to the merger agreement, the board has the right, upon payment to Square D of a $14.35 million termination fee, to terminate the merger agreement if, prior to obtaining the required vote of our stockholders, the Company has received a superior proposal, and the board has determined, in its good faith judgment, after consultation with and based upon the advice of outside legal counsel and its financial advisors, to approve such superior proposal in order to comply with its fiduciary duties under applicable law; provided that the Company shall have notified Square D in writing of its receipt of such superior proposal, shall have provided Square D with an opportunity for a period of five business days to make adjustments to its offer and provided Square D access to the Company’s personnel, and within that time Square D shall not have made an offer that is as favorable to the stockholders of the Company as such superior proposal;

•	The fact that the termination fee and stockholders voting agreement, and other deal terms restricting the ability of the board to consider or enter into a superior proposal demanded by Square D, taken as a whole, should not preclude or prevent such a proposal;

•	The fact that our certificate of incorporation provides that, upon certain “change of control” events, which include the consummation of the merger, holders of our preferred stock are entitled to receive only the amount the holders of preferred stock would have received had they converted their shares (including any accrued and unpaid dividends not paid as of immediately before such change of control) into common stock immediately before such change of control;

•	The fact that Fremont, as beneficial owner of approximately 74% of the Company’s common stock on an as-converted basis, was prepared to endorse the terms of the merger agreement and to enter into a stockholders voting agreement, which provides that Fremont will receive the same per share consideration on an as-converted to common stock basis as all other holders of common and preferred stock, thereby ensuring that the public stockholders would participate in any control premium realized in connection with the merger;

•	The fact that the merger agreement and stockholder voting agreement treat Fremont no differently than any other stockholder of the Company, other than (i) requiring Fremont to vote in favor of the merger, (ii) requiring the Company to pay cash dividends to Fremont and all other holders of preferred stock of accumulated but unpaid dividends immediately before the closing, and (iii) termination of Fremont’s management agreement with the Company, which, on balance, cause the interests of Fremont to be substantially aligned with those of the Company’s other stockholders;

•	The terms of the stockholders voting agreement, including without limitation that it terminates immediately upon termination of the merger agreement, thereby providing the board with a fully effective opportunity to enter into a transaction with respect to a superior proposal should one be made;

•	The governmental approvals required to consummate the merger and the favorable prospects for receiving all such governmental approvals;

•	The reasonable likelihood of the consummation of the transactions contemplated by the merger agreement;

•	The business reputation and capabilities of Square D and its management, and the financial strength of Schneider Electric, including its ability to finance the transactions contemplated by the merger agreement;

•	The fact that the merger consideration is all cash, the payment of which is not subject to a financing condition, and provides certainty of value to our stockholders;

•	The fact that the transaction is a purchase of the Company as a whole;

•	The terms of the merger agreement, as reviewed by the board with its legal advisors, including the respective representations, warranties and covenants of the parties and the fact that the conditions to closing the merger are limited to our stockholder approval, antitrust clearance, no material adverse effect and other customary conditions;

•	The effects of the merger on our employees, and the terms of the merger agreement relating to employee benefits matters;

•	The fact that the severance plan and management bonus plans have provided additional incentives to certain key employees to support the transaction and to continue to be employed by the Company, thereby reducing the risks of employee attrition and disruption during the pendency of the transaction;

•	The belief that the combination will provide increased financial strength, greater resources to grow the Company’s brands and new opportunities to build customer relationships and provide a broader range of quality products to its customers; and

•	The availability of appraisal rights under Section 262 of the Delaware General Corporation Law for dissenting shares.

      Our board also considered potential risks relating to the merger, including the following:

•	The risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, employee and sales agent attrition and the effect on other business relationships;

•	The interests of the Company’s officers, directors and principal stockholder in the merger, and in determining to enter into the merger agreement with Square D rather than other potential alternatives, including those described above, which may differ from those of our other stockholders;

•	The fact that the all-cash consideration would not allow our stockholders to participate in the benefits of any synergies created by the merger or in any future growth of the combined entity;

•	The possibility that a U.S. or foreign regulatory authority may seek to impose conditions on or enjoin or otherwise prevent or delay the merger, or that the closing may not occur at all;

•	The fact that the all-cash consideration would be taxable to stockholders; and

•	The customary restrictions on the conduct of our business prior to the consummation of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking extraordinary business opportunities that may arise over the period that the merger agreement remains in effect.
      The discussion of the information and factors considered by our board is not exhaustive, but includes all material factors considered by our board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The board evaluated the factors described above, including discussions with management and legal and financial advisors, and reached the decision that the merger was in the best interests of our stockholders. In considering the factors described above, individual members of our board may have given different weights to different factors. Our board considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. It should be noted that this explanation of our board’s reasoning and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “FORWARD-LOOKING STATEMENTS.”
      Our board of directors determined that the merger agreement is advisable, fair to and in the best interests of our stockholders. Accordingly, our board of directors approved the merger agreement and recommends that stockholders vote “FOR” the adoption of the merger agreement.
Opinion of Our Financial Advisor
      Our board of directors retained Wachovia Securities to act as its exclusive financial advisor in connection with its review of strategic alternatives, including a potential sale of the Company. Our board selected Wachovia Securities based on its qualifications, expertise and reputation. Representatives of Wachovia Securities participated in a meeting of the board held on June 29, 2005, at which the board discussed and approved the merger agreement and recommended that the stockholders adopt the merger agreement. At the meeting, Wachovia Securities rendered its oral opinion, which was subsequently confirmed in writing, to the board that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the merger consideration to be received by holders of common stock of the Company in the merger was fair, from a financial point of view, to such holders.
      THE FULL TEXT OF THE WRITTEN OPINION OF WACHOVIA, DATED JUNE 29, 2005, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE OPINION AND ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX B TO, AND

IS INCORPORATED BY REFERENCE IN, THIS PROXY STATEMENT. THE OPINION OF WACHOVIA SECURITIES IS DIRECTED FOR THE INFORMATION AND USE OF THE BOARD OF DIRECTORS OF THE COMPANY IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. THE OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY THE COMPANY TO ENTER INTO THE MERGER AGREEMENT AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF COMMON SHARES OF THE MERGER CONSIDERATION, AND DOES NOT AND SHALL NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF OUR COMMON OR PREFERRED STOCK SHOULD VOTE IN CONNECTION WITH THE MERGER AGREEMENT. YOU SHOULD CAREFULLY READ THE OPINION IN ITS ENTIRETY.
      In arriving at its opinion, Wachovia Securities, among other things:

•	reviewed the merger agreement, including the financial terms of the merger agreement;

•	reviewed certain publicly available business, financial and other information regarding the Company;

•	reviewed certain business, financial and other information regarding the Company and its prospects that were furnished to Wachovia Securities by management of the Company, and which Wachovia Securities has discussed with management of the Company, as well as the business, past and current operations, financial condition and future prospects of the Company, including internal financial forecasts of the Company prepared by the management of the Company, and the risks and uncertainties of the Company continuing to pursue an independent strategy;

•	reviewed the current and historical market prices and trading activity of the common shares of the Company;

•	compared certain business, financial and other information regarding the Company with similar information regarding certain other publicly traded companies that Wachovia Securities deemed to be relevant;

•	compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed to be relevant;

•	developed discounted cash flow models of the Company based upon projections developed by management of the Company;

•	participated in discussions and negotiations among representatives of the Company, Schneider Electric, Square D, and their respective financial and legal advisors;

•	analyzed the premiums paid for certain other business combinations and transactions that Wachovia Securities deemed to be relevant; and

•	considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that Wachovia Securities deemed to be relevant.
      In connection with its review, Wachovia Securities relied upon the accuracy and completeness of the foregoing financial and other information that it obtained and reviewed for the purpose of its opinion, and Wachovia Securities has not assumed any responsibility for any independent verification of such information. In that regard, Wachovia Securities relied upon the assurances of the Company’s management that they were not aware of any facts or circumstances that would make such information about the Company inaccurate or misleading. With respect to the Company’s financial forecasts, Wachovia Securities has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management as to the expected future financial performance of the Company. Wachovia Securities has discussed such forecasts and estimates, as well as the assumptions upon which they are based, with management of the Company, but it assumes no responsibility for and expresses no view as to the Company’s financial forecasts or the assumptions upon which they are based. In arriving at its opinion, Wachovia Securities has not conducted any physical inspection of the facilities of the

Company and has not made or been provided with any evaluations or appraisals of the assets or liabilities of the Company.
      In rendering its opinion, Wachovia Securities has assumed that the transactions contemplated by the merger agreement will be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents or approvals, no restrictions will be imposed or delay will be suffered that will have a material adverse effect on such transactions or other actions contemplated in the merger agreement.
      Wachovia Securities’ opinion is necessarily based on economic, market, financial and other conditions as they exist on and can be evaluated as of the date thereof. Although subsequent developments may affect its opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm its opinion. Wachovia Securities’ opinion does not address the relative merits of the transactions contemplated by the merger agreement compared with other business strategies (including other acquisition proposals the Board has received) that have been considered by the Company’s management or board. Nor does Wachovia Securities’ opinion address the merits of the underlying decision by the Company to enter into the merger agreement and does not and shall not constitute a recommendation to any holder of the common shares of the Company as to how such holder should vote in connection with the transactions contemplated in the merger agreement.
      The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material elements of the presentation to the board by Wachovia Securities on June 28, 2005, in connection with Wachovia Securities’ fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Wachovia Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. The analyses described below must be considered as a whole, and considering portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Wachovia Securities’ analyses and opinion.
      In performing certain of its analyses described below, Wachovia Securities utilized two sets of estimated income statement statistics for the Company to reflect differing assumptions. The first set of income statement statistics, referred to below as the “Management Case,” that were prepared by the Company’s management and includes management’s estimates of the revenue, growth and profitability of the Company’s ModuLight product line through its fiscal year ended November 30, 2009. To reflect the risk regarding the introduction of a new product line, a second set of estimates, referred to below as the “ModuLight Adjusted Case,” was developed assuming no revenue or expenses related to the ModuLight product line.
      For purposes of its analysis, Wachovia Securities utilized the following assumptions: projected net debt as of September 30, 2005 of $206,918,333, including estimated transaction-related expenses of $10.5 million and accumulated but unpaid dividends on the preferred stock; 8,854,132 outstanding common shares of the Company, including all Series A and Series B preferred shares on an “as converted” basis; all vested, “in the money” options being exercised with proceeds to the Company of $18,192,197 used to repurchase shares (the “treasury stock method”); and no consideration paid to holders of unvested “Performance Options” (being options having exercise prices in excess of $44.00 per share).
      Comparable Companies Analysis. Wachovia Securities reviewed and compared certain financial information, multiples and ratios for the Company to corresponding financial information, multiples and ratios for the following publicly traded corporations operating in the building products manufacturing industry:

•	Acuity Brands, Inc.

•	American Standard Cos., Inc.

•	American Woodmark Corp.

•	Black & Decker Corp.

•	Cooper Industries, Ltd.

•	ElkCorp

•	Fortune Brands, Inc.

•	Genlyte Group, Inc.

•	Jacuzzi Brands Inc.

•	James Hardie Industries NV

•	Hubbell, Inc.

•	Masco Corp.

•	Sherwin-Williams Co.

•	Simpson Manufacturing Co., Inc.

•	The Stanley Works

•	Trex Company, Inc.
      The multiples and ratios of each of the selected publicly traded companies were calculated using their respective closing share prices on June 27, 2005. The multiples and ratios of each of the selected publicly traded companies were based upon the most recent publicly available information and projected financial information from First Call consensus estimates. With respect to each of the selected public companies, Wachovia Securities calculated the following financial ratios:

•	enterprise value, which is the market value of common equity plus the book value of debt minus cash, as a multiple of latest twelve months (“LTM”) revenue, LTM earnings before interest, taxes and depreciation and amortization (“EBITDA”), and LTM earnings before interest and taxes (“EBIT”); and

•	market value of common equity as a multiple of LTM and estimated calendar 2005 earnings per share.
      Based on the median and range of multiples derived from the analysis of the selected public companies, Wachovia Securities then calculated a range of implied enterprise values and per share reference values for common shares of the Company based on the financial performance of the Company for the LTM period ended May 31, 2005. This analysis indicated a range of per share equity values for the Company of $26.58 to $55.05, with a median of $39.79, which compares to the per share value of the merger consideration of $44.00 per share of common stock.
      The results of these analyses are summarized as follows:

	Selected Publicly		Implied Company
	Traded Companies		per Share Value

Enterprise Value as a Multiple of:	Range	Median	Range	Median

LTM Revenues	0.7x - 2.6x	1.3x	N/M - $50.38	$15.10
LTM EBITDA	5.5x - 11.8x	9.3x	$12.19 - $52.03	$35.99
LTM EBIT	8.3x - 13.7x	11.2x	$26.58 - $58.07	$43.59

	Selected Publicly		Implied Company
	Traded Companies		per Share Value

Market Value of Equity as a Multiple of:	Range	Median	Range	Median

LTM Net Income	12.1x - 18.7x	16.3x	$38.14 - $59.17	$51.33
Median			$26.58 - $55.05	$39.79
      With regard to the comparable companies analysis summarized above, Wachovia Securities selected comparable public companies on the basis of various factors, including the size of the public company and the similarity of the lines of business. No public company used as a comparison, however, is identical to the Company. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the comparable companies and other factors. These factors could affect the public trading value of the companies to which the Company is being compared.
      Comparable Transactions Analysis. For reference purposes, using publicly available information, Wachovia Securities examined selected transactions involving publicly traded and privately held companies in the building products manufacturing industry that have closed since February 1998. The selected transactions were:

Acquiror	Target

Apollo Management, L.P.	Goodman Global Holdings, Inc.
Associated Materials, Inc.	Gentek Building Products Ltd.
Boral Ltd.	Franklin Brick Co.
Catalina Lighting	Ring PLC
Caxton-Iseman Capital	Ply Gem Industries, Inc.(Nortek Window and Door)
Cooper Industries, Inc.	Shaper Lighting
Cypress Group	Republic National Cabinet Corp.
DESA International, Inc.	Heath Holding Corp.
Fortune Brands, Inc.	Therma-Tru Corp.
Fortune Brands, Inc.	Omega Cabinets
Fremont Partners, LLC	Juno Lighting, Inc.
Genlyte Group, Inc.	Genlyte Thomas Group
Goldman Sachs	Euramax International
Harvest Partners, Inc.	Associated Materials, Inc.
Headwaters, Inc.	Tapco Holdings, Inc.
Headwaters, Inc.	Eldorado Stone, LLC
Hubbell Inc.	USI Lighting Group (LCA Group)
Hughes Supply, Inc.	Century Maintenance Supply, Inc.
Investcorp International, Inc.	MW Windows, Inc.
Investcorp International, Inc.	Associated Materials, Inc.
Investcorp/ Leonard Green & Partners	Werner Holdings Co., Inc.
JLL Partners	C.H.I. Overhead Doors
Kelso & Company	Nortek Holdings, Inc.
Kenner & Co.	Atrium Company, Inc.
Kohlberg Kravis Roberts & Co.	Masonite International Corp.
Lehman Merchant Banking	Hunter Fan Co.
Masonite International Corp.	Stanley Works Residential Door
Mohawk Industries	Dal-Tile International
National Service Industries, Inc.	Holophane Corp.
Ply Gem Industries, Inc.	MW Windows, Inc.
Saunders Karp & Megrue/ Trimaran Capital Partners	Norcraft Companies LLC
Sun Capital Partners, Inc.	Catalina Lighting, Inc.
Targetti Sankey SpA	Tivoli Industries, Inc.
The Sherwin-Williams Company	Duron, Inc.
Thomas H. Lee Partners	Nortek Holdings, Inc.

      Wachovia Securities calculated for each of the selected transactions the enterprise value as a multiple of LTM revenues (prior to the consummation of the transaction), LTM EBITDA, and LTM EBIT. Wachovia Securities then used the median and range of multiples derived from this analysis to calculate a range of implied per share reference values for the Company based on the financial performance of the Company for the LTM period ended May 31, 2005. This analysis indicated a range of per share equity values for the Company of $14.51 to $55.84, with a median of $25.67, which compares to the per share value of the merger consideration of $44.00 per share of common stock.
      The following table presents the results of this analysis:

			Implied Company
			per Share Value
	Range for Selected	Median for Selected
Enterprise Value as a Multiple of:	Transactions	Transactions	Range		Median

LTM Revenues	0.4x - 3.0x	1.1x	N/M - $	62.29	$8.25
LTM EBITDA	4.5x - 10.6x	7.6x		$6.35 - $44.39	$25.67
LTM EBIT	7.6x - 13.3x	9.7x		$22.67 - $55.84	$34.71
Median				$14.51 - $55.84	$25.67
      Because the market conditions, rationale and circumstances surrounding each of the selected transactions were unique to each transaction and because of the inherent differences between the Company’s businesses, operations and prospects and those of each of the companies that comprise the selected transactions, Wachovia Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of this analysis. Accordingly, Wachovia Securities also made qualitative judgments concerning differences between the characteristics of each of the selected transactions and the proposed merger that could affect the Company’s acquisition values and those of such acquired companies.
      Discounted Cash Flow Analyses. Wachovia Securities performed discounted cash flow analyses to estimate a range of equity values per share of the Company common stock, assuming the Company continued to operate as a stand-alone entity without consummating the merger, utilizing both Management Case projections and ModuLight Adjusted Case projections. Wachovia Securities determined the range of present values per share of the Company using the exit multiple method by calculating the sum of (i) the present value of projected free cash flows of the Company over the period from fiscal fourth quarter 2005 through fiscal 2009, and (ii) the present value of an exit multiple of estimated 2009 EBITDA. In calculating an exit multiple value for the Company, Wachovia Securities assumed a range of exit multiples between 6.5x to 8.5x. The free cash flows and respective terminal values were discounted to present value using discount rates ranging from 10.5% to 12.5%.
      Based upon the exit multiple method analysis, Wachovia Securities determined reference ranges for implied equity values per share of the Company common stock of $40.37 to $49.70 using the Management Case projections and $31.45 to $39.13 using the ModuLight Adjusted Case projections, which compares to the per share value of the merger consideration of $44.00 per share of common stock.
      The discounted cash flow analyses of the Company do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities of the Company may trade at the present or at any time in the future. The range of discount rates applied to the Company referred to above was based upon several factors, including factors related to the Company and the industry in which it operates, the business risks of the Company and the overall interest rate environment as of June 29, 2005. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the numerous assumptions that must be made, including earnings growth rates, perpetuity values and discount rates.
      Premiums Paid Analysis. Based on publicly available information, Wachovia Securities compared the premiums represented by the consideration to be paid to the holders of Company common stock pursuant to the merger agreement over the closing price per share of the Company common stock as of one day, one week, and four weeks prior to May 12, 2005, the date the Board’s strategic alternatives review process was publicly announced, to the median premiums paid in 146 transactions completed or pending since January 1, 2003, involving publicly traded target companies with enterprise values of $250 - $750 million, as of one day, one week and four weeks prior to the announcement date of such transaction.
      The following table presents the results of this analysis:

		Implied Price
Premiums Represented by Announced Purchase Price	Median of Selected	per Share of
Over Target Share Price	Transactions	the Company

One day prior to announcement	20.8%	$40.95
One week prior to announcement	23.4%	$41.33
Four weeks prior to announcement	27.3%	$47.08
      No company utilized in the premiums paid analysis is identical to the Company, nor is any transaction identical to the merger. Therefore, a purely quantitative premiums paid analysis would not be dispositive in the context of the merger and an appropriate use of such analysis involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the value of the selected companies and the Company.

Miscellaneous
      In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control. No company, transaction or business used in the analyses described above is identical to the Company or the proposed merger. Any estimates contained in Wachovia Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such analyses. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, to the holders of common stock of the Company, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in connection with such opinion, of the merger consideration to be received by such holders pursuant to the terms of the merger agreement, and were conducted in connection with the delivery by Wachovia Securities of its oral opinion, which was subsequently confirmed in writing, dated June 29, 2005, to the board of directors of the Company. Wachovia Securities’ analyses performed in connection with delivery of its opinion do not purport to be appraisals or to reflect the prices at which the Company common stock might actually trade. The consideration to be paid to holders of shares of the Company common stock in the merger agreement was determined through negotiations among the Company, Square D, Schneider Electric and their respective advisors, and was unanimously approved by the Company’s board of directors. Wachovia Securities did not recommend any specific consideration to the board of directors of the Company or that any given consideration constituted the only appropriate consideration for the merger.
      Wachovia Securities’ opinion was one of many factors taken into consideration by our board in making its determination to approve the merger agreement. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of our board with respect to the value of the Company’s common stock or of whether the board would have been willing to agree to a different form of consideration.
      Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. It has been engaged to render financial advisory services, including the rendering of its opinion, to the Board of Directors of the Company in connection with the transactions contemplated by the merger agreement and will receive a fee for rendering its opinion and an additional fee for such services, a significant portion of which is contingent upon the consummation of the transactions contemplated by the merger agreement. In addition, the Company has agreed to reimburse Wachovia Securities’ expenses and indemnify it against certain liabilities that may arise out of its engagement. Wachovia Securities and its affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business for which it receives customary fees. In the past, it has provided certain banking services to the Company for which it has been paid fees. Currently, it has approximately $13 million in loans outstanding and credit exposure to the Company and its subsidiaries. In addition, it served as sole lead arranger, sole book runner and administrative agent on the Company’s dividend recapitalization transaction in May 2004. In the ordinary course of its business, Wachovia Securities and its affiliates may actively trade or hold the securities (including derivative securities) of the Company or Schneider Electric for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.
      Pursuant to a letter agreement, dated April 5, 2005, Wachovia Securities has been engaged to render certain financial advisory services to the board of directors of the Company in connection with its review of strategic alternatives, including a potential sale of the Company. Pursuant to the terms of the letter agreement, upon the rendering of a fairness opinion in connection with the merger, Wachovia Securities earned a fee of $500,000. Also pursuant to the letter agreement, upon consummation of the transaction, Wachovia Securities will be paid by the Company a fee of approximately $3.75 million, assuming a closing on September 30, 2005 and projected net debt at closing of approximately $206.9 million. The Company has also agreed to reimburse Wachovia Securities for certain reasonable expenses incurred in performing its services and to indemnify Wachovia Securities against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Wachovia Securities’ engagement and any related transactions. Since 2003, Wachovia Securities has received fees of $1.25 million from the Company for other investment banking and advisory services. In connection with the merger, Square D expects to refinance Juno’s existing credit agreement, dated as of May 21, 2004, among Juno, Juno Lighting, Ltd., the domestic subsidiaries of Juno identified as “Guarantors” on the signature pages thereto and the several banks and other financial institutions from time to time party to the credit agreement, and Wachovia Bank, National Association, as administrative agent for the lenders, in which event, an affiliate of Wachovia Securities would have its portion of the loans under the credit agreement repaid.
Delisting and Deregistration of Juno’s Common Stock
      If the merger is completed, our common stock will be delisted from and will no longer be traded on The NASDAQ SmallCap Market and will be deregistered under the Exchange Act.
Certain U.S. Federal Income Tax Consequences of the Merger
      The following is a general summary of certain United States federal income tax consequences of the merger to beneficial owners of shares of our common stock and preferred stock whose shares are converted into cash in the merger (each a Holder). This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that may be relevant to persons who hold shares of our common stock or preferred stock. The summary does not address all of the United States federal income tax consequences that may be relevant to particular Holders in light of their individual circumstances or to Holders who are subject to special rules (e.g., non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, Holders who hold their shares of our stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax, Holders who perfect their appraisal rights under Delaware law or Holders who acquired their shares of our stock upon the exercise of employee stock options or otherwise as compensation), nor does it address the United States federal income tax consequences to persons who do not hold the shares of our stock as “capital assets” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).
      The summary of United States federal income tax consequences set forth below is for general information only and is based on the provisions of the Code, Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Holders are urged to consult their tax advisors to determine the particular tax consequences to them of the merger (including the application and effect of any state, local or foreign income and other tax laws).

      The receipt of cash for shares of our common stock and preferred stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. For United States federal income tax purposes, a Holder who receives cash in exchange for shares of our common stock or preferred stock pursuant to the merger will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the Holder’s adjusted tax basis in the shares of our stock surrendered in exchange therefor. Gain or loss will be determined separately for each block of shares of our common stock or preferred stock (e.g., shares of our common stock acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Such capital gain or loss will be long-term capital gain or loss if the Holder’s holding period for the shares of our common stock or preferred stock exceeds one year at the time of the consummation of the merger. Long-term capital gain recognized by an individual is generally subject to United States federal income tax at a maximum rate of 15 percent. Certain limitations apply to the use of capital losses.
      Distributions to a Holder with respect to accumulated but unpaid dividends on the preferred stock will not be treated as part of the merger consideration but will be treated as dividend income. In the case of a Holder who is an individual, dividend income will be generally subject to United States federal income tax at long-term capital gains rates, provided that certain holding period and other requirements are satisfied.
Governmental and Regulatory Approvals
      We and Square D have agreed to use our reasonable best efforts to take all appropriate action under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement, including all action necessary to resolve any objections asserted by the U.S. Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or jurisdiction under relevant antitrust, or competition laws with respect to the transactions contemplated by the merger agreement; provided, however, that nothing in the merger agreement requires either us or Square D to dispose of any assets or businesses.
      U.S. Antitrust Authorities. The HSR Act requires us and Square D to observe the HSR Act’s notification and waiting period. The HSR Act provides for an initial 30 calendar day waiting period following the necessary filings by the parties to the merger. Square D and we filed the Notification and Report Forms with the FTC and the DOJ on July 11, 2005 for review in connection with the merger. On July 22, 2005, we received from the Federal Trade Commission notification of early termination of the waiting period under the HSR Act.
      In addition, the merger may be reviewed by various state attorneys general. These authorities may be empowered under applicable laws and regulations to investigate or disapprove the merger under the circumstances and based upon the review provided for under applicable laws and regulations.
Financial Interests of Executive Officers and Directors in the Merger
      Some of our executive officers and members of our board of directors have financial interests in the merger that are in addition to, or different from, their interests as our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.
      Employee Stock Options. The merger agreement provides that, at the effective time of the merger, each option holder will be entitled to receive a cash payment (less applicable withholding taxes and without interest), equal to the excess, if any, of the merger consideration over the applicable exercise price per share of the stock option (with immediate vesting of all outstanding stock options that are unvested as of such date), multiplied by the number of shares of our common stock subject to that stock option immediately prior to the effective time of the merger.
      As of the record date for the special meeting, the aggregate number of unvested stock options to acquire shares of our common stock held by our named executive officers as a group and our non-employee directors as a group is approximately 33,008 and 36,090, respectively. For additional information about options and other stock-based awards held by our directors and executive officers, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS” on page 47.
      Indemnification and Insurance. The merger agreement provides that Square D shall, to the fullest extent permitted by law or by our certificates of incorporation and bylaws, indemnify and hold harmless (and advance funds) each present and former director, officer, employee and agent of the Company or any Company subsidiary against any claims, costs or expenses arising out of, relating to or in connection with their roles as director, officer employee or agent or the merger agreement or any of the transactions contemplated thereby.
      The merger agreement also provides that Square D will maintain for a period of six years after completion of the merger the current directors’ and officers’ liability insurance policies maintained by us, or policies of at least the same coverage and amount and containing terms and conditions that are in other respects not materially less advantageous than the current policy, with respect to matters arising on or before the effective time of the merger, although Square D will not be required to pay annual premiums in excess of 300% of the last annual premium, but in this case will purchase as much coverage as reasonably practicable.
      Management Sale Incentive Plan. Concurrent with approving the merger agreement, the board approved and adopted the Management Sale Incentive Plan (the “Management Incentive Plan”) on June 29, 2005. The Management Incentive Plan allows the board to grant cash awards to certain management employees, including named executive officers, to reward them for their performance in the sale of Juno and to provide a financial incentive to such individuals to remain in the long-term employ of Juno. Eight employees are eligible to participate in the Management Incentive Plan, and the maximum aggregate amount of awards payable under the Management Incentive Plan is $3.15 million. Pursuant to the terms of the Management Incentive Plan, if the following executive officers either remain in their employment with Juno for one year after the merger or are terminated by Juno for other than cause or terminate their employment for good reason (as those terms are defined in the Management Incentive Plan), they will be eligible to receive cash awards as follows: T. Tracy Bilbrough, President and Chief Executive Officer and a member of our board, $750,000; Glenn R. Bordfeld, Executive Vice President and Chief Operating Officer, $600,000; George J. Bilek, Executive Vice President, Chief Financial Officer, Secretary and Treasurer, $600,000; William Allen Fromm, Executive Vice President, Operations, $600,000; and Charles F. Huber, Senior Vice President, Engineering and Product Management, $180,000. Payment of awards due under the Management Incentive Plan will be made, less applicable withholding, within ten days following the earlier of the anniversary of the merger and the termination of the participant’s employment by Juno for other than cause or by the participant for good reason.
      Severance Pay Plan. Concurrent with approving the merger agreement, the board also approved and adopted the Severance Pay Plan for Designated Employees (the “Severance Plan”) on June 29, 2005. The Severance Plan generally provides that if a participant’s employment is terminated (other than for cause or by the participant for good reason, as those terms are defined in the Severance Plan) during the two-year period after completion of the merger, such participant will be entitled to severance payments and other benefits composed of the following: (i) two times the sum of the participant’s annual base salary and annual incentive bonus under Juno’s 2003 Incentive Compensation Plan for the year immediately preceding the year in which the severance occurs (but not less than the amount paid pursuant to the terms of that plan in effect immediately prior to the merger), (ii) the participant’s target annual incentive bonus pursuant to Juno’s 2003 Incentive Compensation Plan that would have otherwise been payable for the year in which the severance occurred, prorated, if applicable, to reflect a partial year of employment, (iii) group health insurance premiums for up to two years if the participant has timely elected COBRA coverage, (iv) life insurance coverage for two years and (v) up to $15,000 in outplacement services. To be eligible for payments and benefits under the Severance Plan, participants must execute a waiver and release of claims satisfactory to Juno. All payments under the Severance Plan will be made, less applicable withholding and less any amounts paid to the participant pursuant to the Worker Adjustment and Retraining Notification Act (and any similar statute or regulation), generally within 45 days after the participant’s termination of employment. The following executive officers are participants in the Severance

Plan: Mr. Bilbrough, Mr. Bordfeld, Mr. Bilek, Mr. Fromm and Mr. Huber. Five other employees are also participants under the Severance Plan.
Fremont Stockholders Voting Agreement; Termination Agreement Relating to Fremont Management Services Agreement; Financial Interest of Fremont in the Merger
      In connection with the execution of the merger agreement, Square D required Fremont to enter into a stockholders voting agreement with Square D. As of the record date, Fremont owned an aggregate of 597,866 shares of our common stock and 1,051,970 shares of our Series A preferred stock, entitling them to exercise approximately 74.5% of the voting power of our common stock and preferred stock entitled to vote, voting as a single class, at the special meeting. The following description of the stockholders voting agreement does not purport to be complete and is qualified by reference to the text of the stockholders voting agreement, a copy of which is filed as Appendix D hereto and is incorporated herein by reference.
      Under the stockholders voting agreement, Fremont has agreed to vote all of its shares in favor of adoption of the merger agreement and against:

•	any merger agreement or merger other than the one with Square D, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company;

•	any alternative acquisition proposal; and

•	any amendment to the Company’s charter documents or other proposal or transaction involving the company or any company subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the merger, the merger agreement or any other transactions contemplated by the merger agreement.
      Pursuant to the stockholders voting agreement, with respect to the matters above, Fremont has appointed Square D, as proxy and attorney-in-fact with full power of substitution and resubstitution, to vote and act on Fremont’s behalf, at any annual, special or other meeting of Juno stockholders and to act by written consent; provided, that Square D may not act by written consent to approve the merger agreement, the merger or any other transactions contemplated by the merger agreement.
      In addition, unless and until the stockholders voting agreement has been terminated, Fremont has agreed:

•	that it will not, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of any of its shares of our common and preferred stock, or enter into any contract or other arrangement with respect to the foregoing; provided, that Fremont may convert any shares of preferred stock into shares of common stock and may enter into hedging transactions to the extent that such transactions would not be inconsistent with its obligations above; and

•	that it will not solicit, initiate, knowingly encourage or knowingly facilitate any alternative acquisition proposal.
      The stockholders voting agreement does not restrict in any way the exercise by any of the party’s affiliates (including the Fremont executives who serve on our board of directors) of their fiduciary and legal obligations in their capacity as directors of Juno.
      The stockholders voting agreement terminates upon the first to occur of the termination of the merger agreement in accordance with its terms and the consummation of the merger. See “THE MERGER AGREEMENT — Termination” on page 43.
      The management services agreement, dated June 30, 1999, between Juno and Fremont Partners, L.L.C. is being terminated contingent upon and simultaneous with the closing of the transactions contemplated by the merger agreement. An amount in cash shall be paid to Fremont Partners, L.L.C., equal to all accrued and unpaid amounts payable through and including the contemplated effective date of termination of the management services agreement, and Fremont shall cease to be entitled to receive its management services fee after the effective date of termination. The annual fee is $325,000 and has been fully paid through January 31, 2005. Pursuant to the termination of the management services agreement, contingent upon and simultaneous with the closing of the merger, the company and Fremont Partners, L.L.C. have agreed to mutually release each other from any claims the other may have, except for any claims or other assertion of any rights related to or arising under the merger agreement and the stockholder voting agreement.
      Fremont, as a holder of Series A preferred stock, will be receiving a cash payment of accumulated but unpaid preferred stock dividends to which Fremont is entitled immediately before the closing.
THE MERGER AGREEMENT
      The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A. This summary may not contain all of the information about the merger that is important to you. We encourage you to read carefully the merger agreement in its entirety.
Structure and Effective Time
      The merger agreement provides that Hera Acquisition Corp., a wholly-owned subsidiary of Square D, will merge with and into Juno. Juno will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Square D. Schneider Electric, the parent company of Square D, has agreed to unconditionally guarantee the obligations of Square D under the merger agreement. Schneider Electric has the right to assert as a defense to any of its obligations under the merger agreement any defense or exercise of rights that would be available to it had it entered into the obligations of Square D under the merger agreement directly in the place of Square D.
      The closing date for the merger will be no later than the third business day after all conditions to closing in the merger agreement have been satisfied or waived or on another date as agreed between Square D and us. We currently expect to complete the merger in the third or fourth quarter of 2005. However, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “— Conditions to the Merger.”
      The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and Square D specify in the certificate of merger.
Merger Consideration
      The merger agreement provides that, other than shares owned by us, Square D or Hera, or any of our respective wholly-owned subsidiaries, which will be cancelled, or by holders properly perfecting appraisal rights under Delaware law):

•	each share of our common stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $44.00 per share in cash, without interest (the “Merger Consideration”);

•	each share of our Series A preferred stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive approximately $249.07 in cash (equal to $44.00 multiplied by the number of shares of common stock into which each such share of preferred stock is convertible), without interest; and

•	each share of our Series B preferred stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive approximately $225.60 in cash (equal to $44.00 multiplied by the number of shares of common stock into which each such share of preferred stock is convertible), without interest.
      Under the terms of the preferred stock, upon the occurrence of a change of control transaction, such as the merger, any accumulated but unpaid dividends on the preferred stock would become convertible into shares of common stock at a conversion price of $26.25 per share. As a result, the merger agreement provides that, as a condition to closing the merger, we are required to declare and pay a cash dividend to holders of Series A preferred stock equal to the amount of accumulated but unpaid dividends outstanding as of the closing date on the Series A preferred stock and a cash dividend to holders of Series B preferred stock equal to the amount of accumulated but unpaid dividends outstanding as of the closing date on the Series B preferred stock so that those dividends could not be converted into common stock at a per share conversion price less than the merger consideration.
      If any of our stockholders perfect appraisal rights with respect to any of their Juno shares, then we will treat those shares as described in “— Appraisal Rights.”
Treatment of Stock Options and Stock-Based Awards
      If the merger occurs, each of our outstanding stock options granted under a company equity compensation plan will be immediately vested at the effective time of the merger, and each option holder will be entitled to receive promptly, in exchange for a cancellation of all outstanding options as of such time, a cash payment (less applicable withholding taxes and without interest), equal to the product of:

•	the merger consideration to which a holder of a share of common stock is entitled minus the applicable exercise price per share of the stock option; and

•	the number of shares of our common stock subject to that stock option immediately prior to the effective time of the merger.
      If the merger occurs, we will preclude the commencement of any new accumulation period under the 1996 Employee Stock Purchase Plan from and after the effective time, terminate any current accumulation period no later than the last payroll date immediately preceding the effective time and shall cause all funds then accumulated in participants’ accounts as of the date the options have been terminated to be returned to participants as soon as administratively feasible.
      The merger will constitute a forfeiture event for the company’s performance options (as defined in the grant agreement for each company stock option), and no other price event (as defined in such grant agreements) has occurred.
Directors and Officers
      The merger agreement provides that the directors of Hera immediately before the merger will be the directors of the surviving corporation. Our officers immediately before the merger will be the initial officers of the surviving corporation.
Representations and Warranties
      We make customary representations and warranties in the merger agreement, including but not limited to representations and warranties relating to:

•	our and our subsidiaries’ corporate existence, capitalization and authorization to enter into the merger agreement;

•	absence of violations of our charter documents, applicable laws and certain contracts as a result of the execution, delivery or consummation of the merger agreement;

•	the accuracy and completeness of our filings with the SEC, including our financial statements;

•	the conduct of our business in the ordinary course and the absence of any material adverse effect since February 28, 2005;

•	employee benefit plans and arrangements and labor matters;

•	litigation, undisclosed liabilities and compliance with laws and regulations;

•	tax matters, material contracts, intellectual property, environmental and matters relating to our property and leases;

•	the non-applicability of anti-takeover and interested party statutes;

•	receipt of an opinion of our financial advisor with respect to the merger consideration;

•	required vote of company stockholders; and

•	absence of undisclosed broker’s fees.
      Some of the representations and warranties made by us are qualified by a material adverse effect standard. A material adverse effect on the Company for purposes of our representations and warranties means any state of facts, circumstance, change, development, effect, condition or occurrence that has been or would reasonably be expected to be materially adverse to the financial condition, business, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or would prevent the consummation of the merger. However, a material adverse effect on the Company does not include:

•	any seasonal reduction in revenues or earnings that is of a magnitude consistent with prior periods;

•	changes in the United States economy, financial markets, political or regulatory conditions generally, in each case, which do not have a materially disproportionate effect on our business relative to our peers;

•	changes in any of the industries in which our business is conducted, in each case, which do not have a materially disproportionate effect on our business relative to our peers;

•	changes or effects resulting from the entry into and announcement of the merger agreement, any actions taken pursuant to and in compliance with the merger agreement, or other communication of Square D regarding the plans or intentions of Square D with respect to the conduct of the business or assets of the company, including any resulting loss by the company of customers or employees;

•	changes in any laws after the date of the merger agreement which do not disproportionately affect the company as compared to its peers in any material respect;

•	changes in U.S. generally accepted accounting principles;

•	any actions taken, or failures to take any action, or such other effects, changes or occurrences to which Square D has consented in writing; or

•	terrorist activities, war or armed hostilities.
      The merger agreement contains customary representations made by Schneider Electric, Square D and Hera, including but not limited to representations and warranties relating to:

•	the corporate existence of Square D and Hera and the authorization of Schneider Electric, Square D and Hera to enter into the merger agreement;

•	absence of violations of their charter documents, applicable laws and certain contracts as a result of entering into the merger agreement and completing the merger;

•	the availability of funds to pay the merger consideration;

•	the ownership of Hera;

•	the ownership by Square D of shares of capital stock of Juno; and

•	absence of undisclosed broker’s fees.
      Some of the representations and warranties made by Schneider Electric, Square D and Hera are qualified by a material adverse effect standard. A material adverse effect, for purposes of the representations and warranties of Schneider Electric, Square D and Hera, means a material adverse effect on the ability of Square D or Hera to perform its obligations under the merger agreement or consummate the merger.
      The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.
      The merger agreement contains representations and warranties the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract among the parties to the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.
Covenants
      Conduct of Our Business Prior to the Merger. In the merger agreement, we and our subsidiaries have generally agreed, until the effective time of the merger, to conduct our operations only in the ordinary course of business consistent with past practice in all material respects. With certain specified exceptions, if we wish to engage in conduct that is outside of the ordinary course of business or not consistent with past practice, we must obtain the approval of Square D in writing, which approvals are not to be unreasonably withheld, conditioned or delayed.
      In addition, we and our subsidiaries have agreed to various other restrictions on our business and operations. With certain specified exceptions, if we wish to engage in one of these restricted activities, we must obtain the approval of Square D in writing, which approvals are not to be unreasonably withheld, conditioned or delayed. These covenants include restrictions on our ability to:

•	issue or sell any shares of the capital stock or other equity interests of our company or our subsidiaries or securities convertible into any shares of the capital stock or other equity interests of our company or our subsidiaries, other than with respect to our options and other equity awards outstanding;

•	acquire, redeem or amend any shares of the capital stock of our company;

•	split, combine or reclassify any of the capital stock of our company;

•	declare, set aside or pay any dividends or make a distribution, other than cash dividends by any of our wholly-owned subsidiaries to its parent or cash dividends paid pursuant to the terms of the preferred stock;

•	take any action which would adjust any stated amount, conversion price or deferred dividend due date of our preferred stock under our certificate of incorporation;

•	take any action which would cause the “Stock Price” as defined in the 2003 Incentive Plan, effective May 12, 2003 to be less than $35.41 as of the closing date;

•	acquire or offer to acquire any business, assets or securities or sell, lease, encumber or otherwise dispose of assets or securities involving payment or receipt of consideration of $2,000,000 or more, in the aggregate, except for purchases or sales of supplies, equipment or inventory made in the ordinary course of business;

•	enter into a material contract or amend or extend any material contract;

•	incur or assume any indebtedness for borrowed money except for short-term indebtedness under our credit agreement and except in amounts not to exceed $300,000 in the aggregate;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person except with respect to our company or our wholly-owned subsidiaries;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than wholly-owned subsidiaries or in the ordinary course of business;

•	change any of the accounting methods, principles and practices, except as required by changes in generally accepted accounting principles or applicable laws and regulations;

•	make any material tax election, except as required by law, or settle or compromise any material federal, state or local income tax liability except as is consistent with past practices;

•	propose or adopt any amendments to the certificate of incorporation, bylaws or other similar organizational documents of our company or our subsidiaries;

•	make any deposits or contributions of cash or take any other action to fund any of our employee benefit plans, except as required by law or the terms of such plans;

•	enter into, amend, or extend any collective bargaining or other labor agreement except as required by applicable law or pursuant to any collective bargaining or other labor agreement currently in effect;

•	settle or agree to settle any suit, action, claim, proceeding or investigation that is material to the company or pay, discharge or satisfy any claim, liability or obligation other than the payment, discharge or satisfaction of liabilities to the extent reflected or reserved against in the financial statements as at February 28, 2005, or payable with insurance or incurred in the ordinary course of business subsequent to February 28, 2005;

•	except as permitted by the merger agreement, take any action that would result or is reasonably likely to result in any of the conditions of the merger not being satisfied; or

•	agree to take any of the foregoing actions.
      We have also agreed to give Square D and their representatives access to our employees, offices, warehouses, other facilities, books and records, as is reasonably requested by Square D, so long as reasonable notice is provided.
      Stockholder Meeting; Proxy Solicitations. Under the merger agreement, we are required to hold a stockholders meeting as promptly as reasonably practicable to consider and vote upon adoption of the merger agreement; provided, however, that we may extend the date of the stockholders meeting to the extent: (i) necessary in order to obtain a quorum, (ii) we reasonably determine that such delay is required by law, or (iii) the board shall have determined in good faith, after consultation with our legal and financial advisors that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties. However, we are required to submit a resolution to adopt the merger agreement to a vote of the stockholders at the special meeting whether or not the board determines that the merger agreement and the transactions contemplated thereby are no longer advisable. Our board may not make a change in its recommendation that stockholders vote for the adoption of the merger agreement unless before obtaining stockholder approval: (i) we receive an alternative acquisition proposal that the board determines constitutes a superior proposal, (ii) the board determines in good faith, after consultation with our legal and financial advisors, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties, and (iii) we provide written notice to Square D that the board has made the determination described in clause (ii) above.
      We must promptly notify Square D upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to this proxy statement. Prior to filing or mailing any amendment or supplement hereto, we must provide Square D with a reasonable opportunity to review and comment on such document. We and Square D have also agreed to promptly update any information in the proxy statement relating, respectively, to us, Square D or any of our or their respective affiliates, officers or directors in an appropriate amendment or supplement describing such information filed with the

SEC so that the proxy statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
      No Solicitation of Acquisition Proposals. Subject to the exceptions described below, we have agreed not to, and to cause our subsidiaries not to, and to use our reasonable best efforts to cause each of our and our subsidiaries’ directors, officers, employees, financial advisors, attorneys, accountants, representatives or agents not to:

•	solicit, initiate, knowingly encourage or knowingly facilitate the making of an alternative acquisition proposal (as discussed below);

•	enter into any agreement, arrangement or understanding with respect to any alternative acquisition proposal (other than a confidentiality agreement); or

•	participate in any discussions or negotiations regarding, or furnish or disclose to any person any non-public information with respect to us or our subsidiaries or furnish any person with access to our or our subsidiaries’ properties in connection with any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an alternative acquisition proposal, other than informing persons of the existence of certain provisions of the merger agreement.
      In addition, subject to the exceptions described under “— Stockholder Meeting; Proxy Solicitations,” we have agreed not to:

•	withdraw the approval, recommendation or declaration of advisability by our board of the merger or the transactions contemplated by the merger agreement;

•	recommend, adopt or approve, or propose publicly to recommend, adopt or approve any alternative acquisition proposal; or

•	approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to any alternative acquisition proposal (other than confidentiality agreements permitted by the merger agreement).
      Despite these general prohibitions, before our stockholders adopt the merger agreement, we may furnish information to a person making an unsolicited alternative acquisition proposal and participate in discussions or negotiations with such person if the information provided to such person has previously been provided or is contemporaneously provided to Square D and our board determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing, that such unsolicited alternative acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as discussed below) and which alternative acquisition proposal was made after the date of the merger agreement and did not result from a breach by the company of the section of the merger agreement regarding alternative acquisition proposals.
      In addition, subject to the following conditions, we may enter into any agreement related to an alternative acquisition proposal and terminate the merger agreement:

•	we have received an alternative acquisition proposal that our board shall have determined constitutes a superior proposal;

•	our board determines in good faith after consultation with outside legal counsel and a financial advisor of nationally recognized standing that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law;

•	we provide written notice advising Square D that our board has made the determination above;

•	we provide Square D with an opportunity for a period of five business days following delivery of the notice referred to above to make such adjustments in the terms and conditions of the merger agreement so that the merger will be on terms at least as favorable to our stockholders as the superior proposal set forth in such notice;

•	Square D does not make, within five business days after receipt of the written notice pursuant referred to above, an offer that the our board determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing, is as favorable to our stockholders as the superior proposal set forth in such notice; and

•	we pay a termination fee of $14.35 million to Square D. See “— Termination Fees.”

      An “acquisition proposal” or “alternative acquisition proposal” means any bona fide written proposal or offer with respect to:

•	direct or indirect acquisition or purchase of our and our subsidiaries’ assets that constitutes 20% or more of the net revenues, net income or assets of us and our subsidiaries, taken as a whole;

•	direct or indirect acquisition or purchase of beneficial ownership of our equity securities representing 20% or more of our combined voting power;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning equity securities of us representing 20% or more of our combined voting power; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us, other than the transactions contemplated by the merger agreement.
      A “superior proposal” means an acquisition proposal from any person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, beneficial ownership of more than 50% of our combined voting power then outstanding or all or substantially all of our and our subsidiaries’ assets that our board determines in its good faith judgment, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) would be more favorable from a financial point of view to the stockholders of the company than the transactions contemplated by the merger agreement with Square D (including any adjustment to the terms and conditions proposed by Square D in response to such acquisition proposal) and is reasonably capable of being completed on the terms proposed.
      Efforts to Complete the Merger. We and Square D have agreed to use our reasonable best efforts to take all appropriate action to consummate the transactions contemplated by the merger agreement in the most expeditious manner practicable; provided, however, that nothing in the merger agreement requires either us or Square D to dispose of any assets or businesses.
      We and Square D have also agreed to promptly make any required submissions under the HSR Act which we determine should be made to consummate the transactions contemplated by the merger agreement. We and Square D have further agreed to cooperate with one another in promptly determining whether any filings are required to be made or authorizations are required to be obtained under any other laws and in promptly making any necessary filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. We and Square D have agreed to keep the other informed of any material communication and provide to the other copies of all correspondence between it and any government antitrust entity relating to the merger agreement.
      We and Square D have agreed to cooperate and consult with one another in connection with any stockholder litigation against us or Square D or any of our or Square D’s respective directors or officers with respect to the transactions contemplated by the merger agreement. We and Square D have agreed to use our reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by the merger agreement.

      Directors and Officers Indemnification and Insurance. The merger agreement provides that Square D shall, to the fullest extent permitted by law or by our certificates of incorporation and bylaws, indemnify and hold harmless (and advance funds) each present and former director, officer, employee and agent of the Company or any Company subsidiary against any claims, costs or expenses arising out of, relating to or in connection with their roles as director, officer employee or agent or the merger agreement or any of the transactions contemplated thereby.
      The merger agreement also provides that Square D will maintain for a period of six years after completion of the merger the current directors’ and officers’ liability insurance policies maintained by us, or policies of at least the same coverage and amount and containing terms and conditions that are in other respects not materially less advantageous than the current policy, with respect to matters arising on or before the effective time of the merger, although Square D will not be required to pay annual premiums in excess of 300% of the last annual premium, but in this case will purchase as much coverage as reasonably practicable.
      If Square D, the surviving corporation or any of their respective successors or assigns consolidates with or merges into any other person or transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that their successors and assigns shall assume the obligations set forth above.
      Employee Benefits. From and after the effective time and until the first anniversary of the effective time, Square D has agreed to, and has agreed to cause the surviving corporation and its subsidiaries to, provide to each individual who is employed by any such entity at the effective time of the merger with (i) an annual salary or hourly wage rate, as applicable, and annual cash bonus opportunities that are no less favorable to such individual than the salary or wage rate and annual cash bonus opportunities provided to such individual by us or our subsidiaries immediately prior to the effective time, (ii) continuation of coverage under our tax qualified and welfare benefit plans or arrangements, or alternatively, comparable benefits under a different plan or plans; provided, in either case, that the individual be provided with benefits that are no less favorable to the individual in the aggregate than those in effect immediately prior to the effective time, and (iii) all other compensation and benefit plans no less favorable, in the aggregate, than those currently provided by us and our subsidiaries or, as applicable, in accordance with the terms and conditions of any applicable collective bargaining agreement, excluding any equity-based plans, programs or arrangements.
      Further, Square D has agreed to, and agreed to cause the surviving corporation to, cause service rendered by our employees prior to the effective time to be taken into account for all purposes, including vesting, participation, eligibility, benefit accrual and benefit determination purposes under employee benefit plans of Square D, the surviving corporation and their respective subsidiaries, to the same extent as such service was taken into account under the our corresponding plan for those purposes; provided, however, that such service shall not be credited for benefit accrual purposes to the extent that such credit would result in a duplication of benefits, and shall not be required to be credited for purposes of benefit accrual under a defined benefit pension plan of Square D or for purposes of providing post-retirement medical or life insurance benefits under any plan of Square D. Our employees will not be subject to any pre-existing condition limitation and waiting periods under any health plan of Square D, the surviving corporation or their subsidiaries for any condition for which they would have been entitled to coverage under the our corresponding plan in which they participated prior to the effective time. Square D will, and will cause its subsidiaries and the surviving corporation and its subsidiaries to, give such employees credit under such plans for co-payments made, and deductibles and out-of-pocket requirements satisfied prior to the effective time.

Conditions to the Merger
      Our and Square D’s obligations to complete the merger are subject to the fulfillment or mutual waiver (to the extent permitted by law) of the following conditions:

•	our stockholders’ adoption of the merger agreement in accordance with Delaware law;

•	any waiting period applicable to the merger under the HSR Act shall have expired or early termination thereof shall have been granted; and

•	no order or injunction that prohibits the consummation of the merger shall have been issued by any governmental entity and continue to be in effect, no governmental entity shall have instituted a proceeding seeking any such order or injunction, which proceeding is pending, and no governmental entity shall have threatened to institute a proceeding seeking any such order or injunction and not withdrawn such threat.
      In addition, Square D’s obligation to complete the merger is subject to the fulfillment or waiver by Square D of the following conditions:

•	the representations and warranties that we made in the merger agreement that are qualified as to material adverse effect or materiality (other than the representations and warranties discussed in the next two paragraphs) being true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger, except where the failure of such representations and warranties to be so true and correct would not reasonably be likely to have or result in, individually or in the aggregate, a material adverse effect on the Company;

•	the representations and warranties that we made in the merger agreement relating to organization and qualification, corporate authority, state takeover statutes, opinion of financial advisor, stockholder approval and broker’s and finders’ fees being true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger;

•	the representations and warranties that we made in the merger agreement relating to capitalization being true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger, except where the failure of such representations and warranties to be so true and correct would not result in losses to Square D of more than $1,000,000;

•	our performance and compliance, in all material respects, of our obligations under the merger agreement, except where the failure to perform would not be reasonably likely to have a material adverse effect;

•	our declaration and payment, immediately prior to the effective time, of a cash dividend on our preferred stock equal to accumulated but unpaid dividends on the preferred stock;

•	our termination of our management services agreement with Fremont Partners, L.L.C.;

•	the absence of a continuing material adverse effect on the company since the date of the merger agreement;

•	Square D’s receipt of a certificate from either our chief executive officer or chief financial officer with respect to the foregoing conditions; and

•	Square D’s receipt of a certificate from us establishing an exemption from withholding tax under the Foreign Investment in Real Property Tax Act of 1980.
      In addition, our obligation to complete the merger is subject to the fulfillment or waiver by us of the following conditions:

•	the representations and warranties that Square D made in the merger agreement that are qualified as to material adverse effect or materiality (other than the representations and warranties discussed in the next paragraph) being true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger, except where the failure of such representations and warranties to be so true and correct would not reasonably be likely to have or result in, individually or in the aggregate, a material adverse effect on Square D;

•	the representations and warranties that Square D made in the merger agreement relating to organization and qualification and corporate authority being true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger;

•	Square D’s performance and compliance, in all material respects, with its obligations under the merger agreement, except where the failure to perform would not be reasonably likely to have a material adverse effect on Square D; and

•	our receipt of a certificate from Square D’s chief executive officer or chief financial officer with respect to the foregoing conditions.

Termination
      We or Square D may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger (notwithstanding any approval by our stockholders of the merger) as follows:

•	by our and Square D’s mutual written consent;

•	if the terminating party’s breach is not the cause of the failure of the merger to be consummated, by either Square D or us if:

(1) we do not complete the merger by December 31, 2005, provided that under certain conditions, this date may be extended to March 31, 2006 (the “Outside Date”);

(2) our stockholders shall not have adopted the merger agreement at the special meeting (after giving effect to all adjournments or postponements);

(3) an order, decree or ruling or any other action permanently enjoining, or otherwise prohibiting the merger has been issued and shall have become final and non-appealable; or

(4) any governmental entity shall have failed to issue an order, decree or ruling or take any other action necessary to fulfill the conditions in connection with the HSR filing and such denial becomes final and non-appealable.

•	by us at any time before the effective time of the merger if:

(1) there has been a breach by Square D of any of its representations, warranties, covenants or agreements that would give rise to a failure of the conditions to the completion of the merger, which has not been cured (or is not capable of being cured) within 30 calendar days following receipt of written notice from us; or

(2) our board exercises certain termination rights relating to an alternative acquisition proposal. See “— Covenants — No Solicitation of Acquisition Proposals.”

•	by Square D at any time before the effective time of the merger, if there has been a breach by us of any of our representations, warranties, covenants or agreements that would give rise to a failure of the conditions to the completion of the merger, which has not been cured (or is not capable of being cured) within 30 calendar days following receipt of written notice from Square D.
      In the event the merger agreement is terminated and the merger is abandoned as set forth above, the merger agreement shall become void and of no effect, other than certain provisions relating to confidentiality and fees and expenses without any liability, except for liability for any willful breach by a party to the merger agreement.

Termination Fees
      If (i) an alternative acquisition proposal, or any intention (whether or not conditional) with respect to any potential or future alternative acquisition proposal shall have been publicly announced, disclosed or otherwise communicated to our board, and not withdrawn, and (ii) thereafter the merger agreement is terminated by either Square D or us due to the failure to close by the Outside Date or failure to obtain our stockholders’ approval, then we are required to pay Square D its expenses up to $3 million. If, within 12 months after such termination, we enter into a definitive agreement with respect to, or consummate, any alternative acquisition proposal (with references in the definition thereof to “20%” deemed to be references to “50.1%”), then we must pay Square D a termination fee of $14.35 million minus any termination expenses we have previously paid to Square D.
      If we terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, then we must pay Square D a termination fee of $14.35 million.
      If the merger agreement is terminated by Square D (solely for a material breach by us in connection with our obligations concerning alternative acquisition proposals), then we must pay Square D a termination fee of $14.35 million.
      If (i) an alternative acquisition proposal shall have been communicated to our board, and not withdrawn, (ii) we willfully breach any covenant that is the basis for termination, and (iii) the merger agreement is terminated by Square D for breach of a covenant (other than as a result of a breach in connection with an alternative acquisition proposal), then we must pay Square D its expenses up to $3 million. If, within 12 months after such termination, we enter into a definitive agreement with respect to, or consummate, any alternative acquisition proposal (with references in the definition thereof to “20%” deemed to be references to “50.1%”), then we must pay Square D a termination fee of $14.35 million minus any termination expenses we have previously paid to Square D.
Confidentiality Agreement
      Juno and Square D entered into a confidentiality agreement, dated March 29, 2005. The confidentiality agreement contains customary provisions pursuant to which, among other matters, Square D agreed to keep confidential all nonpublic, confidential or proprietary information furnished to it by us or our representatives relating to us, subject to certain exceptions, and to use the confidential information solely in connection with the consideration of a possible transaction or business relationship with us. Square D agreed in the confidentiality agreement that, for a period of two years from the date of the confidentiality agreement, it would not solicit for employment any of our current employees so long as they are employed by us.
Surrender of Stock Certificates; Payment for Shares
      Prior to completion of the merger, Square D will designate a paying agent for the benefit of the holders of our common stock and preferred stock. No later than the closing date of the merger, Square D will deliver to the paying agent an amount in cash equal to the aggregate consideration required by the merger agreement.
      As soon as reasonably practicable but in any event not less than 15 days before the closing date of the merger, Square D will designate a bank or trust company to act as paying agent in connection with the merger and cause such paying agent to make available upon request a letter of transmittal and instructions for use in exchanging certificates representing shares of our common stock and our preferred stock. You can obtain information about how to request a letter of transmittal from the paying agent by contacting George Bilek at 1300 South Wolf Road, Des Plaines, Illinois 60018. Following the closing date of the merger, if you have not already requested a letter of transmittal, you will receive a letter of transmittal with instructions on how to send your stock certificates to the paying agent. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of common stock are held for you in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for such shares. If a holder surrenders to the paying agent its common or preferred stock certificates, together with such letter of transmittal duly executed, at least two business days prior to the closing date of the merger and such holder is the record holder, as of the closing date, then the holder of such certificates shall be paid on the closing date in exchange therefore cash in the amount of the merger consideration for each share of common stock and cash in the amount of the preferred merger consideration for each share of preferred stock. If a holder surrenders to the paying agent its common or preferred stock certificates, together with such letter of transmittal duly executed, any time after two business days prior to the closing date, and such holder is the record holder, as of the closing date, then the holder shall be paid as soon as reasonably practicable.
Appraisal Rights
      Under Section 262 of the Delaware General Corporation Law (which we refer to in this proxy statement as the “DGCL”), any holder of our common stock or preferred stock who does not wish to accept the merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of such stockholder’s shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and may ask to receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.
      The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which we attach to this proxy statement as Appendix C. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of our common stock who asserts appraisal rights.
      Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Appendix C. Any holder of our common stock or preferred stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Appendix C carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights.
      Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•	NOT vote in favor of adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST adoption of the merger agreement or ABSTAIN;

•	deliver to us a written demand for appraisal before the vote on adoption of the merger agreement at the special meeting;

•	continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

•	file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.
      Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.
      Only a holder of record of shares of our common stock or preferred stock, issued and outstanding immediately prior to the effective time of the merger, may assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must specify the stockholder’s name and mailing address, the number of shares of common stock or preferred stock owned and that the stockholder intends to demand appraisal of its shares of common stock or preferred stock. Stockholders who hold their shares in brokerage accounts or other nominee forms, and who wish to exercise appraisal rights, should consult with their brokers to determine the appropriate procedures for the nominee holder to make a demand for appraisal of those shares. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights.
      A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to: Juno Lighting, Inc., 1300 South Wolf Road, Des Plaines, Illinois 60018, ATTN: Corporate Secretary.
      If we complete the merger, we will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock and preferred stock held by all dissenting stockholders. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.
      Under the merger agreement, we have agreed to give Square D prompt notice of any demands for appraisal that we receive. Square D will have the opportunity to participate in all negotiations and proceedings with respect to such demands. We will not, except with the prior written consent of Square D, make any payment, settle or offer to settle with respect to any demands for appraisal.
      Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of common stock and preferred stock not voted in favor of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.
      If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding against the stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of common stock and preferred stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value.
      In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement.

If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal.
      The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.
      Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).
      Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be subject to such conditions as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the consideration contemplated by the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
EXECUTIVE OFFICERS
Principal Stockholders
      The following table sets forth, as of July 29, 2005, the number and percentage of outstanding shares of common stock and preferred stock beneficially owned by each person known to Juno to be the beneficial owner of more than five percent of the outstanding shares of common stock or preferred stock:

			Percentage of
			Outstanding Shares
	Shares Beneficially Owned		Beneficially Owned

Name	Common	Preferred	Common(1)	Preferred

Fremont Investors I, L.L.C.(2)(3)	5,952,790	1,051,590	67.7%	98.9%
Fremont Partners, L.P.
FP Advisors, L.L.C.(2)(4)	6,550,656	1,051,590	73.7%	98.9%
Fremont Group, L.L.C.
Fremont Investors, Inc.(2)(5)	6,552,807	1,051,970	73.7%	98.9%
Fremont Investors, I CS, L.L.C.	597,866	0	21.1%	0%
Robert Jaunich II(6)	6,552,807	1,051,970	73.7%	98.9%
Mark N. Williamson(7)	6,552,807	1,051,970	73.7%	98.9%
David C. Abrams(8)
Abrams Capital, LLC
Abrams Capital Partners II, LP	524,711	0	18.5%	0%

(1)	Pursuant to Rule 13d-3(d)(1) of the Exchange Act, the 5,954,941 shares of common stock that may be obtained as of June 24, 2005 by converting the 1,051,970 shares of Series A preferred stock are deemed outstanding Common Stock for the purpose of computing the percentage of common stock owned by the beneficial owners of such, but not for the purpose of computing the percentage of common stock owned by any other person.

(2)	Based on a Schedule 13D/ A filed on July 5, 2005, by Fremont Investors I, L.L.C. (“Fremont Investors”), Fremont Partners, L.P. (“Fremont LP”), FP Advisors, L.L.C. (“FP Advisors”), Fremont Group, L.L.C. (“Fremont Group”), Fremont Investors, Inc. (“Fremont Inc.”), Fremont Investors I CS, L.L.C. (“Fremont CS LLC”) and Fremont Partners, L.L.C. (“Fremont Partners”). As of June 29, 2005, each share of Series A preferred stock was convertible into approximately 5.66 shares of common stock. The business address for each of these entities is 199 Fremont Street, Suite 2300, San Francisco, California 94105.

(3)	Includes 1,051,590 shares of Series A preferred stock.

(4)	Includes (i) the 1,051,590 shares of Series A preferred stock owned by Fremont Investors and (ii) the 597,866 shares of common stock owned by Fremont CS LLC. Fremont LP is the managing member of Fremont Investors and Fremont CS LLC. FP Advisors is the general partner of Fremont LP.

(5)	Includes (i) the 1,051,590 shares of Series A preferred stock owned by Fremont Investors, (ii) the 597,866 shares of common stock owned by Fremont CS LLC, and (iii) the 380 shares of Series A preferred stock owned by Fremont Partners. Fremont Group is the managing member of FP Advisors, which is the general partner of Fremont, LP, which is managing member of Fremont LLC and Fremont CS LLC, and is the managing member of Fremont Partners. Fremont Inc. is the managing member of Fremont Group.

(6)	Mr. Jaunich is President and Chief Executive Officer of Fremont Investors and is a Managing Partner of Fremont LP. Mr. Jaunich may be deemed to have beneficial ownership of the 597,866 shares of common stock and 1,051,970 shares of Series A preferred stock deemed to be beneficially owned by Fremont Investors, Fremont LP and their affiliates, but each disclaims any such beneficial ownership. The business address of Mr. Jaunich is 199 Fremont Street, Suite 2300, San Francisco, California 94105.

(7)	Mr. Williamson is Vice President and Treasurer of Fremont Investors and is a Managing Partner of Fremont LP. Mr. Williamson may be deemed to have beneficial ownership of the 597,866 shares of common stock and 1,051,970 shares of Series A preferred stock deemed to be beneficially owned by Fremont Investors, Fremont LP and their affiliates, but each disclaims any such beneficial ownership. The business address of Mr. Williamson is 222 Berkeley Street, Suite 1760, Boston, Massachusetts 02116.

(8)	Based on a Schedule 13D/ A filed on June 20, 2005 by Abrams Capital, LLC (“Abrams LLC”), Abrams Capital Partners II, LP (“Abrams II”) and David C. Abrams. Abrams LLC beneficially owns and exercises shared power to vote or direct the vote and shared power to dispose or direct the disposition of 490,311 shares of common stock. This amount includes 356,031 shares beneficially owned by Abrams II and shares beneficially owned by other private investment partnerships of which Abrams LLC is the general partner with shared power to vote or direct to the vote or dispose or direct the disposition of a portion of the total number of shares beneficially owned. David C. Abrams, the managing member of Abrams LLC, beneficially owns and exercises shared power to vote or direct the vote and shared power to dispose or direct the disposition of 524,711 shares of common stock, which includes the 490,311 shares of common stock reported by Abrams LLC and shares owned by a private investment corporation which may be deemed to be controlled by Mr. Abrams. The business address of Mr. Abrams, Abrams LLC and Abrams II is 222 Berkeley Street, 22nd Floor 3, Boston, Massachusetts 02116.
Directors’ and Executive Officers’ Stock Ownership
      The following table sets forth, as of July 29, 2005, the number and percentage of outstanding shares of common stock and preferred stock beneficially owned by: (i) each director, (ii) each executive officer, and (iii) all executive officers and directors as a group. The persons named hold sole voting and investment power with respect to the shares of common stock and preferred stock listed below, except as otherwise indicated.

			Percentage of
			Outstanding Shares
	Shares Beneficially Owned		Beneficially Owned

Name	Common(1)	Preferred(2)	Common(3)	Preferred

Robert Jaunich II(4)(7)	6,552,807	1,051,970	73.7%	98.9%
Mark N. Williamson(4)(7)	6,552,807	1,051,970	73.7%	98.9%
T. Tracy Bilbrough(5)	422,282	3,500	4.8%	*
Michael M. Froy(4)	9,000	0	*	*
Edward A. LeBlanc(4)	5,640	0	*	*
Richard J. Marshuetz(4)	2,820	0	*	*
John P. Murphy(4)	0	0	*	*
Glenn R. Bordfeld(6)	66,414	750	*	*
George J. Bilek(6)	72,499	1,000	*	*
William Allen Fromm(6)	27,569	0	*	*
Charles F. Huber(6)	46,679	500	*	*
All Juno directors and executive officers as a group (13 persons)(8)	7,288,796	1,058,820	81.9%	99.5%

(1)	The shares of common stock listed in this column include shares of common stock that the following individuals have the right to acquire within 60 days pursuant to stock options: (a) Mr. Bilbrough’s 375,000 shares; (b) Mr. LeBlanc’s 5,640 shares; (c) Mr. Marshuetz’s 2,820 shares; (d) Mr. Bordfeld’s 47,000 shares; (e) Mr. Bilek’s 29,375 shares; (f) Mr. Fromm’s 23,500 shares; and (g) Mr. Huber’s 29,375 shares. The shares of common stock listed in this column also include shares of common stock that the individuals listed in the table have the right to acquire within 60 days upon conversion of the shares of preferred stock they own as set forth in the third column of this table. As of June 29, 2005, each share of Series A Preferred was convertible into approximately 5.66 shares of common stock and each share of Series B Preferred was convertible into approximately 5.13 shares of common stock.

(2)	All shares of preferred stock are Series A preferred stock except for the 3,500 shares of preferred stock held by Mr. Bilbrough which are Series B preferred stock.

(3)	Pursuant to Rule 13d-3(d)(1) of the Exchange Act, shares of the preferred stock owned by a person that may be converted into common stock shall be deemed outstanding common stock for the purpose of computing the percentage of common stock owned by such person but not for the purpose of computing the percentage of common stock owned by any other person.

(4)	Director

(5)	Executive Officer and Director

(6)	Executive Officer

(7)	Mr. Jaunich is President and Chief Executive Officer of Fremont Investors I, LLC and Mr. Williamson is Vice President and Treasurer of Fremont Investors I, LLC. Messrs. Jaunich and Williamson are each Managing Partners of Fremont Partners. They each may be deemed to have beneficial ownership of the 597,866 shares of common stock and 1,051,970 shares of preferred stock deemed to be beneficially owned by Fremont Investor I, LLC and its affiliates, but each disclaims any such beneficial ownership. The business address of Mr. Jaunich is 199 Fremont Street, Suite 2300, San Francisco, California 94105. The business address of Mr. Williamson is 222 Berkeley Street, Suite 1760, Boston, Massachusetts 02116.

(8)	Includes 566,950 shares of common stock that seven executive officers have the right to acquire within 60 days of June 29, 2005 pursuant to stock options and 35,493 shares of common stock that the thirteen persons named in the table above have the right to acquire within 60 days upon conversion of the shares of preferred stock that they own. Does not include 84,660 shares of common stock pursuant to unvested stock options which will vest upon consummation of the merger.

*	Less than 1%

MARKET PRICE OF JUNO
COMMON STOCK AND DIVIDEND INFORMATION
      Our common stock is traded on NASDAQ. The following table sets forth the high and low closing prices of shares of our common stock as reported on NASDAQ, and the quarterly cash dividends declared per share for the periods indicated (rounded to the nearest cent).

	Market Prices

	High	Low	Dividends(1)

2003
First Quarter	$13.79	$9.67	None
Second Quarter	13.54	11.61	None
Third Quarter	14.35	12.19	None
Fourth Quarter	23.25	12.70	None
2004
First Quarter	28.00	21.20	None
Second Quarter	38.33	27.33	None
Third Quarter	39.10	27.60	$6.83
Fourth Quarter	40.10	28.13	None
2005
First Quarter	43.00	35.02	None
Second Quarter	40.35	33.26	None
Third Quarter (through July 28)	43.75	39.00	None

(1)	Pursuant to the merger agreement, we are required to declare and pay a cash dividend to holders of Series A Preferred Stock equal to the amount of accumulated but unpaid dividends outstanding as of the closing date on the Series A Preferred Stock and a cash dividend to holders of Series B Preferred Stock equal to the amount of accumulated but unpaid dividends outstanding as of the closing date on the Series B Preferred Stock.
      On May 12, 2005, the last full trading day before our announcement that our board would consider strategic alternatives, the closing price of our common stock on NASDAQ was $38.90 per share. On June 29, 2005, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock on NASDAQ was $39.00 per share. We encourage our stockholders to obtain current market quotations for our common stock.
FORWARD-LOOKING STATEMENTS
      This proxy statement may contain “forward-looking statements” that are not statements of historical events. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “plans”, “believes”, “anticipates”, “expects” and “intends”, or the negative of such terms and similar terminology. These statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. These risks and uncertainties include, but are not limited to:

•	risks that the merger will not be completed;

•	risks that regulatory or stockholder approval may not be obtained;

•	legislative or regulatory developments that could have the effect of delaying or preventing the merger;

•	uncertainty as to the timing of obtaining regulatory approvals and clearance;

•	the effect of the announcement of the proposed merger on Juno’s customer relationships, operating results and business generally, including the ability to retain key employees;

•	economic conditions generally (including market interest rates);

•	the condition of financing and capital markets;

•	levels of construction and remodeling activity;

•	Juno’s ability to improve manufacturing efficiencies;

•	disruptions in manufacturing or distribution;

•	product and price competition;

•	raw material prices;

•	Juno’s ability to develop and successfully introduce new products to perform as designed when utilized by consumers;

•	technology changes;

•	patent issues;

•	exchange rate fluctuations; and

•	other risks and uncertainties.
      Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. We do not undertake any obligation to update the forward-looking statements contained or incorporated in this proxy statement to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking statements.
FUTURE STOCKHOLDER PROPOSALS
      If the merger is consummated, we will have no public stockholders and no public participation in any of our future stockholder meetings. We intend to hold an annual stockholders meeting in 2006 only if the merger is not completed. If we hold an annual stockholders meeting in 2006, any proposals of Juno stockholders intended to be included in Juno’s proxy statement for the 2006 annual meeting of Juno stockholders should be addressed to Juno’s Corporate Secretary, 1300 South Wolf Road, P.O. Box 5065, Des Plaines, Illinois 60018, and must be received before the close of business on November 16, 2005.
      Juno’s advance notice bylaw provisions provide guidelines for stockholder proposals that are submitted outside the processes of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. These bylaw provisions provide that stockholder proposals to be considered at an annual stockholders meeting that are not included in our proxy materials must satisfy certain conditions including submitting notice of such nomination or proposal to Juno not more than 90 days or less than 60 days prior to the anniversary of the preceding year’s annual meeting of stockholders. If you would like a copy of Juno’s bylaws, we will furnish one without charge upon written request to the Secretary of Juno at the address of Juno’s executive offices. SEC rules permit management to vote proxies in its discretion if Juno: (1) receives notice of the proposal before the close of business on February 25, 2006, and advise stockholders in Juno’s proxy statement for the 2006 annual meeting about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on February 25, 2006. Notices of intention to present proposals at the 2006 annual meeting should be addressed to Juno’s Corporate Secretary, 1300 South Wolf Road, P.O. Box 5065, Des Plaines, Illinois 60018.

OTHER MATTERS
      We know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board may recommend.
      It is important that your shares be represented at the special meeting, regardless of the number of shares which you hold. Therefore, we urge you to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location:
Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement is dated July 29, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

APPENDIX A
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Juno or Square D. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
      The merger agreement contains representations and warranties the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract among the parties to the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.
AGREEMENT AND PLAN OF MERGER
dated as of June 29, 2005
by and among
SQUARE D COMPANY
SCHNEIDER ELECTRIC SA
HERA ACQUISITION CORP.
and
JUNO LIGHTING, INC.

A-i

A-ii

Glossary of Defined Terms

1993 Option Plan	A-5
1999 Incentive Plan	A-5
Acquisition Proposal	A-21
Affiliate	A-34
Agreement	A-1
Associate	A-34
Audits	A-11
beneficial ownership	A-34
beneficially own	A-34
Business Day	A-34
Certificate	A-3
Certificate of Merger	A-2
Change of Control	A-26
Claim	A-23
Closing	A-1
Closing Date	A-1
Code	A-4
Common Stock	A-6
Company	A-1
Company Adverse Recommendation Change	A-21
Company Disclosure Schedule	A-6
Company Financial Advisor	A-16
Company Group	A-12
Company Owned Intellectual Property	A-14
Company Plan	A-10
Company Recommendation	A-21
Company Representatives	A-20
Company SEC Reports	A-9
Company Securities	A-7
Company Stock Option	A-5
Company Stockholder Meeting	A-20
Company Subsidiaries	A-34
Confidentiality Agreement	A-19
Copyrights	A-14
D&O Insurance	A-24
DGCL	A-1
Dissenting Shares	A-3
Effective Time	A-2
Employee Stock Purchase Plan	A-5
Encumbrances	A-13
Environmental Laws	A-13
ERISA	A-10
ERISA Affiliate	A-10
Exchange Act	A-8

A-iii

Foreign Antitrust Laws	A-8
Government Antitrust Entity	A-23
Governmental Entity	A-8
Guarantor	A-1
HSR Act	A-8
Indebtedness	A-34
Indemnified Person	A-23
Industries	A-34
Intellectual Property	A-14
know	A-34
knowledge	A-34
Laws	A-34
Lease	A-14
Liens	A-34
Material Adverse Effect	A-34
Material Contract	A-15
Merger	A-1
Merger Consideration	A-1
Merger Sub	A-1
Notice of Adverse Recommendation	A-22
Obligation	A-35
Option Consideration	A-5
Outside Date	A-28
Outstanding Preferred Stock	A-6
Owned Real Property	A-13
Parent	A-1
Parent Material Adverse Effect	A-35
Patents	A-14
Paying Agent	A-3
Payment Fund	A-3
Permits	A-13
Permitted Encumbrances	A-13
Permitted Liens	A-35
Person	A-35
Plan	A-10
Post-Closing Tax Period	A-12
Preferred Merger Consideration	A-1
Preferred Shares	A-1
Preferred Stock	A-6
Proxy Statement	A-19
Required Company Vote	A-15
SEC	A-9
Series A Preferred Share	A-1
Series A Preferred Stock	A-6
Series B Preferred Share	A-1

A-iv

Series B Preferred Stock	A-6
Share	A-1
SOX	A-9
Stock Option Plans	A-5
Subsidiary	A-35
Superior Proposal	A-21
Surviving Corporation	A-1
Takeover Statute	A-15
Tax	A-12
Tax Returns	A-12
Taxes	A-12
Termination Expenses	A-30
Termination Fee	A-30
Trade Secrets	A-14
Trademarks	A-14
U.S. GAAP	A-9
Voting Agreement	A-1

A-v

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 29, 2005, is by and among Square D Company, a Delaware corporation (“Parent”), Hera Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Juno Lighting, Inc., a Delaware corporation (the “Company”), and solely for the purposes of Article IV and Section 9.12 of this Agreement, Schneider Electric SA (“Guarantor”).
RECITALS
      WHEREAS, the Board of Directors of each of Merger Sub and the Company has approved and declared advisable and fair to, and in the best interests of, their respective stockholders, this Agreement and the transactions contemplated hereby, including the Merger, in which (i) each issued and outstanding share (a “Share”) of common stock, par value $0.001 per share, of the Company not owned by Parent, Merger Sub or the Company, other than Dissenting Shares (as defined below), will be converted into the right to receive $44.00 in cash, without interest (the “Merger Consideration”), and (ii) each issued and outstanding share of Series A Convertible Preferred Stock (a “Series A Preferred Share”), par value $0.001 per share, and share of Series B Convertible Preferred Stock (a “Series B Preferred Share,” and collectively with the Series A Preferred Shares, the “Preferred Shares”), par value $0.001 per share, of the Company not owned by Parent, Merger Sub or the Company, other than Dissenting Shares, will be converted into the right to receive the product of the Merger Consideration multiplied by the number of Shares into which such Preferred Share is convertible determined as of immediately prior to the Effective Time in cash, without interest (the “Preferred Merger Consideration”), and all subject to any applicable withholding tax specified in Section 2.03(e);
      WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its shareholders to acquire the Company upon the terms and subject to the conditions set forth herein;
      WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and certain holders of the Series A Preferred Shares and the Shares have entered into a Stockholders Voting Agreement (the “Voting Agreement”), pursuant to which, among other things, such holders have agreed to vote Shares and Series A Preferred Shares held by them in favor of adoption of this Agreement; and
      WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:
ARTICLE I
THE MERGER
      Section 1.01.     The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).
      Section 1.02.     Closing of the Merger. The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be agreed to by Parent and the Company, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP,

333 West Wacker Drive, Chicago, Illinois 60606, unless another time, date or place is agreed to in writing by the parties hereto.
      Section 1.03.     Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger complying with the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, as soon as practicable on the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as the parties shall agree and as shall be provided in the Certificate of Merger (the “Effective Time”).
      Section 1.04.     Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, the Surviving Corporation shall continue its corporate existence under the DGCL and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.
      Section 1.05.     Certificate of Incorporation and Bylaws.
      (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, except that the name of Merger Sub shall be amended therein to be “Juno Lighting, Inc.”, subject to the provisions of Section 6.06.
      (b) The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws, the Certificate of Incorporation and the DGCL, subject to the provisions of Section 6.06.
      Section 1.06.     Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.
      Section 1.07.     Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected or appointed and qualified.
      Section 1.08.     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE II
CONVERSION OF SECURITIES
      Section 2.01.     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any capital stock of the Company or Merger Sub:

(a) Common Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share and Preferred Share that is held by the Company as treasury stock or that is owned by Parent or any of its or the

Company’s respective wholly-owned Subsidiaries immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Shares and Preferred Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.01(b) and any Dissenting Shares) shall be converted into the right to receive the Merger Consideration. Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Preferred Shares to be canceled in accordance with Section 2.01(b) and any Dissenting Shares) shall be converted into the right to receive the Preferred Merger Consideration. At the Effective Time, all such Shares and Preferred Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Shares or Preferred Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or Preferred Merger Consideration, respectively, with respect to each such Share or Preferred Share, subject to any applicable withholding tax specified in Section 2.03(e).

      Section 2.02.     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares and Preferred Shares that are issued and outstanding immediately prior to the Effective Time and held by stockholders exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration or the Preferred Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares and Preferred Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration or the Preferred Merger Consideration with respect to each such Share or Preferred Share, subject to any applicable withholding tax specified in Section 2.03(e). The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares or Preferred Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.
      Section 2.03.     Exchange of Certificates.
      (a) Paying Agent. As soon as practicable following the date of this Agreement and in any event not less than 20 days before the Closing Date, Parent shall appoint a national bank or trust company reasonably acceptable to the Company to act as paying agent for the payment of the Merger Consideration and the Preferred Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, no later than the Closing Date, Parent shall deposit with the Paying Agent sufficient funds to make the payments due pursuant to Section 2.01(c) upon surrender of Certificates (such funds being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.
      (b) Exchange Procedure. As soon as reasonably practicable following the date of this Agreement and in any event not less than 15 days before the Closing Date, Parent shall cause the Paying Agent to make available upon request a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender upon or after the Effective Time of a Certificate in exchange for the Merger Consideration or the Preferred

Merger Consideration with respect to each Share or Preferred Share formerly represented by such Certificate. As soon as reasonably practicable after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding Certificate, who has not previously submitted a duly executed letter of transmittal, such form of letter of transmittal and instructions. If a holder surrenders to the Paying Agent a Certificate, together with such letter of transmittal duly executed, at least two Business Days prior to the Closing Date and such holder is the record holder, as of the Closing Date, then the holder of such Certificate shall be paid on the Closing Date in exchange therefor cash in an amount equal to: (i) in the case of Certificates for Shares, the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration (subject to any applicable withholding tax as specified in Section 2.03(e)), or (ii) in the case of Certificates for Preferred Shares, the product of the number of Preferred Shares represented by such Certificate multiplied by the Preferred Merger Consideration (subject to any applicable withholding tax as specified in Section 2.03(e)), and such Certificate shall forthwith be canceled. If a holder surrenders to the Paying Agent a Certificate, together with such letter of transmittal duly executed, any time after two Business Days prior the Closing Date, and such holder is the record holder, as of the Closing Date, then the holder of such Certificate shall be paid as soon as reasonably practicable in accordance with the immediately preceding sentence, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.
      (c) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration or Preferred Merger Consideration with respect to the Shares or Preferred Shares formerly represented thereby.
      (d) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Merger Consideration or Preferred Merger Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
      (e) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration and Preferred Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares or Preferred Shares such amounts as are required to be withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Preferred Shares in respect of which such deduction and withholding was made.
      (f) No Further Ownership Rights; Closing of the Company’s Transfer Books. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares or Preferred Shares formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of Shares or Preferred Shares shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration or Preferred Merger

Consideration, as applicable, as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.
      (g) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent in direct obligations of the U.S. Treasury, on a daily basis. Any interest and other income resulting from such investments will be paid to Parent. If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.
      (h) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with Section 2.02 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of their claim for the Merger Consideration or Preferred Merger Consideration, as applicable, without any interest thereon. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
      Section 2.04.     Company Stock Options.
      (a) Parent and the Company shall take all actions necessary to provide that each outstanding option to purchase Shares granted under the Company’s 1999 Stock Award and Incentive Plan, as amended (the “1999 Incentive Plan”), and the Company’s 1993 Option Plan, as amended (the “1993 Option Plan,” and together with the 1999 Incentive Plan, the “Stock Option Plans”) that is outstanding at the Effective Time, whether vested or unvested (each, a “Company Stock Option”), will be cancelled as of the Effective Time in exchange for the right to promptly receive an amount in cash, without interest, with respect to each Share then subject to such Company Stock Option, equal to the excess, if any, of the Merger Consideration over the exercise price for such Share under such Company Stock Option (such amount being hereinafter referred to as the “Option Consideration”), subject to applicable income and employment tax withholding amounts required to be withheld by the Company or any Company Subsidiary under any applicable Law.
      (b) If and to the extent necessary or required by the terms of the Stock Option Plans or pursuant to the terms of any Company Stock Option granted thereunder, the Company shall use its reasonable best efforts to obtain the consent of each holder of outstanding Company Stock Options to the foregoing treatment of such Company Stock Options.
      Section 2.05.     Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take (or cause to be taken) such actions with respect to the Company’s 1996 Employee Stock Purchase Plan, as amended and restated (the “Employee Stock Purchase Plan”), as may be necessary or appropriate (i) to preclude the commencement of any new accumulation period as defined or described thereunder, from or after the Effective Time, and (ii) to terminate any current accumulation period no later than the last payroll date immediately preceding the Effective Time and shall cause all funds then accumulated in participants’ accounts as of the date the options have been terminated to be returned to participants as soon as administratively feasible. Prior to the Effective Time, the Company shall take (or cause to be taken) such actions as may be necessary or appropriate so that the Employee Stock Purchase Plan and any and all rights under any provisions thereof shall terminate as of the Effective Time, without any action on the part of the Company or any other Person.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as set forth with respect to a specifically identified representation and warranty referenced in the disclosure schedule dated the date hereof, delivered by the Company to Parent prior to the execution of this Agreement and designated therein as the Company Disclosure Schedule (the “Company Disclosure Schedule”) and with respect to any other representation and warranty to the extent that it is reasonably apparent from the face of any such disclosure on the Company Disclosure Schedule that such disclosure should qualify such other representation and warranty, the Company hereby represents and warrants to each of Parent and Merger Sub as follows:
      Section 3.01.     Organization and Qualification. The Company and each Company Subsidiary is a duly organized and validly existing corporation or other entity in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of formation, with all corporate or other power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where any failures of such organization, existence, good standing, power and qualification have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent and Merger Sub accurate and complete copies of its Certificate of Incorporation and Bylaws as currently in effect.
      Section 3.02.     Capitalization.
      (a) The authorized capital stock of the Company consists of (i) 45,000,000 Shares, par value $0.001 per share (the “Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), of which 1,060,000 shares have been designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and of which 3,500 shares have been designated Series B Convertible Preferred Stock (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Outstanding Preferred Stock”).
      (b) The capitalization of the Company is as follows:

(i) As of June 24, 2005, 2,855,493 Shares were issued and outstanding;

(ii) As of the date hereof, 1,060,000 shares of Series A Preferred Stock were issued and outstanding; each Series A Preferred Share was convertible into 5.660659 fully paid and nonassessable shares of Common Stock (being the number determined by dividing (A) $109.93 (being the “Stated Amount” per share then in effect with respect to the Series A Preferred Stock, as defined in the Company’s Certificate of Incorporation) by (B) the conversion price of $19.42 per share (being the “Stated Amount Conversion Price” then in effect with respect to the Series A Preferred Stock, as defined in the Company’s Certificate of Incorporation). In addition to the foregoing, as of the date hereof, each Series A Preferred Share was entitled to receive approximately $13.03 in accumulated but unpaid dividends, which, if not earlier paid may be converted into approximately 0.4965 shares of Common Stock (being the amount of accumulated but unpaid dividends per share with respect to the Series A Preferred Stock as of such date divided by the conversion price of $26.25 per share (being the “Cash Dividends Conversion Price” then in effect with respect to the Series A Preferred Stock, as defined in the Company’s Certificate of Incorporation)); provided that such shares of Common Stock may not be issued before the “Deferred Dividend Due Date” (as defined in the Company’s Certificate of Incorporation, which Deferred Dividend Due Date has not occurred and will not occur before the Effective Time). Each Series A Preferred Share will be entitled to receive additional dividends after such date and until and including the Closing Date, as set forth in the Company’s Certificate of Incorporation;

(iii) As of the date hereof, 3,500 shares of Series B Preferred Stock were issued and outstanding; each Series B Preferred Share was convertible into 5.127188 fully paid and nonassessable whole shares of Common Stock (being the number determined by dividing (A) $99.57 (being the “Series B Stated Amount” per share then in effect with respect to the Series B Preferred Stock, as defined in the Company’s Certificate of Incorporation) by (B) the conversion price of $19.42 per share (being the “Series B Stated Amount Conversion Price” then in effect with respect to the Series B Preferred Stock, as defined in the Company’s Certificate of Incorporation). In addition to the foregoing, as of the date hereof, each Series B Preferred Share was entitled to receive approximately $11.80 in accumulated but unpaid dividends, which, if not earlier paid may be converted into approximately 0.4497 shares of Common Stock (being the amount of accumulated but unpaid dividends per share with respect to the Series B Preferred Stock as of such date divided by the conversion price of $26.25 per share (being the “Series B Cash Dividends Conversion Price” then in effect with respect to the Series B Preferred Stock, as defined in the Company’s Certificate of Incorporation)); provided that such shares of Common Stock may not be issued before the “Deferred Dividend Due Date” (as defined by the Company’s Certificate of Incorporation, which Deferred Dividend Due Date has not occurred and will not occur before the Effective Time). Each Series B Preferred Share will be entitled to receive additional dividends after such date and until and including the Closing Date, as set forth in the Company’s Certificate of Incorporation;

(iv) As June 24, 2005, no Shares were issued and held in the Company’s treasury;

(v) As of June 24, 2005, Company Stock Options to purchase an aggregate of 1,133,893 Shares under the 1999 Incentive Plan and an aggregate of 8,450 Shares under the 1993 Option Plan were issued and outstanding; and

(vi) The aggregate amount of payroll deductions accumulated under the Employee Stock Purchase Plan as of June 24, 2005 was $441,133.38.
Since June 24, 2005 (or, if another date is stated above with respect to any item, since such date), the Company has not issued any Shares or shares of Preferred Stock (other than the issuance of Shares (x) upon the exercise of Company Stock Options outstanding on such date, or (y) issued or issuable pursuant to the terms Employee Stock Purchase Plan) and has not granted any new options, warrants or rights or entered into any other agreements or commitments to issue any Shares or shares of Preferred Stock and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares and shares of Outstanding Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Except for the transactions contemplated by this Agreement and except as described above (including the Employee Stock Purchase Plan), there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any Company Subsidiary to make any payments based on the price or value of the Shares or Preferred Shares. There are no outstanding obligations of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire any Company Securities other than the Preferred Stock pursuant to the express terms thereof. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock of the Company or any Company Subsidiary.
      (c) All outstanding shares of capital stock of, or other equity interest in, each Company Subsidiary (i) have been validly issued and are fully paid and nonassessable and (ii) are free and clear of all Liens other than Permitted Liens. All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company Subsidiaries are beneficially owned, directly or indirectly, by the Company. There are no outstanding (i) securities of any Company Subsidiary convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in such Company Subsidiary, (ii) options, warrants, rights or other agreements or commitments to acquire from any Company Subsidiary, or obligations of any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) such Company Subsidiary, or (iii) obligations of any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in such Company Subsidiary.
      (d) Section 3.02 of the Company Disclosure Schedule sets forth a complete list as of June 24, 2005 of each outstanding Company Stock Option, including the holder, date of grant, whether issued under the 1999 Incentive Plan or the 1993 Option Plan, the exercise price and number of Shares subject thereto.
      (e) For each Company Stock Option labeled as a “Performance Option” on Section 3.02 of the Company Disclosure Schedule, the Merger will constitute a Forfeiture Event (as defined in the grant agreement for each such Company Stock Option) and no other Price Event (as defined in such grant agreements) has occurred.
      Section 3.03.     Authority for This Agreement.
      (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, except for the Required Company Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or any of its Affiliates or stockholders are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to completion of the Merger, the Required Company Vote. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles.
      (b) The Board of Directors of the Company, at a meeting duly called and held, has (i) approved and declared advisable and fair to, and in the best interests of, its stockholders, this Agreement and the transactions contemplated hereby, including the Merger, and (ii) resolved to recommend adoption of this Agreement by the stockholders of the Company, subject to the right of the Board of Directors of the Company to withdraw or modify its recommendation in accordance with the terms of this Agreement.
      Section 3.04.     Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any Company Subsidiary, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, Federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) for the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and (iii) for the applicable requirements under the DGCL, (c) require any consent, waiver or approval under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective assets are bound, (d) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary other than Permitted Liens or (e) violate any Law or order, writ injunction or decree applicable to the Company or any Company Subsidiary or by which any of their respective assets are bound, except in the case of clauses (b), (c), (d) and (e) for any of the foregoing that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Merger.
      Section 3.05.     Reports; Financial Statements.
      (a) Since December 1, 2003, the Company has timely filed with the U.S. Securities and Exchange Commission (“SEC”) all forms, reports, schedules, proxy statements, registration statements and other documents required to be filed by it (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the “Company SEC Reports”). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, all of the Company SEC Reports complied in all material respects with all applicable requirements of the Exchange Act, the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the Sarbanes-Oxley Act of 2002 (“SOX”) as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      (b) The audited and unaudited consolidated financial statements of the Company included in the Company SEC Reports, as so amended, have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) (except in the case of unaudited statements, as otherwise permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, consolidated stockholders’ deficit and consolidated cash flows for the periods presented therein, except as specifically provided in the notes thereto (subject, in the case of unaudited statements, to normal year-end audit adjustments).
      (c) Each of the principal executive officers of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the Company SEC Reports, and the statements contained in such certifications were true and accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
      (d) The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, (B) that receipts and expenditures are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could materially affect the Company’s financial statements.
      (e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed in all material respects to ensure that (A) information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (B) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.
      (f) As of June 24, 2005, the Indebtedness of the Company and the Company Subsidiaries was not more than $197,000,000 and was comprised solely of amounts outstanding under the Company Credit Agreement and capital leases of machinery and equipment.
      Section 3.06.     Absence of Certain Changes. Since February 28, 2005 through the date hereof, (x) there has not been any Material Adverse Effect and (y) the Company and Company Subsidiaries have, in the aggregate, conducted their businesses only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement.
      Section 3.07.     Employee Benefit Matters.
      (a) For purposes of this Agreement, (i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, (ii) “ERISA Affiliate” means any trade or business, whether or not incorporated, which, together with the Company or any Company Subsidiary, is treated as a single employer under Section 4001(b) of ERISA, (iii) “Company Plan” means any Plan (x) maintained, sponsored or contributed to by the Company, any Company Subsidiary or any ERISA Affiliate for current or former employees of the Company or any Company Subsidiary and (y) to which the Company, any Company Subsidiary or any ERISA Affiliate (1) has any obligation to contribute or (2) otherwise has any material liability and (iv) “Plan” means any “employee benefit plan,” within the meaning of ERISA, whether or not subject to ERISA, and any employment, consulting, severance, termination, change in control, retention, deferred or incentive compensation, bonus, commission, stock option or other equity-based or equity-valued, vacation, fringe or other material employee or retiree benefit or compensation plan, program, arrangement, policy or agreement. Section 3.07(a) of the Company Disclosure Schedule contains a true and complete list as of the date hereof of the Company Plans.
      (b) Each Company Plan has been operated and administered, and is, in compliance with its terms and all applicable Laws, except for any failure to so operate or administer or comply in any respect that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
      (c) No Company Plan (i) has an “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code, (ii) is subject to Title IV of ERISA, or (iii) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
      (d) With respect to each Company Plan, (i) the Company and Company Subsidiaries have paid, on a timely basis, all contributions, premiums and expenses due and have adequately and properly accrued all such amounts not yet due but accrued, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification and, to the knowledge of the Company, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification, and (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against the assets of such Plan, except in the case of each of the foregoing clauses (i), (ii) and (iii) as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
      (e) No Company Plan is under audit or, to the knowledge of the Company, is the subject of an investigation (other than audits or investigations in the ordinary course) by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity.
      (f) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, solely or together with any other event, will result in the payment to any employee or director of the Company of any “excess parachute payments” within the meaning of Section 280G of the Code.

      (g) Neither the Company nor any Company Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union applicable to employees of the Company or any of its Subsidiaries.
      (h) Neither the Company nor any Company Subsidiary has violated any provision of Law regarding the terms and conditions of employment of employees, former employees, or prospective employees or other labor related matters, except for such violations which have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
      (i) Neither the Company nor any Company Subsidiary maintains any retiree life or retiree health insurance plans that are employee welfare benefit plans providing for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee’s termination of employment (except to the extent such continued coverage is required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA) (sometimes referred to as “COBRA” coverage), except as would not be reasonably likely to result in, individually or in the aggregate, a material liability for the Company.
      Section 3.08.     Litigation, etc. As of the date of this Agreement, there is no claim, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against or relating to the Company or any Company Subsidiary that involves a claim against the Company or any Company Subsidiary in excess of $1,000,000 or that, individually or in the aggregate, has had or, if adversely determined, is reasonably likely to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Merger.
      Section 3.09.     Tax Matters.
      (a) The Company and Company Subsidiaries have filed (or have had filed on their behalf), all material Tax Returns required by applicable Law to be filed by them. All such Tax Returns and amendments thereto are true, complete and correct in all material respects.
      (b) The Company and Company Subsidiaries have paid (or have had paid on their behalf) all material Taxes due with respect to any period (or portion thereof) ending prior to or as of the Closing Date.
      (c) There are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for liens for Taxes not yet due or for Taxes being contested in good faith for which adequate reserves have been made.
      (d) No Federal, state, local or foreign audits, examinations, investigations or other administrative proceedings (such audits, examinations, investigations and other administrative proceedings referred to collectively as “Audits”) or court proceedings are presently pending or threatened in writing with regard to any Taxes owed or claimed to be owed by or on behalf of the Company or any Company Subsidiary. All amounts finally determined to be owing from any Audit or court proceeding relating to Taxes of the Company or any Company Subsidiary have been paid.
      (e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return.
      (f) All Tax sharing, indemnity and similar arrangements relating to the Company or any Company Subsidiary (other than this Agreement) will terminate prior to the Closing Date, and neither the Company nor any Company Subsidiary will have any liability thereunder on or after the Closing Date.
      (g) All Taxes and other deductions that are required to be collected or withheld by the Company or any Company Subsidiary have been so collected or withheld and have been paid to the appropriate Governmental Entity.

      (h) Neither the Company nor any Company Subsidiary is, nor has at any time been, a United States real property holding company within the meaning of section 897 of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.
      (i) The Company and each Company Subsidiary have made available to Parent any Audit report issued within the last three (3) years relating to any Taxes due from the Company or any Company Subsidiary.
      (j) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
      (k) Neither the Company nor any Company Subsidiary has been a party to or otherwise participated in a “listed transaction” as such term is defined in Treasury Regulation section 1.6011-4 (b)(2).
      (l) With respect to either the Company or any Company Subsidiary, there has been (i) no adjustment that, under section 481 of the Code (or similar provisions of foreign, state or local Tax law), could reasonably be expected to have the effect of materially increasing the Tax liability of the Company or any Company Subsidiary in any Tax period (or portion thereof) ending after the Closing Date (“Post-Closing Tax Period”) and (ii) no agreement under section 7121 of the Code (or similar agreement entered into for Federal, foreign, state or local Tax law purposes) that could reasonably be expected to have the effect of materially increasing the Tax liability of the Company or any Company Subsidiary in any Post-Closing Tax Period.
      (m) Neither the Company nor any Company Subsidiary has received any written assertion, or written threatened assertion, that the Company or any Company Subsidiary has or has had a permanent establishment in any country other than the country in which it is incorporated or in which it maintains its principal place of business.
      (n) Neither the Company nor any Company Subsidiary has been a member of any Company Group other than a Company Group of which the Company is the common parent. None of the Company or any Company Subsidiary has any liability for, or any indemnification or reimbursement obligation with respect to, Taxes of any Person (other than the Company or a Company Subsidiary) (i) under Treasury Regulation section 1.1502-6 (or any similar provisions under foreign, state or local Law), (ii) as transferee or successor, (iii) by contract, or (iv) otherwise.
      (o) To the knowledge of the Company, there is no income or gain of the Company or any Company Subsidiary (including any predecessor of the Company or any Company Subsidiary) deferred pursuant to Treasury Regulation section 1.1502-13 (or any predecessor proposed, temporary or final regulation) with respect to transactions occurring in taxable years beginning before July 12, 1995.
      (p) For purposes of this Agreement, (i) “Tax” or “Taxes” means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding) and including estimated Taxes, including any interest, additions to tax, or penalties applicable thereto; (ii) “Tax Returns” means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes; and (iii) “Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any Company Subsidiary or any predecessor of or successor to the Company or any Company Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any Company Subsidiary or any predecessor of or successor to the Company or any Company Subsidiary (or another such predecessor or successor).
      Section 3.10.     Compliance with Law. The Company and Company Subsidiaries and their personnel and operations are, and have been, in compliance with all Laws applicable to their businesses or operations except where any such violations would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. The Company and Company Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”), except where the failure to hold such Permits, individually or the aggregate, would not reasonably be likely to have a Material Adverse Effect.
      Section 3.11.     Environmental Matters. Except as would not reasonably be likely to have a Material Adverse Effect, since January 1, 2003:

(a) to the knowledge of the Company, the Company and Company Subsidiaries are and have been in compliance with all Federal, state, and local Laws and regulations governing pollution, occupational health and safety (as such matters relate to hazardous substances) or the protection of the environment (“Environmental Laws”);

(b) neither the Company nor any Company Subsidiary has received any written notice or complaint from any Governmental Entity or third Person alleging that the Company or any Company Subsidiary is not in compliance with, or has any material liability under any Environmental Law;

(c) to the knowledge of the Company, neither the Company nor any Company Subsidiary has caused a release of a pollutant or hazardous substance defined in or regulated under Environmental Laws on any real property owned or leased by the Company or any Company Subsidiary, or arranged for the transport to or treatment or disposal of any hazardous substance at any third Person property, that would require investigation or remediation by the Company or any Company Subsidiary or otherwise give rise to liability under Environmental Laws; and

(d) copies of all material reports, analyses and correspondence relating to alleged violations of or liabilities under Environmental Laws have been made available to Parent and, to the Company’s knowledge, there are no facts or conditions at any real property owned or leased by the Company or any Company Subsidiary, or relating to the past or current operations of the Company or any Company Subsidiary, that would be reasonably likely to result in liability under Environmental Laws.
The representations and warranties contained in this Section 3.11 constitute the sole and exclusive representations and warranties made by the Company concerning environmental matters.
      Section 3.12.     Owned Real Property. Section 3.12 of the Company Disclosure Schedule sets forth a complete list and the location of all real property that is currently owned by the Company or any Company Subsidiary or that is reflected as an asset of the Company or any Company Subsidiary on the consolidated balance sheet of the Company and Company Subsidiaries as of February 28, 2005 included in the Company SEC Reports (the “Owned Real Property”). All improvements on the Owned Real Property are in compliance with current building codes, except for violations that individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect. The Company and Company Subsidiaries, collectively, hold fee simple title to the Owned Real Property, free and clear of any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever (“Encumbrances”), other than (i) mechanics’, carriers’, workers’, repairmen’s or other like liens arising or incurred in the ordinary course of business or in respect of liabilities that are not yet due or that are being contested in good faith; (ii) Encumbrances arising under original purchase price conditional sales contracts and Leases entered into in the ordinary course of business; (iii) liens for Taxes not yet due or for Taxes being contested in good faith for which adequate reserves have been made; (iv) all matters of record; (v) imperfections of title, including encumbrances, encroachments, easements, and covenants and restrictions, relating to the Owned Real Property, that do not, individually or in the aggregate, materially impair the continued use and operation of the property to which they relate; (vi) Encumbrances securing financing or credit arrangements existing as of the date hereof; and (vii) any zoning, building and similar laws or rights reserved to or vested in any Governmental Entity (“Permitted Encumbrances”).
      Section 3.13.     Leases. Section 3.13 of the Company Disclosure Schedule sets forth a complete list of each lease pursuant to which the Company or any Company Subsidiary currently leases any real property, as lessor or lessee, excluding leases calling for rental or similar periodic payments not exceeding

$1,000,000 per annum (each, a “Lease”). A true and complete copy of each Lease has heretofore been made available to Parent. With respect to the Company or a Company Subsidiary, as applicable, each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. There are no existing defaults by the Company or any Company Subsidiary or, to the knowledge of the Company, any third Person under any of the Leases which, individually or in the aggregate, would reasonably be likely to have, a Material Adverse Effect.
      Section 3.14.     Intellectual Property.
      (a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete list of the following categories of Company Owned Intellectual Property as of the date hereof: (i) registered Trademarks and pending Trademark applications; (ii) issued Patents and pending Patent applications; and (iii) registered Copyrights. The Company owns all Company Owned Intellectual Property.
      (b) Except as would not reasonably be likely to have a Material Adverse Effect, to the knowledge of the Company, since January 1, 2003:

(i) the conduct of the business of the Company and Company Subsidiaries does not infringe, misappropriate or violate any Intellectual Property right of any third Person, and no written notice has been received prior to the date hereof alleging anything to the contrary;

(ii) all Company Owned Intellectual Property is valid and enforceable, and no written notice has been received prior to the date hereof alleging anything to the contrary;

(iii) no Trade Secret owned by the Company or any Company Subsidiary has been disclosed to any third Person other than pursuant to written non-disclosure agreements;

(iv) no third Person has infringed, misappropriated or violated any Company Owned Intellectual Property;

(v) there are no settlements, forbearances to sue, consents, judgments, orders or other obligations, other than licenses made in the ordinary course of business, that do or may: (A) restrict the rights of the Company or Company Subsidiaries to use any Company Owned Intellectual Property; (B) restrict the conduct of the business of the Company and Company Subsidiaries in order to accommodate a third Person’s Intellectual Property; or (C) permit third Persons to use any Company Owned Intellectual Property.
      (c) For purposes of this Agreement, (i) “Copyrights” means U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), and all registrations and applications to register the same; (ii) “Company Owned Intellectual Property” means all Intellectual Property that is purported to be owned by the Company or any Company Subsidiary; (iii) “Intellectual Property” means Trademarks, Patents, Copyrights, and Trade Secrets; (iv) “Patents” means issued U.S. and foreign patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, and any counterparts claiming priority therefrom; (v) “Trade Secrets” means all categories of trade secrets as defined in the Uniform Trade Secrets Act; and (vi) “Trademarks” means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos and designs, trade names, internet domain names, corporate names and all registrations and applications in connection therewith.
      Section 3.15.     Material Contracts. Except as set forth in Section 3.15 of the Company Disclosure Schedule or as filed as exhibits to, or incorporated by reference in the Annual Report on Form 10-K of the Company for the fiscal year ended November 30, 2004 filed with the SEC, as of the date hereof neither the Company nor any Company Subsidiary is a party to or bound by (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), (b) any contract or agreement that involves or is anticipated to involve aggregate payments of more than $500,000 per year, or (c) to the Company’s knowledge, any contract or agreement which contains a non-competition covenant that precludes the Company or any of its Affiliates from operating in any line of business or in any geographic location (each contract of the type described in this Section 3.15 being referred to herein as a “Material Contract”). As of the date hereof, neither the Company nor any Company Subsidiary is, or has received any notice or has any knowledge that any other Person is, in default in any respect under any Material Contract, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, except for such defaults or events, individually or in the aggregate, that have not had and are not reasonably likely to have a Material Adverse Effect.
      Section 3.16.     Affiliate Transactions. Except pursuant to any employment agreement with any officer of the Company, and except as disclosed or incorporated by reference in the Annual Report on Form 10-K of the Company for the fiscal year ended November 30, 2004 filed with the SEC, there are no transactions of the type that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated by the SEC.
      Section 3.17.     Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each Company Subsidiary have good and valid title to all of their personal properties and assets reflected as being owned by the Company or a Company Subsidiary on the consolidated balance sheet (including in any related notes thereto) as of November 30, 2004 included in the Company’s Annual Report on Form 10-K for the year then ended or acquired after November 30, 2004 (other than assets disposed of since November 30, 2004 in the ordinary course of business consistent with past practice), in each case free and clear of all Liens and title defects, except for Permitted Liens.
      Section 3.18.     Liabilities. To the knowledge of the Company, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) set forth in the consolidated balance sheet (including in any related notes thereto) as of February 28, 2005 included in the Company’s Quarterly Report on Form 10-Q for the quarterly period then ended, (b) incurred in the ordinary course of business since February 28, 2005, (c) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
      Section 3.19.     State Takeover Statutes Inapplicable. The Board of Directors of the Company has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (each, a “Takeover Statute”) (including the interested stockholder provisions codified in Section 203 of the DGCL) or any anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws is applicable to this Agreement, the Merger and the transactions contemplated by this Agreement (including the Voting Agreement).
      Section 3.20.     Opinion of Financial Advisor. The Company has received the opinion of Wachovia Capital Markets, LLC dated the date of this Agreement, to the effect that, as of such date and subject to the considerations set forth therein, the Merger Consideration is fair from a financial point of view to holders of Shares.
      Section 3.21.     Required Vote of Company Stockholders. The only vote of the stockholders of the Company required to adopt the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares and Preferred Shares, voting as a single class, as of the record date for the Company Stockholder Meeting or any adjournment or postponement thereof (the “Required Company Vote”). No other vote of the stockholders of the Company is required by Law, the Certificate of Incorporation or Bylaws of the Company as currently in effect or otherwise to adopt the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and approve the Merger.

      Section 3.22.     Brokers. No Person (other than Wachovia Capital Markets, LLC (the “Company Financial Advisor”), a true and complete copy of whose engagement letter has been furnished to Parent) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any Company Subsidiary or any of their respective officers, directors or employees.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GUARANTOR, PARENT AND MERGER SUB
      Guarantor, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:
      Section 4.01.     Organization and Qualification.
      (a) Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned by Parent.
      (b) Parent is duly qualified to do business as a foreign corporation and is in good standing under the Laws of any state of the United States or any other jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not reasonably be likely to have a Parent Material Adverse Effect.
      Section 4.02.     Authority for this Agreement. Each of Guarantor (solely with respect to this Article IV and Section 9.12), Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceeding on the part of Guarantor, Parent or Merger Sub or any of their respective Affiliates or stockholders, including the approval of the stockholders of Parent, is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of Guarantor (solely with respect to this Article IV and Section 9.12), Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Guarantor (solely with respect to this Article IV and Section 9.12), Parent and Merger Sub, enforceable against each of Guarantor (solely with respect to this Article IV and Section 9.12), Parent and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles.
      Section 4.03.     Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Guarantor (solely with respect to this Article IV and Section 9.12), Parent or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act and Foreign Antitrust Laws, (ii) for the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder or (iii) for the applicable requirements under the DGCL, (c) require any consent, waiver or approval under or result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or (d) violate any Law applicable to Parent or Merger Sub or by which any of their respective assets are bound, except in the case of clauses (b), (c) and (d) for any of the foregoing that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.
      Section 4.04.     Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations only as contemplated hereby.
      Section 4.05.     Capital Resources. On or prior to the Closing Date, Parent will, or will cause Merger Sub to, have sufficient cash to provide for payment of the aggregate Merger Consideration, Preferred Merger Consideration, Option Consideration, the Indebtedness of the Company and the Company Subsidiaries immediately prior to Closing, all costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, any obligations in connection with the Dissenting Shares and any other payments or obligations of Merger Sub pursuant to this Agreement.
      Section 4.06.     Ownership of Shares. Neither Parent nor any of its Subsidiaries (i) owns, directly or indirectly, any Shares or (ii) is a party to any contract, agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares, other than pursuant to this Agreement and the Voting Agreement.
      Section 4.07.     Brokers. No Person (other than Credit Suisse First Boston LLC) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Parent or any of its Subsidiaries or any of their officers, directors or employees.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
      Section 5.01.     Conduct of Business of the Company. Except as expressly contemplated by this Agreement or Section 5.01 of the Company Disclosure Schedule, required by applicable Law or as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Company Subsidiaries to, use commercially reasonable efforts to conduct its operations according to its ordinary and usual course of business and consistent with past practice, and the Company will use and will cause each of the Company Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement or Section 5.01 of the Company Disclosure Schedule or required by applicable Law, during the period specified in the preceding sentence, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit any of the Company Subsidiaries to:

(a) issue, sell or grant options or rights (excluding any options or rights under the Company’s Employee Stock Purchase Plan) to purchase, pledge or receive, or authorize or propose the issuance, sale or grant of options or rights to purchase, pledge or receive any Company Securities, other than the issuance of Shares upon exercise of Company Stock Options outstanding as of the date of this Agreement or upon the conversion of Outstanding Preferred Shares;

(b) acquire or redeem, directly or indirectly, or amend any Company Securities;

(c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock, other than cash dividends paid to the Company or any wholly-owned Company Subsidiary by any Company

Subsidiary or other than dividends paid pursuant to the terms of the Preferred Stock which shall be paid in cash;

(d) take any action which would (i) cause an adjustment under the Company’s Certificate of Incorporation to the “Stated Amount,” the “Stated Amount Conversion Price,” the “Cash Dividends Conversion Price,” the “Series B Stated Amount,” the “Series B Stated Amount Conversion Price” or the “Series B Cash Dividends Conversion Price” (all as defined in the Company’s Certificate of Incorporation) from the numbers set forth in Section 3.02(b) or would cause the “Deferred Dividend Due Date” (as defined in the Company’s Certificate of Incorporation) to occur before the Effective Time, or (ii) cause the “Stock Price” (as defined in the 2003 Incentive Plan, effective May 12, 2003) as of the Closing Date to be less than $35.41;

(e) (i) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities involving the payment or receipt of consideration of $2,000,000 or more (inclusive of assumed debt), individually or in the aggregate for all such acquisitions or sales, leases, encumbrances or other dispositions, as the case may be, except for purchases or sales of supplies, equipment and inventory made in the ordinary course of business and consistent with past practice or (ii) enter into a Material Contract or amend or extend any Material Contract or grant any release or relinquishment of any rights under any Material Contract;

(f) incur or assume any Indebtedness except for short-term Indebtedness incurred under the Company Credit Agreement in the ordinary course of business consistent with past practice or except in amounts not to exceed $300,000 in the aggregate;

(g) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to the Company or wholly-owned Company Subsidiaries;

(h) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly-owned Company Subsidiaries or in the ordinary course of business);

(i) change any of the accounting methods, principles or practices used by it except as required by Law or U.S. GAAP;

(j) make any material Tax election (except as required by Law) or, except as is consistent with past practices, settle or compromise any material Federal, state or local income Tax liability;

(k) propose or adopt any amendments to its Certificate of Incorporation or Bylaws (or similar documents);

(l) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under any Plan, except as required by Law or the terms of the Company Plans currently in effect;

(m) except as required by applicable Law or pursuant to any collective bargaining or other labor agreement currently in effect, enter into, amend, or extend any collective bargaining or other labor agreement;

(n) settle or agree to settle any suit, action, claim, proceeding or investigation that is material to the Company (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities to the extent reflected or reserved against in the financial statements as at February 28, 2005, or payable with insurance or incurred in the ordinary course of business subsequent to that date;

(o) except as specifically permitted by Section 6.02, take any action that would result or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(p) agree in writing or otherwise to take any of the foregoing actions.
      Section 5.02.     Access to Information.
      (a) Between the date hereof and the Effective Time, the Company will give Parent and Merger Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, offices, warehouses and other facilities and, subject to applicable Law and existing confidentiality agreements, to all books and records of the Company and the Company Subsidiaries, will permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require (upon reasonable notice to the Company, and provided that such investigations will not include invasive testing except with the written consent of the Company) and will cause the Company’s officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and the Company Subsidiaries as Parent or Merger Sub may from time to time reasonably request.
      (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent, at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company’s SEC filings.
      (c) Each of Parent and Merger Sub will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the Company and the Company Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated March 29, 2005 (the “Confidentiality Agreement”). No investigation conducted pursuant to this Section 5.02 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.
ARTICLE VI
ADDITIONAL AGREEMENTS
      Section 6.01.     Preparation of the Proxy Statement; Stockholders Meeting.
      (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary proxy statement and any amendments or supplements thereto relating to the Company Stockholder Meeting to be held in connection with the Merger (the “Proxy Statement”). The Company shall file with the SEC the definitive Proxy Statement and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company at the earliest practicable date. The Company shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each of the Company and Parent, as promptly as practicable, shall furnish all information concerning such party to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response.
      (b) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. Each of Parent and Merger Sub agrees that none of the information supplied by it in writing for inclusion in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
      (c) The Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”), for the purpose of obtaining the Required Company Vote; provided, however, that the Company may extend the date of the Company Stockholder Meeting to the extent (and only to the extent) (i) necessary in order to obtain a quorum of its stockholders and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable, (ii) the Company reasonably determines that such delay is required by applicable Law, or (iii) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing (which may include Wachovia Capital Markets, LLC), that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law. The notice of such Company Stockholder Meeting shall state that a resolution to adopt this Agreement will be considered at the Company Stockholder Meeting. The Company shall submit such resolution to a vote of the stockholders at the Company Stockholder Meeting whether or not the Board of Directors shall determine after the execution of this Agreement that this Agreement and the transactions contemplated hereby, including the Merger, are no longer advisable and effects a Company Adverse Recommendation Change. Subject to Section 6.02, the Board of Directors of the Company shall recommend adoption by the Company’s stockholders of this Agreement.
      Section 6.02.     Acquisition Proposals.
      (a) From and after the date of this Agreement, the Company shall, and shall cause the Company Subsidiaries to, and it shall use its reasonable best efforts to cause any of its and their officers, directors, employees, financial advisors, attorneys, accountants, representatives and agents (collectively, “Company Representatives”) to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and promptly request that all confidential information furnished by or on behalf of the Company with respect thereto be returned to the Company or destroyed. From and after the date of this Agreement until the termination hereof and except as permitted by the following provisions, the Company shall not, and it shall use its reasonable best efforts to cause the Company Subsidiaries and the Company Representatives not to (i) solicit, initiate, knowingly encourage or knowingly facilitate the making of an Acquisition Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the provisions of this Section 6.02(a)) or (iii) other than informing Persons of the existence of the provisions contained in this Section 6.02, participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any non-public information with respect to the Company or any Company Subsidiary or furnish any Person with access to the properties of the Company or any Company Subsidiary in connection with any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; provided, however, that, at any time prior to obtaining the Required Company Vote, in response to an unsolicited Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing (including Wachovia Capital Markets, LLC), constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was made after the date hereof and did not result from a breach of this Section 6.02, the Company may, (i) furnish information with respect to the Company and Company Subsidiaries to the Person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided, however, that all such information has previously been, or is, in substance, provided to Parent contemporaneously as it is provided to such Person, and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal, and its officers, directors, employees, financial advisors, attorneys, accountants, representatives and agents regarding such Acquisition Proposal.
      (b) For purposes of this Agreement, (i) “Superior Proposal” means an Acquisition Proposal from any Person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, beneficial ownership of more than 50% of the combined voting power of the Company then outstanding or all or substantially all of the assets of the Company and the Company Subsidiaries that the Board of Directors of the Company determines in its good faith judgment, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing (including Wachovia Capital Markets, LLC), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) would be more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such Acquisition Proposal) and is reasonably capable of being completed on the terms proposed; and (ii) “Acquisition Proposal” means any bona fide written proposal or offer from any Person relating to any (A) direct or indirect acquisition or purchase of assets of the Company or any Company Subsidiary that constitutes 20% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of beneficial ownership of equity securities of the Company representing 20% or more of the combined voting power of the Company, (C) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity securities of the Company representing 20% or more of the combined voting power of the Company, or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.
      (c) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement (the “Company Recommendation”), the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, publicly propose to approve or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Acquisition Proposal (other than one or more of the confidentiality agreements referred to in Section 6.02(a)). Notwithstanding the foregoing, if, before obtaining the Required Company Vote, (x) the Company receives an Acquisition Proposal that the Board of Directors of the Company shall have determined constitutes a Superior Proposal, (y) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing (including Wachovia Capital Markets, LLC), that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law and (z) the Company provides written notice (a “Notice of Adverse Recommendation”) advising Parent that the Board of Directors of the Company has made the determination described in clause (y) above, then the Board of Directors of the Company may take either or both of the following actions: (A) make a Company Adverse Recommendation Change and (B) upon termination of this Agreement in accordance with Section 8.03(b), approve and enter into an agreement relating to an Acquisition Proposal that constitutes a Superior Proposal. No Company Adverse Recommendation Change shall change the approval of the Board of Directors of the Company for purposes of causing any state takeover Law (including Section 203 of the DGCL) or other state Law to be inapplicable to the Merger and the other transactions contemplated by this Agreement.
      (d) From and after the date of this Agreement, the Company shall as promptly as practicable (but in any event within two Business Days) advise Parent and Merger Sub of the receipt of any inquiries, requests, proposals or offers relating to an Acquisition Proposal, or any request for nonpublic information relating to the Company or any Company Subsidiary that would reasonably be expected to lead to an Acquisition Proposal. Any such notice shall be made in writing, shall indicate the terms and conditions thereof and the identity of the other party or parties involved, and shall include a copy of any such written inquiry, request, proposal or offer. The Company shall inform Parent and Merger Sub promptly and on an ongoing basis of the status and terms of any discussions regarding, or relating to, any such Acquisition Proposal, inquiry or request and, as promptly as practicable, of any change in the price, structure of form of the consideration or material terms of and conditions regarding any such Acquisition Proposal.
      (e) Nothing contained in this Section 6.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position with respect to a tender or exchange offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any successor or comparable Law) or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing (including Wachovia Capital Markets, LLC), failure to so disclose would be reasonably likely to result in a breach of its fiduciary duties or any other obligations under applicable Law.
      Section 6.03.     Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
      Section 6.04.     Certain Filings. Each of the Company and Parent shall promptly make any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to this Agreement, the Merger and the transactions contemplated hereby. Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other Laws or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Parent and the Company shall take or undertake all such further action as may be necessary to resolve such objections, if any, as the U.S. Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or jurisdiction (each, a “Government Antitrust Entity”) may assert under relevant antitrust, or competition Laws with respect to the transactions contemplated hereby; provided, however, that nothing in this Agreement shall require, or be construed to require, either Parent or the Company to proffer to, or agree to, sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, before or after the Effective Time, any assets, businesses, or any interest in any assets or businesses, of Parent, the Company or any of their respective Affiliates (or to consent to any offer, sale, disposition, holding or agreement to sell or dispose). Subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall keep the other informed of any material communication and provide to the other copies of all correspondence, between it (or its advisors) and any Government Antitrust Entity relating to this Agreement or any of the matters described in this Section 6.04, and each of the Company and Parent shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephonic calls, meetings or conferences with, any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings or conferences with, any Government Antitrust Entity.
      Section 6.05.     Public Announcements. Prior to the Effective Time each of Parent and the Company shall consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement without the other party’s prior approval, except as may be required by applicable Law or by the applicable regulations of any relevant stock exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.
      Section 6.06.     Indemnification; Directors’ and Officers’ Insurance.
      (a) Parent and the Company agree that all rights to indemnification for liabilities, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the Company’s Certificate of Incorporation or Bylaws and any indemnification agreement in effect at the date hereof, shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the fullest extent permitted by Law; provided, however, that in the event any Claim is asserted or made within such six-year period, all such rights, liabilities and limitations in respect of any such Claim shall continue until disposition thereof; provided further that any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the DGCL, the Company’s Certificate of Incorporation or Bylaws or any such agreement, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Parent.
      (b) For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent (an “Indemnified Person”) of the Company or any Company Subsidiary against all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and expenses), judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “Claim”) to the extent that any such Claim is based on, or arises out of: (i) the fact that such Indemnified Person is or was a director, officer, employee or agent of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (ii) this Agreement or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL, the Company’s Certificate of Incorporation or Bylaws or any indemnification agreement in effect at the date hereof which is set forth in Section 6.06 of the Company Disclosure Schedule, including provisions relating to advancement of expenses incurred in the defense of any such Claim. Without limiting the generality of the preceding sentence, in the event that any Claim is asserted against any Indemnified Person after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, periodically advance to such Indemnified Person its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the case of a final nonappealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified therefor.
      (c) Parent or the Surviving Corporation shall maintain the Company’s existing directors’ and officers’ liability insurance policy (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially similar coverage (including pursuant to Parent’s own policy) and amounts containing terms no less advantageous to such former directors or officers; provided further that, subject to the preceding proviso, if the existing D&O Insurance expires or is canceled during such period, Parent or the Surviving Corporation shall obtain substantially similar D&O Insurance; and provided further that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date hereof, but in such case, shall purchase as much coverage as possible for such amount. Notwithstanding anything in this Section 6.06(c) to the contrary, Parent may fulfill its (and Surviving Corporation’s) obligations under this Section 6.06(c) by purchasing a D&O Insurance “tail” policy under the Company’s existing D&O Insurance, in either case which (i) has an effective term of six (6) years from the Effective Time, (ii) covers only those persons who are currently covered by the Company’s D&O Insurance in effect as of the date hereof and only for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms with respect to coverage and amounts that are no less favorable in the aggregate than those terms in the Company’s D&O Insurance on the date hereof.
      (d) The obligations under this Section 6.06 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.06(c) (and their heirs and representatives). Each Indemnified Person or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.06, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.06(c) (and their heirs and representatives)) under this Section 6.06 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Company’s Certificate of Incorporation or Bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of the Company Subsidiaries, or applicable Law (whether at Law or in equity).
      (e) If Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 6.06.
      Section 6.07.     Notification of Certain Matters. The Company shall, upon obtaining knowledge of the following, give prompt notice to Parent, and Parent shall, upon obtaining knowledge of the following, give prompt notice to the Company, of: (i) any notice or other communication from any Person of which the Company has knowledge alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (iii) any action, suit, charge, complaint, grievance or proceeding commenced or, to the knowledge of the Company, threatened against the Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.08 or which relates to the consummation of the transactions contemplated hereby and (iv) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to result in any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.
      Section 6.08.     Employee Matters.
      (a) From and after the Effective Time, Parent will, and will cause the Surviving Corporation and its Subsidiaries to, honor, in accordance with their terms all collective bargaining agreements as set forth in Section 3.07(g) of the Company Disclosure Schedule and any existing supplemental pension arrangements, deferred compensation plans, agreements and arrangements, existing severance and separation pay plans, agreements and arrangements and existing employment, incentive, retention, severance and change of control agreements between the Company or any Company Subsidiaries and any officer, director or employee of the Company or any Company Subsidiaries specified in Section 3.07(a) of the Company Disclosure Schedule. From and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to assume expressly and agree to perform each agreement with an individual specified in Section 3.07(a) of the Company Disclosure Schedule in the same manner and to the same extent that the Company would be required to perform it if the Merger had not taken place.
      (b) From and after the Effective Time and until the first anniversary of the Effective Time, Parent will, and will cause the Surviving Corporation and its Subsidiaries to provide to each individual who is employed by any such entity at the Effective Time with (i) an annual salary or hourly wage rate, as applicable, and annual cash bonus opportunities that are no less favorable to such individual than the salary or wage rate and annual cash bonus opportunities provided to such individual by the Company or Company Subsidiaries immediately prior to the Effective Time, (ii) continuation of coverage under the Company’s tax qualified and welfare benefit plans or arrangements, or alternatively, comparable benefits under a different plan or plans; provided, in either case, that the individual be provided with benefits that are no less favorable to the individual in the aggregate than those in effect immediately prior to the Effective Time, and (iii) all other compensation and benefit plans no less favorable, in the aggregate, than those currently provided by the Company and Company Subsidiaries or, as applicable, in accordance with the terms and conditions of any applicable collective bargaining agreement, excluding any equity-based plans, programs or arrangements.
      (c) Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and Company Subsidiaries prior to the Effective Time to be taken into account for all purposes, including vesting, participation, eligibility, benefit accrual and benefit determination purposes under employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plan for those purposes; provided, however, that such service shall not be credited for benefit accrual purposes to the extent that such credit would result in a duplication of benefits, and shall not be required to be credited for purposes of benefit accrual under a defined benefit pension plan of Parent or for purposes of providing post-retirement medical or life insurance benefits under any plan of Parent. Employees of the Company and Company Subsidiaries will not be subject to any pre-existing condition limitation and waiting periods under any health plan of Parent, the Surviving Corporation or their Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time. Parent will, and will cause its Subsidiaries and the Surviving Corporation and its Subsidiaries to, give such employees credit under such plans for co-payments made, and deductibles and out-of-pocket requirements satisfied prior to the Effective Time.
      (d) To the extent practicable, the Company and Company Subsidiaries will consult with Parent with respect to any communication intended to be broadly circulated to any of their respective employees relating to the transactions contemplated hereby and, in any event, shall promptly provide Parent with a copy of any such written or electronic communication.
      (e) The parties agree that the consummation of the transactions contemplated by this Agreement shall constitute a change in control for all purposes of all Company Plans. The parties further agree that for purposes of this Section 6.08(e), the term “change in control” shall include all equivalent terms as required by context (by way of illustration and not limitation, “Change of Control”).
      Section 6.09.     Anti-Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of Parent and the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any takeover statute on the Merger.
      Section 6.10.     Stockholder Litigation. The parties to this Agreement shall cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by the Agreement. Notwithstanding the foregoing, the Company agrees that it will not compromise or settle any litigation commenced against it or its directors and officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
      Section 7.01.     Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

(a) The agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement shall have been adopted by the Required Company Vote;

(b) Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; and

(c) No order or injunction that prohibits the consummation of the Merger shall have been issued by any Governmental Entity against Parent, Merger Sub or the Company and continue to be in effect and no Governmental Entity shall have instituted a proceeding seeking any such order or injunction, which proceeding is pending, and no Governmental Entity shall have threatened to institute a proceeding seeking any such order or injunction and not withdrawn such threat.
      Section 7.02.     Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable Law:

(a) The representations and warranties of the Company set forth in the first sentence of Section 3.01 (Organization and Qualification), in Section 3.03 (Authority For This Agreement), in Section 3.19 (State Takeover Statutes Inapplicable), in Section 3.20 (Opinion of Financial Advisor), in Section 3.21 (Required Vote of Company Stockholders) and in Section 3.22 (Brokers) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The representations and warranties of the Company set forth in Section 3.02 (Capitalization) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not result in losses to Parent of more than $1,000,000. The representations and warranties of the Company set forth herein (other than those listed in the preceding two sentences) shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be likely to have or result in, individually or in the aggregate, a Material Adverse Effect.

(b) The Company shall have performed or complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing, except where the failure to so perform or comply, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the fulfillment of the conditions specified in Sections 7.02(a), 7.02(b), 7.02(e), 7.02(f) and 7.02(g).

(d) The Company shall have delivered to Parent a properly executed statement satisfying the requirements of Treasury Regulation sections 1.1445-2(c)(3) and 1.897-2(h) certifying that an interest in the Company is not a U.S. real property interest within the meaning of section 897 of the Code.

(e) Immediately prior to the Effective Time, the Company shall have declared and paid a cash dividend to holders of Series A Preferred Stock equal to the amount of accumulated but unpaid dividends outstanding as of the Closing Date on the Series A Preferred Stock and a cash dividend to holders of Series B Preferred Stock equal to the amount of accumulated but unpaid dividends outstanding as of the Closing Date on the Series B Preferred Stock.

(f) The Management Services Agreement, dated June 30, 1999, by and between the Company and Fremont Partners, L.L.C. shall have been terminated no later than the Effective Time.

(g) Since the date hereof, there shall have been no Material Adverse Effect that is continuing.

      Section 7.03.     Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a) The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 4.01 (Organization and Qualification) and in Section 4.02 (Authority For This Agreement) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The representations and warranties of Parent and Merger Sub set forth herein (other than those listed in the preceding sentence) shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be likely to have or result in, individually or the aggregate, a Parent Material Adverse Effect.

(b) Parent shall have performed or complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing, except where the failure to so perform or comply, in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

(c) Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of Parent, certifying as to the fulfillment of the conditions specified in Section 7.03(a) and 7.03(b).
ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER
      Section 8.01.     Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Required Company Vote, by mutual written consent of the Company and Parent.
      Section 8.02.     Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the Required Company Vote, by written notice of either Parent or the Company if:

(a) the Merger shall not have been consummated by December 31, 2005 (the “Outside Date”); provided, however, that if the conditions to the Closing set forth in Section 7.01(b) or 7.01(c) shall not have been fulfilled (and Section 8.02(c) is not applicable), but all of the other conditions to the Closing have been fulfilled or are capable of being fulfilled, and either Parent or the Company determines that additional time is necessary in connection with obtaining any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity, the Outside Date may be extended by Parent or the Company from time to time by written notice to the other party to a date not beyond March 31, 2006 if it in good faith believes such consent, registration, approval, permit or authorization can be obtained by such date; provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.02(a) until five (5) Business Days after the Company Stockholder Meeting occurs if the condition to the Closing set forth in Section 7.01(a) shall not have been fulfilled by the Outside Date due to the Company’s delay of the Company Stockholder Meeting beyond the Outside Date pursuant to Section 6.01(c), but all of the other conditions to the Closing have been fulfilled or are capable of being fulfilled (and Sections 8.02(b), 8.02(c) and 8.02(d) are not applicable);

(b) upon a vote duly taken at the Company Stockholder Meeting (including any adjournment or postponement thereof) the Required Company Vote shall not have been obtained;

(c) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.02(c) shall have used its reasonable best efforts to contest and remove such order, decree, ruling or action and shall not be in violation of Section 6.03 or 6.04; or

(d) any Governmental Entity shall have failed to issue an order, decree or ruling or to take any other action that is necessary to fulfill the conditions set forth in Section 7.01(b), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and non-appealable;
provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

      Section 8.03.     Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company if:

(a) there is a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.03(a) or 7.03(b), which has not been cured (or is not capable of being cured) within 30 days following receipt by Parent of written notice of such breach; or

(b) prior to the approval of the Merger by the Required Company Vote, the Board of Directors of the Company has provided written notice to Parent that the Company intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective upon the Company entering into such binding written agreement); provided, however, that (i) the Company shall not have materially breached Section 6.02; (ii) the Company shall have (A) notified Parent in writing of its receipt of such Superior Proposal, (B) further notified Parent in writing that the Company intends to enter into a binding agreement with respect to such Superior Proposal and (C) attached the most current written version of such Superior Proposal (or a summary containing all material terms and conditions of such Superior Proposal) to such notice referred to in clause (B); (iii) provided Parent with an opportunity for a period of five (5) Business Days following delivery of the notice referred to in clause (B) to make such adjustments in the terms and conditions of this Agreement so that the transactions contemplated hereby will be at least as favorable to the stockholders of the Company as the Superior Proposal set forth in such notice, and provided Parent with access to Company personnel for the purpose of discussing such adjustments; (iv) Parent does not make, within five (5) Business Days after receipt of the Company’s written notice pursuant to clause (ii)(B) above, an offer that the Board of Directors of the Company shall have reasonably concluded in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing (including Wachovia Capital Markets, LLC), is as favorable to the stockholders of the Company as such Superior Proposal; and (v) the Company pays the Termination Fee in accordance with Section 8.06(c).
      Section 8.04.     Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.02(a) or 7.02(b), which has not been cured (or is not capable of being cured) within 30 days following receipt by the Company from Parent of written notice of such breach. For the avoidance of doubt, in connection with a breach of the representation contained in Section 3.02 (Capitalization) that would give rise to a failure of the condition set forth in Section 7.02(b), an offer by the Company to amend this Agreement to provide for a corresponding decrease in the aggregate Merger Consideration and Preferred Merger Consideration to offset the amount of Parent’s losses resulting from such breach would satisfy as cure for such breach (unless such losses exceed $5,000,000) and, if made, would not give Parent the right to terminate this Agreement or abandon the Merger (unless such losses exceed $5,000,000, in which case Parent shall have the right to terminate this Agreement and abandon the Merger pursuant to this Section 8.04).
      Section 8.05.     Effect of Termination and Abandonment. If this Agreement is terminated and the Merger is abandoned pursuant to this Article VIII, this Agreement, except for the provisions of this Section 8.05 and 5.02(c), 8.06 and Article IX (each of which shall survive any such termination), shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 8.05 shall relieve any party to this Agreement of liability for any willful breach of this Agreement.
      Section 8.06.     Fees and Expenses.
      (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein (including the last sentence of Section 8.05), all costs and expenses incurred in connection with this

Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
      (b) If (i) an Acquisition Proposal, or any intention (whether or not conditional) on the part of any Person with respect to any potential or future Acquisition Proposal, shall have been publicly announced, disclosed or otherwise communicated to the Board of Directors of the Company, and not withdrawn, (ii) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.02(a) or Section 8.02(b), then the Company shall pay Parent the Termination Expenses. If in addition to the foregoing, within 12 months after such termination, the Company or any Company Subsidiary enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (with references in the definition thereof to “20%” deemed to be references to “50.1%”), then the Company shall pay Parent the Termination Fee minus the amount of any Termination Expenses paid. Payment under this Section 8.06(b) shall be made in immediately available funds by wire-transfer to an account designated by Parent, (i) with respect to Termination Expenses, within two Business Days after such termination, and (ii) with respect to the Termination Fee, on or prior to the earlier of the date on which the agreement with respect to the Acquisition Proposal is executed and the date on which the Acquisition Proposal is consummated.
      (c) If this Agreement is terminated by the Company pursuant to Section 8.03(b), then the Company shall pay Parent the Termination Fee in immediately available funds by wire-transfer to an account designated by Parent, on or prior to the earlier of the date on which the agreement with respect to the Acquisition Proposal is executed and the date on which the Acquisition Proposal is consummated.
      (d) If this Agreement is terminated by Parent pursuant to Section 8.04 (solely for a material breach of Section 6.02), then the Company shall pay Parent the Termination Fee in immediately available funds by wire-transfer to an account designated by Parent, within two Business Days after such termination.
      (e) If (i) an Acquisition Proposal, or any intention (whether or not conditional) on the part of any Person with respect to any potential or future Acquisition Proposal, shall have been announced, disclosed or otherwise communicated to the Board of Directors of the Company, and not withdrawn, (ii) the breach by the Company of any covenant that is the basis for termination under 8.04 was willful on the part of the Company, and (iii) this Agreement is terminated by Parent pursuant to Section 8.04 for willful breach by the Company of any covenant (other than as a result of a breach of Section 6.02), then the Company shall pay Parent the Termination Expenses. If in addition to the foregoing, within 12 months after such termination, the Company or any Company Subsidiary enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (with references in the definition thereof to “20%” deemed to be references to “50.1%”), then the Company shall pay Parent the Termination Fee minus the amount of any Termination Expenses paid. Payment under this Section 8.06(e) shall be made in immediately available funds by wire-transfer to an account designated by Parent, (i) with respect to Termination Expenses, within two Business Days after such termination and (ii) with respect to the Termination Fee, on or prior to the earlier of the date on which the agreement with respect to the Acquisition Proposal is executed and the date on which the Acquisition Proposal is consummated.
      (f) For purposes of this Agreement, (i) “Termination Fee” means an amount equal to $14,350,000, and (ii) “Termination Expenses” means an amount, not to exceed $3,000,000, equal to the documented, out-of-pocket expenses of Parent and Merger Sub, including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.
      Section 8.07.     Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Required Company Vote but, after any such approval, no amendment shall be made which requires the approval of the Company’s stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

      Section 8.08.     Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Merger Sub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.
ARTICLE IX
MISCELLANEOUS
      Section 9.01.     Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
      Section 9.02.     Entire Agreement; Assignment.
      (a) This Agreement (including the Company Disclosure Schedule) together with the Confidentiality Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
      (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties to this Agreement and their respective successors and assigns.
      Section 9.03.     Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally, by facsimile or by overnight courier (with evidence of delivery and postage and other fees prepaid) as follows:
      if to Parent, to Merger Sub or Guarantor, to:

Schneider Electric North America
1415 South Roselle Road
Palatine, IL 60067
Attention: Howard E. Japlon
Telephone: (847) 925-3569
Facsimile: (847) 925-7419
      with a copy to:

Schneider Electric SA
43-45, boulevard Franklin Roosevelt
92500 Rueil-Malmaison
France
Attention: Pedro Salazar
Telephone: 33 1 41 29 70 98
Facsimile: 33 1 41 29 71 97

      with a copy to:

Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, IL 60603
Attention: Dennis V. Osimitz
Telephone: (312) 853-7748
Facsimile: (312) 853-7036
      if to the Company, to:

Juno Lighting, Inc.
1300 S. Wolf Road
Des Plaines, IL 60017
Attention: George J. Bilek
Telephone: (847) 827-9880
Facsimile: (847) 827-2925
      with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, CA 94301
Attention: Kenton J. King
Telephone: (650) 470-4500
Facsimile: (650) 470-4570
or to such other representative or at such other address of a party as such party may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) on the date confirmation is received, if delivered by facsimile or (c) on the first (1st) Business Day after if sent by overnight courier.
      Section 9.04.     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of law principles thereof.
      Section 9.05.     Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
      Section 9.06.     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except for the provisions of Sections 6.06 and 6.08, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
      Section 9.07.     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

      Section 9.08.     Enforcement; Jurisdiction.
      (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court; this being in addition to any other remedy to which they are entitled at law or in equity.
      (b) Legal proceedings commenced by any party hereto arising out of any of the transactions or obligations contemplated by this Agreement shall be brought exclusively in Federal or state court located in the State of Delaware. Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees to take any and all future action necessary to submit to the jurisdiction of such courts only for action relating to disputes that may arise in connection with or in relation to the performance of the obligations under this Agreement and further agrees that service of process, summons, notice or document by United States registered mail to its respective address set forth in Section 9.03 (or to such other address for notice that such party has given the other parties notice of in accordance with Section 9.03), shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto irrevocably waives any objection that it now has or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waives any claim that any lawsuit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against any party hereto in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of each of the parties therein described, or by appropriate proceedings under any applicable treaty or otherwise.
      (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08(c).
      Section 9.09.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.
      Section 9.10.     Interpretation.
      (a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
      (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
      Section 9.11.     Definitions.
      (a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.
      (b) “beneficial ownership” or “beneficially own” shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.
      (c) “Business Day” means a day on which banks are open for business in New York, New York.
      (d) “Company Credit Agreement” means the Credit Agreement, dated as of May 21, 2004, among the Company, Juno Lighting, Ltd., the domestic subsidiaries of the Company identified as “Guarantors” on the signature pages thereto and the several banks and other financial institutions from time to time party to the Credit Agreement, and Wachovia Bank, National Association, a national banking association, as administrative agent for the lenders.
      (e) “Company Subsidiaries” means all Subsidiaries of the Company.
      (f) “Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices or being disputed in good faith), (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations in respect of acceptances issued or created, and (d) all accrued interest, fees and penalties related thereto.
      (g) “know” or “knowledge” means, with respect to any party, the actual knowledge of such party’s executive officers.
      (h) “Laws” means any foreign, Federal, state or local law, statute, code, ordinance, regulation, legally binding rule or other legally enforceable obligation imposed by a court or other Governmental Entity.
      (i) “Liens” means all pledges, claims, liens, options, charges, mortgages, easements, restrictions, covenants, conditions of record, encroachments, encumbrances and security interests of any kind or nature whatsoever.
      (j) “Material Adverse Effect” means any state of facts, circumstance, change, development, effect, condition or occurrence that has been or would reasonably be expected to (i) be material and adverse to the financial condition, business, assets, liabilities or results of operations of the Company and Company Subsidiaries, taken as a whole, or (ii) prevent the consummation of the Merger; provided, however, that (I) any seasonal reduction in revenues or earnings that is of a magnitude consistent with prior periods, (II) changes in the United States economy, financial markets, political or regulatory conditions generally, in each case, which do not disproportionately affect the Company and Company Subsidiaries as compared to others in the Industries in any material respect, (III) changes in any of the industries in which the business of the Company and/or the Company Subsidiaries is conducted (including lighting fixtures and systems) (the “Industries”), in each case, which do not disproportionately affect the Company or Company Subsidiaries as compared to others in the Industries in any material respect, (IV) changes or effects resulting from the entry into and announcement of this Agreement (including stockholder litigation in connection herewith), any actions taken pursuant to and in compliance with this Agreement, or other communication of Parent regarding the plans or intentions of Parent with respect to the conduct of the business or assets of the Company or the Company Subsidiaries, including any resulting loss by the Company and/or the Company Subsidiaries of customers or employees, (V) changes in any Laws after the date hereof which do not disproportionately affect the Company and Company Subsidiaries as compared to others in the Industries in any material respect, (VI) changes in U.S. GAAP, (VII) any actions taken, or failures to take any action, or such other effects, changes or occurrences to which Parent has consented in writing, or (VIII) terrorist activities, war or armed hostilities, shall not constitute a Material Adverse Effect.
      (k) “Parent Material Adverse Effect” means any state of facts, circumstance, change, development, effect, condition or occurrence that has been or would be reasonably likely to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the transactions contemplated by this Agreement, or on Guarantor to perform its obligations hereunder.
      (l) “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the relevant party or any Subsidiary of it and for which the relevant party or a Subsidiary of it has established adequate reserves, (ii) Liens for Taxes that are not due and payable, that are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty, (iii) Liens that are reflected as liabilities on the balance sheet of the relevant party and its consolidated subsidiaries as of November 30, 2004, contained in its SEC Documents or the existence of which is referred to in the notes to such balance sheet and (iv) Liens that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or the continued use and operation of the assets to which they relate.
      (m) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
      (n) “Subsidiary” means, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.
      Section 9.12.     Guarantee of Guarantor.
      (a) Guarantor hereby unconditionally and irrevocably guarantees to the Company, each holder of a Share or Preferred Share, each Indemnified Person and their respective successors and permitted assigns the due and punctual payment in full of each obligation (each, an “Obligation” and collectively, the “Obligations”) of Parent under this Agreement and the transactions contemplated hereby. Guarantor agrees that if for any reason whatsoever Parent shall fail or be unable to duly, punctually and fully pay any Obligation, Guarantor shall unconditionally pay the Obligation. Nothing shall discharge or satisfy the liability of Guarantor under the guarantee contained in this Section 9.12 except the full payment of the Obligations. The guarantee contained in this Section 9.12 constitutes a guarantee of payment when due and not of collection.
      (b) Subject to Section 9.12(d), the obligations of Guarantor under this Section 9.12 shall not be subject to any reduction, limitation, impairment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any Obligation. Without limiting the generality of the foregoing, the obligations of Guarantor under the guarantee contained in this Section 9.12 shall not be discharged or impaired or otherwise affected by, (i) the failure of any holder of a Share or Preferred Share or any Indemnified Person to assert any claim or demand or to enforce any right or remedy under this Section 9.12; (ii) any default, failure or delay, willful or otherwise, in the payment of all or any part of any Obligation; or (iii) any other act or omission or delay to do any other act which might in any manner or to the extent vary the risk of Guarantor or which would otherwise operate as a discharge of a guarantor as a matter of law, and Guarantor hereby waives (x) all presentments, demands for payment to Parent, notices of protest for non-payment, notices of default, any other notice, any proof of reliance by any holder of a Share or Preferred Share or any Indemnified Person upon the guarantee contained in this Section 9.12 or acceptance of the guarantee contained herein and all other formalities; (y) any rights to set-off, recoupments, claims, or counterclaims; and (z) any right to revoke or terminate this guarantee.
      (c) In furtherance of the foregoing and not in limitation of any other right which any holder of a Share or Preferred Share or any Indemnified Person may have at law or in equity against Guarantor by virtue of the guarantee contained in this Section 9.12, upon failure of Parent to make any payment pursuant to any Obligations, when and as the same shall become due whether at Closing, under any provision contained in this Agreement or transactions contemplated hereby or otherwise, Guarantor shall pay such Obligation.
      (d) Notwithstanding anything to the contrary set forth in this Section 9.12, Guarantor shall have the right to assert as a defense to any of its obligations hereunder any defense or exercise of rights that would be available to it had it entered into the Obligations directly in the place of Parent.
      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SQUARE D COMPANY

By:	/s/ David D. Petratis

Name: David D. Petratis

Title:	President & CEO

SCHNEIDER ELECTRIC SA

By:	/s/ Pierre Bouchut

Name: Pierre Bouchut

Title:	CFO

HERA ACQUISITION CORP.

By:	/s/ Amelia A. Huntington

Name: Amelia A. Huntington

Title:	President

JUNO LIGHTING, INC.

By:	/s/ George J. Bilek

Name: George J. Bilek

Title:	Executive VP & CFO, Secretary & Treasurer
[Signature Page to Agreement and Plan of Merger]

Wachovia Capital Markets, LLC
301 South College Street
Charlotte, NC 28288-8905

June 29, 2005	Wachovia Securities
APPENDIX B
Board of Directors
Juno Lighting, Inc.
1300 S. Wolf Road
Des Plaines, IL 60017
Gentlemen:
      You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to the holders of each issued and outstanding share of common stock, par value $0.001 per share (the “Common Shares”) of Juno Lighting, Inc. (the “Company”), of the Merger Consideration to be paid by Square D Company (“Parent”) in respect of the Common Shares pursuant to the Agreement and Plan of Merger dated as of June 29, 2005 among Parent, Schneider Electric SA (“Guarantor”), Merger Sub and the Company (the “Agreement”). Capitalized terms not defined in this letter shall have the meanings ascribed to them in the Agreement, unless the context clearly requires otherwise.
      The Agreement provides for the acquisition of the Company by Parent pursuant to the merger of Merger Sub with and into the Company. At the Effective Time, by virtue of the Merger, each of the Common Shares issued and outstanding immediately prior to the Effective Time (other than any Shares owned by Parent, Merger Sub or the Company and Dissenting Shares) shall be converted into the right to receive the Merger Consideration of $44.00 in cash (net of any applicable withholding tax).
      In arriving at our opinion, we have, among other things:

•	Reviewed the Agreement, including the financial terms of the Agreement.

•	Reviewed certain publicly available business, financial and other information regarding the Company.

•	Reviewed certain business, financial and other information regarding the Company and its prospects that was furnished to us by management of the Company, and have discussed with management of the Company this information as well as the business, past and current operations, financial condition and future prospects of the Company, including internal financial forecasts of the Company prepared by the management of the Company, and the risks and uncertainties of the Company continuing to pursue an independent strategy.

•	Reviewed the current and historical market prices and trading activity of the Common Stock.

•	Compared certain business, financial and other information regarding the Company with similar information regarding certain other publicly traded companies that we deemed to be relevant.

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed to be relevant.

•	Developed discounted cash flow models of the Company based upon projections developed by management of the Company.

•	Participated in discussions and negotiations among representatives of the Company, Guarantor, Parent, and their respective financial and legal advisors.

•	Analyzed the premiums paid for certain other business combinations and transactions that we deemed to be relevant.

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that we deemed to be relevant.
In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information we have obtained and reviewed for the purpose of our opinion, and we have not assumed any responsibility for any independent verification of such information. We have relied upon assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information about the Company inaccurate or misleading. With respect to the Company’s financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management as to the expected future financial performance of the Company. We have discussed such forecasts and estimates, as well as the assumptions upon which they are based, with management of the Company, but we assume no responsibility for and express no view as to the Company’s financial forecasts or the assumptions upon which they are based. In arriving at our opinion, we have not conducted any physical inspection of the facilities of the Company and have not made or been provided with any evaluations or appraisals of the assets or liabilities of the Company. Our investigation in connection with rendering this opinion is limited to whether the Merger Consideration to be received by the holders of the Common Shares in the Merger is fair to such holders, from a financial point of view. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company and the transactions contemplated in the Agreement.
      In rendering our opinion, we have assumed that the transactions contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents or approvals, no restrictions will be imposed that will have a material adverse effect on such transactions or other actions contemplated by the Agreement. Our opinion is necessarily based on economic, market, financial and other conditions as they exist on and can be evaluated as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the transactions contemplated by the Agreement compared with other business strategies (including other acquisition proposals the Board has received) that have been considered by the Company’s management or Board of Directors. We have not considered for the purposes of our opinion the prices at which the Common Stock will trade following the announcement of the Merger.
      Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render financial advisory services, including the rendering of this opinion, to the Board of Directors of the Company in connection with the transactions contemplated by the Agreement and will receive a fee for rendering this opinion and an additional fee for such services, a significant portion of which is contingent upon the consummation of the transactions contemplated by the Agreement. In addition, the Company has agreed to reimburse Wachovia Securities’ expenses and indemnify us against certain liabilities that may arise out of this engagement. Wachovia Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business for which we receive customary fees. In the past, we have provided certain banking services to the Company for which we have been paid fees. Currently, we have approximately $13 million in debt outstanding and credit exposure to the Company and its subsidiaries. In addition, we served as sole lead arranger, sole book runner and administrative agent on the Company’s dividend recapitalization transaction in May 2004. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities (including derivative securities) of the Company or Guarantor for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.
      It is understood that this opinion is directed for the information and use of the Board of Directors of the Company in connection with its consideration of the transactions contemplated in the Agreement. Our opinion does not address the merits of the underlying decision by the Company to enter into the Agreement and does not and shall not constitute a recommendation to any holder of the Common Shares as to how such holder should vote in connection with the transactions contemplated in the Agreement. Our opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that it may be reprinted in full in any filings with the Securities and Exchange Commission and in any proxy statement or information statement mailed or provided to holders of the Common Shares and shareholders of Guarantor in connection with the Merger.
      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and other factors we deem to be relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Common Shares in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ WACHOVIA CAPITAL MARKETS, LLC

WACHOVIA CAPITAL MARKETS, LLC

APPENDIX C
DELAWARE GENERAL CORPORATION LAW SECTION 262 —
APPRAISAL RIGHTS
§ 262. Appraisal rights
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D
STOCKHOLDERS VOTING AGREEMENT
      STOCKHOLDERS VOTING AGREEMENT, dated as of June 29, 2005 (this “Agreement”), by and among Square D Company, a Delaware corporation (“Parent”), and the stockholders of Juno Lighting, Inc. (the “Company”) identified as the signatories hereto (collectively, the “Principal Stockholders,” and each a “Principal Stockholder”).
      WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Hera Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Company, and solely for the purposes of Article IV and Section 9.12 therein, Schneider Electric SA are entering into an Agreement and Plan of Merger (the “Merger Agreement”) which provides, upon the terms and subject to the conditions set forth therein, for the merger of Merger Sub with and into the Company (the “Merger”);
      WHEREAS, Parent would not enter into the Merger Agreement unless each Principal Stockholder were to enter into this Agreement;
      WHEREAS, each Principal Stockholder is the record or Beneficial Owner of the number of Owned Shares (as defined herein) set forth opposite such Principal Stockholder’s name on Schedule I hereto;
      WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has, prior to the execution of this Agreement, duly and validly approved and adopted the Merger Agreement; and
      WHEREAS, as a stockholder of the Company, each Principal Stockholder will benefit from the Merger Agreement.
      NOW, THEREFORE, in consideration of Parent’s entry into the Merger Agreement, each Principal Stockholder agrees with each other and Parent as follows:
      1.     Certain Definitions. Capitalized terms not expressly defined in this Agreement will have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having voting power or investment power with respect to such securities (as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended), except for those shares of Company Securities which such Principal Stockholder has the right to acquire within 60 days.

(b) “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(c) “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company, consisting of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

(d) “Company Securities” means Company Common Stock and Company Preferred Stock.

(e) “Transaction” means the Merger Agreement and the consummation of the transactions contemplated thereby.
      2.     Representations And Warranties Of Principal Stockholders. Each Principal Stockholder represents and warrants to Parent as follows:

(a) Such Principal Stockholder Beneficially Owns the number of shares of Company Securities set forth on Schedule I attached hereto (the “Owned Shares”), free from any lien, encumbrance, proxy, voting trust, voting agreement, voting restriction, understanding, right of first refusal, limitation on disposition, adverse claim of ownership, or restriction whatsoever and with full and sole power to vote the Owned Shares without the consent or approval of any other Person;

(b) Except for the Owned Shares set forth on Schedule I, such Principal Stockholder does not Beneficially Own any other Company Securities or hold any securities convertible into or exchangeable for Company Securities;

(c) Except as set forth on Schedule I hereto, such Principal Stockholder is the record holder of the Owned Shares;

(d) This Agreement has been duly executed by such Principal Stockholder and constitutes the valid and legally binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, except to the extent that (x) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and (y) the availability of equitable remedies may be limited by equitable principles of general applicability;

(e) The execution, delivery and performance of this Agreement by such Principal Stockholder and the proxy contained herein do not violate or breach, and will not give rise to any violation or breach of, such Principal Stockholder’s certificate of formation or limited liability company agreement or other organizational documents, or any law, contract, instrument, arrangement or agreement by which such Principal Stockholder is bound;

(f) The execution, delivery and performance of this Agreement and the proxy contained herein do not, and performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (other than any necessary filing under the Exchange Act);

(g) The execution, delivery and performance of this Agreement by such Principal Stockholder and the other signatories hereto and the proxy contained herein do not create or give rise to any right in such Principal Stockholder or, to such Principal Stockholder’s knowledge, in any other signatory hereto or any other Person, with respect to the Owned Shares or any other security of the Company (including, without limitation, voting rights and rights to purchase or sell any shares of Company Securities or other securities of the Company) pursuant to any stockholders’ agreement or similar agreement or commitment, other than any such right as is duly and validly waived pursuant to Section 8 of this Agreement; and

(h) Such Principal Stockholder has received a copy of the Merger Agreement.
For all purposes of this Agreement, Owned Shares shall include any shares of capital stock of the Company as to which Beneficial Ownership is acquired by a Principal Stockholder after the execution hereof.
      3.     Covenant To Vote.
      (a) Each Principal Stockholder irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with Section 15 hereof:

(i) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Securities, however called to vote upon the Merger Agreement, the Merger and any other transactions contemplated by the Merger Agreement, or in any other circumstances upon which a vote or other approval with respect to the Merger Agreement, the Merger and any other transactions contemplated thereby is sought, such Principal Stockholder shall vote all of such Principal Stockholder’s Owned Shares in favor of the Merger Agreement, the Merger and any other transactions contemplated by the Merger Agreement, as applicable, and shall vote all such Principal Stockholder’s Owned Shares in favor of any other actions presented to holders of Company Securities that are necessary or desirable in furtherance of the Merger Agreement, the Merger and all other transactions contemplated thereby;

(ii) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Securities, however called, or in connection with any written consent of the holders of Company Securities, such Principal Stockholder shall vote all such Principal Stockholder’s Owned Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Acquisition Proposal or (ii) any amendment of the Company’s Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any Company Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) in connection with any written consent of the holders of Company Securities, to vote upon, or deliver a written consent with respect to, the Merger Agreement, the Merger and any other transactions contemplated by the Merger Agreement, such Principal Stockholder shall not vote any of such Principal Stockholder’s Owned Shares against the Merger Agreement, the Merger and any other transactions contemplated by the Merger Agreement, as applicable; provided, that this clause (iii) shall not require such Principal Stockholder to vote any of such Principal Stockholder’s Owned Shares in favor of the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement in connection with any written consent.
      (b) For purposes of clarity, each Principal Stockholder acknowledges that the covenants set forth in Section 3(a) apply even if the Board of Directors of the Company withdraws, modifies or qualifies in a manner adverse to Parent its recommendation regarding the Merger Agreement or the Transaction.
      4.     Irrevocable Proxy. Each Principal Stockholder hereby appoints Parent and any designee of Parent (the “Proxy Holders”), each of them individually, as such Principal Stockholder’s proxy and attorney-in-fact pursuant to the provisions of Section 212 of the Delaware General Corporation Law, as amended, with full power of substitution and resubstitution, to vote and act on such Principal Stockholder’s behalf and in such Principal Stockholder’s name, place and stead with respect to such Principal Stockholder’s Owned Shares, at any annual, special or other meeting of the holders of Company Securities, and at any adjournment or postponement of any such meeting, held during the term of this Agreement, and to act by written consent with respect to each such Principal Stockholder’s Owned Shares, at all times during the term of this Agreement with respect to the matters (the “Specified Matters”) referred to in, and in accordance with, Section 3(a) hereof; provided, that the Proxy Holders may not act by written consent to approve the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement. Each Principal Stockholder affirms that this proxy is coupled with an interest and shall be irrevocable, subject to termination pursuant to Section 15. Each Principal Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any and all previous proxies granted with respect to such Principal Stockholder’s Owned Shares. Each Principal Stockholder covenants and agrees not to grant any subsequent proxy with respect to such Principal Stockholder’s Owned Shares, and further covenants and agrees that any such proxy, if granted, shall not be valid or effective. Each Principal Stockholder shall be permitted to vote such Principal Stockholder’s Owned Shares in connection with any of the Specified Matters provided that such vote is in compliance with Section 3(a) hereof, and in the case of a vote at a meeting is submitted at least three Business Days prior to such meeting, and in any such circumstance in which such Principal Stockholder’s vote complies with Section 3(a) hereof and the foregoing submission and delivery requirements, the Proxy Holders will not use the proxy granted pursuant to this Section 4 unless such Principal Stockholder’s vote is subsequently withdrawn.
      5.     Limitations on Transfer and Conversion. Each Principal Stockholder agrees that such Principal Stockholder will not, without the prior written consent of Parent, (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares or any securities convertible into or exchangeable for Company Common Stock, (b) take any action that would prohibit, prevent or preclude such Principal Stockholder from performing its obligations under this Agreement, including, without limitation, the granting of a power of attorney with respect to the Owned Shares, depositing the Owned Shares in a voting trust or entering into any other stockholder voting agreements with respect to the Owned Shares; provided, that notwithstanding the foregoing, each Principal stockholder may (i) convert any shares of Company Preferred Stock into shares of Company Common Stock and (ii) enter into hedging transactions to the extent that such transactions would not be inconsistent with its obligations under clause (b) above. Each Principal Stockholder further agrees that this Agreement and each Principal Stockholder’s obligations hereunder shall attach to such Principal Stockholder’s Owned Shares and shall be binding upon any Person to which legal or beneficial ownership of such Owned Shares may pass, whether by operation of law or otherwise, including without limitation such Principal Stockholder’s heirs, guardians, administrators or successors. Each Principal Stockholder further covenants and agrees not to request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Principal Stockholder’s Owned Shares, unless such transfer is made in compliance with this Agreement and acknowledges that Parent and the Company may notify the Company’s transfer agent of the terms hereof. Each Principal Stockholder agrees, if requested by Parent, that such Principal Stockholder shall tender its Owned Shares for the inscription of a legend consistent with this Agreement.
      6.     Non-Solicitation. From and after the date of this Agreement until the termination hereof and except as permitted by the following provisions, each Principal Stockholder agrees that such Principal Stockholder shall not, and such Principal Stockholder shall use its reasonable best efforts to cause its respective officers, directors, employees, financial advisors, attorneys, accountants, representatives and agents (other than any of the foregoing who serve as directors of the Company) not to (i) solicit, initiate, knowingly encourage or knowingly facilitate the making of an Acquisition Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, (iii) other than informing Persons of the existence of the provisions contained in this Section 6, participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to the Merger Agreement) any non-public information in connection with any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, or (iv) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Acquisition Proposal. From and after the date of this Agreement, each Principal Stockholder shall promptly (but in any event within two Business Days) advise Parent of the receipt of any inquiries, requests, proposals or offers relating to an Acquisition Proposal, or any request for nonpublic information relating to the Company or any Company Subsidiary that would reasonably be expected to lead to an Acquisition Proposal.
      7.     Appraisal Rights. Each Principal Stockholder hereby irrevocably waives, with respect to such Principal Stockholder’s Owned Shares, any rights of appraisal in connection with the Transaction.
      8.     Consent to this Agreement. Each Principal Stockholder hereby consents, for purposes of any stockholders’ agreement or other agreement or commitment among the stockholders of the Company, to the execution, delivery and performance of this Agreement by each other Principal Stockholder (and waives any rights such Principal Stockholder would otherwise have pursuant to any such stockholders’ agreement or other agreement or commitment by virtue of the execution, delivery or performance of this Agreement). Each Principal Stockholder further consents and authorizes Parent and the Company to publish and disclose in the proxy statement filed with the Securities and Exchange Commission in connection therewith its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.
      9.     Cooperation as to Regulatory Matters. If so requested by the Company, promptly after the date hereof, each Principal Stockholder will use its reasonable best efforts to make, or to cooperate in the making by the Company of, all filings which are required under the HSR Act and applicable requirements under antitrust and other merger control laws of jurisdictions outside the United States of America and to seek all regulatory approvals required in connection with the transactions contemplated by the Merger Agreement. Each Principal Stockholder shall also (i) supply Parent and the Company with copies of all correspondence and (ii) inform Parent and the Company of all communications between such Principal

Stockholder and its representatives and the Federal Trade Commission, the Department of Justice and any other Governmental Entity and members of their respective staffs with respect to this Agreement and the transactions contemplated hereby.
      10.     Specific Performance. Each Principal Stockholder agrees that irreparable damage to Parent would occur in the event that any of the provisions of this Agreement were not performed by such Principal Stockholder in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by each Principal Stockholder and to enforce specifically the terms and provisions hereof exclusively in any federal or state court located in the State of Delaware, this being in addition to any other remedy to which it is entitled at law or in equity, and that each Principal Stockholder waives the posting of any bond or security in connection with any proceeding related thereto. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.
      11.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart hereof has been executed and delivered by each party hereto (which delivery may be by facsimile).
      12.     Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent.
      13.     No Waiver. The failure of Parent to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any Principal Stockholder hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by Parent of its right to exercise any such or other right, power or remedy or to demand such compliance.
      14.     Stockholder Capacity. Each Principal Stockholder is executing this Agreement solely in its capacity as Beneficial Owner of the Owned Shares and not in its fiduciary capacity as a director or officer of the Company. Nothing herein shall prohibit, prevent or preclude such Principal Stockholder, or any employee, partner, officer, manager, agent or representative of such Principal Stockholder, from taking or not taking any action in his capacity as an officer or director of the Company.
      15.     Termination. This Agreement shall terminate upon the earlier to occur of (a) the Closing Date and (b) the date of termination of the Merger Agreement in accordance with its terms. Nothing in this Section 15 shall relieve or otherwise limit the liability of any party for any intentional or willful breach of this Agreement before such termination.
      16.     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
      17.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Parent. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
      18.     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Principal Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Parent.
      19.     Entire Agreement. This Agreement (together with the Merger Agreement and the other agreements and documents expressly contemplated hereby and thereby) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.
      20.     Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.
[Signature page follows]

      IN WITNESS WHEREOF, each Principal Stockholder and Parent have duly executed this Stockholders Voting Agreement as of the date first above written.

SQUARE D COMPANY

By:	/s/ David D. Petratis

Name: David D. Petratis

Title:	President & CEO

PRINCIPAL STOCKHOLDERS:

FREMONT INVESTORS I, L.L.C.

By:	FREMONT PARTNERS, L.P.,

its Managing Member

By:	FP ADVISORS, L.L.C.,

its General Partner

By:	FREMONT GROUP, L.L.C.,

its Managing Member

By:	FREMONT INVESTORS, INC.,

its Manager

By:	/s/ Kevin Baker

Name: Kevin Baker

Title:	Principal
[Signature Page to Stockholders Voting Agreement]

FREMONT INVESTORS I CS, L.L.C.

By:	FREMONT PARTNERS, L.P.,

its Managing Member

By:	FP ADVISORS, L.L.C.,

its General Partner

By:	FREMONT GROUP, L.L.C.,

its Managing Member

By:	FREMONT INVESTORS, INC.,

its Manager

By:	/s/ Kevin Baker

Name: Kevin Baker

Title:	Principal

FREMONT PARTNERS, L.L.C.

By:	FREMONT GROUP, L.L.C.,

its Managing Member

By:	FREMONT INVESTORS, INC.,

its Manager

By:	/s/ Kevin Baker

Name: Kevin Baker

Title:	Principal
[Signature Page to Stockholders Voting Agreement]

Schedule I

Stockholder	Owned Shares

FREMONT INVESTORS I, L.L.C.	1,051,590 shares of Series A Preferred Stock owned of record
FREMONT PARTNERS I CS, L.L.C.	597,866 shares of Company Common Stock owned of record
FREMONT PARTNERS, L.L.C.	380 shares of Series A Preferred Stock owned of record
TOTAL	597,866 shares of Company Common Stock owned of record
1,051,970 shares of Series A Preferred Stock owned of record

DETACH HERE	ZJLP32
JUNO LIGHTING, INC.
Proxy Solicited on Behalf of the Board of Directors
For Special Meeting of Stockholders — August 23, 2005
     By signing on the reverse side, the undersigned hereby appoints T. Tracy Bilbrough and George J. Bilek, and each of them,as proxies, with full power of substitution, to vote all shares of capital stock of Juno Lighting, Inc. (the “Company”) which the undersigned is entitled to vote as indicated upon the matters on the reverse side at the Special Meeting of Stockholders of the Company to be held on Tuesday, August 23, 2005 at 9:00 a.m., local time, at our executive offices located at 1300 South Wolf Road, Des Plaines, Illinois 60018 and at any adjournments thereof. You can revoke your proxy at any time before it is voted at the Special Meeting by: (i) submitting another properly completed proxy bearing a later date; (ii) giving written notice of revocation to the Secretary of Juno Lighting, Inc.; or (iii) voting in person at the Special Meeting. If the undersigned holds any of the shares of common stock or preferred stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.
     The undersigned acknowledges receipt from Juno Lighting, Inc. prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and a proxy statement dated July 29, 2005.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

JUNO LIGHTING, INC.
C/O COMPUTERSHARE
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE	ZJLP31

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1.	FOR	AGAINST	ABSTAIN
1. Adoption of the Agreement and Plan of Merger, dated as of June 29, 2005, by and among Square D Company, Hera Acquisition Corp., Schneider Electric SA and Juno Lighting, Inc., as more fully described in the accompanying proxy statement.
	☐	☐	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Mark box at right if you plan to attend the Special Meeting.	☐

Mark box at right if an address change has been noted on the reverse side of this card.	☐

Please sign this proxy exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee, guardian, or other fiduciary please give full title as such. If a corporation, please sign in corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date: